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As filed with the Securities and Exchange Commission on October 4, 2004

Registration No. 333-115589

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Number)	52-2337274 (IRS Employer Identification No.)
1015 31st Street N.W. Washington, D.C. 20007 Tel: (202) 295-4200 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Dave Schaeffer
Chief Executive Officer
Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007
Tel: (202) 295-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David M. McPherson, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, D.C. 20004 (202) 637-2200	James J. Junewicz, Esq. Mayer, Brown, Rowe & Maw LLP 190 South LaSalle St., 3900 Chicago, IL 60603 (312) 701-7032

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(a)(b)	Amount of Registration Fee

Common stock, $0.001 par value	$57,500,000	$7,286(c)

(a)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
(b)
Including shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(c)
An amount in excess of the required registration fee indicated above was previously paid by the registrant in connection with the original filing of, and first amendment to, this Registration Statement on May 18, 2004 and July 1, 2004, respectively.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This registration statement contains two front and back cover pages for the prospectus, the first of which will be used in connection with the underwritten public offering of up to            shares of common stock pursuant to this registration statement, and the second of which will be used in connection with the offering by the registrant directly to certain of its existing stockholders of up to            shares of common stock pursuant to this registration statement. After this registration statement becomes effective, all prospectuses distributed to the public will bear the first forms of front and back cover pages, and the prospectus distributed to such existing stockholders will bear the second forms of front and back cover pages.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
(Subject to Completion, dated                         , 2004)

                  Shares of Common Stock

Cogent Communications Group, Inc.

        We are offering                  shares of our common stock to the public.

        Immediately prior to this offering, we will implement a 1-for-20 reverse stock split and all of our outstanding shares of preferred stock will be converted into shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol "COI." The last reported sale price of our common stock on October 1, 2004 was $0.32 per share.

        We have granted the underwriters the right to purchase up to an additional                shares to cover over-allotments.

        Concurrently with the offering to the public, we also are offering, at the public offering price, an aggregate of            shares of our common stock to certain of our existing stockholders. We refer to these entities as the participating stockholders. These entities have indicated an interest in purchasing an aggregate of            shares of our common stock. The consummation of the offering to the public will be conditioned on the consummation of the offering to the participating stockholders. In this prospectus, we refer to the offering to the public and to the participating stockholders together as "this offering." The shares to be offered to the participating stockholders represent approximately 20% of the total number of shares in this offering (assuming no exercise of the underwriters' over-allotment option).

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

	Per Share	Total
Price to the public	$	$
Underwriting discounts
Proceeds to us (before expenses)

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on            , 2004.

Jefferies & Company, Inc.
CIBC World Markets	Friedman Billings Ramsey

The date of this prospectus is             , 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
(Subject to Completion, dated                         , 2004)

                  Shares of Common Stock

Cogent Communications Group, Inc.

        We are offering            shares of our common stock to certain of our existing stockholders. We refer to these entities as the participating stockholders.

        Immediately prior to this offering, we will implement a 1-for-20 reverse stock split and all of our outstanding shares of preferred stock will be converted into shares of our common stock. Our common stock is traded on the American Stock Exchange under the symbol "COI." The last reported sale price of our common stock on October 1, 2004 was $0.32 per share.

        Concurrently with the offering to the participating stockholders, we are also offering, at the price to the participating stockholders,             shares of common stock to the public through underwriters. The consummation of the offering to the participating stockholders will be conditioned on the consummation of the offering to the public. In this prospectus, we refer to the offering to the participating stockholders and to the public together as "this offering."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

	Per Share	Total
Price to the participating stockholders	$	$
Proceeds to us (before expenses)

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We expect to deliver the shares to the participating stockholders on            , 2004.

The date of this prospectus is             , 2004

cogent
COMMUNICATIONS
Optical Internet
Network Map
Cogent Backbone (80 Gbps in U.S.; 40 Gbps in Europe)
Diverse Wavelength
Network Access PoP Connection to Backbone
Cogent IP Point of Presence
Cogent Colocation Center
Seattle
Sacramento
San Francisco
Santa Clara
Los Angeles
San Diego
Denver
Kansas City
Dallas
Houston
Milwaukee
Chicago
Detroit
Columbus
Toronto
Pittsburgh
New York
Boston
Philadelphia
Washington
Atlanta
Orlando
Tampa
Miami
London
Amsterdam
Hamburg
Berlin
Düsseldorf
Frankfurt
Paris
Strasbourg
Munich
Vienna
Geneva
Lyon
Bordeaux
Nice
Barcelona
Madrid
Lisbon

        You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the date of delivery of this prospectus or of any sale of our common stock.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

        THIS PROSPECTUS MAY ONLY BE COMMUNICATED OR CAUSED TO BE COMMUNICATED IN THE UNITED KINGDOM TO PERSONS AUTHORISED TO CARRY ON A REGULATED ACTIVITY ("AUTHORISED PERSONS") UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 ("FSMA") OR TO PERSONS OTHERWISE HAVING PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFYING AS INVESTMENT PROFESSIONALS UNDER ARTICLE 19 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001, AS AMENDED OR TO PERSONS QUALIFYING AS HIGH NET WORTH PERSONS UNDER ARTICLE 49 OF THAT ORDER OR TO ANY OTHER PERSON TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR CAUSED TO BE COMMUNICATED.

        NO PROSPECTUS RELATING TO THE INTERESTS HAS BEEN REGISTERED IN THE UNITED KINGDOM AND ACCORDINGLY, THE INTERESTS MAY NOT BE, AND ARE NOT BEING, OFFERED IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESS OR EXCEPT IN CIRCUMSTANCES WHICH WOULD NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995, AS AMENDED.

        NEITHER THIS PROSPECTUS NOR THE COMMON STOCK REFERRED TO ARE OR WILL BE AVAILABLE TO OTHER CATEGORIES OF PERSONS IN THE UNITED KINGDOM AND NO ONE FALLING OUTSIDE SUCH CATEGORIES IS ENTITLED TO RELY ON, AND THEY MUST NOT ACT ON, ANY INFORMATION IN THIS PROSPECTUS. THE COMMUNICATION OF THIS PROSPECTUS TO ANY PERSON IN THE UNITED KINGDOM OTHER THAN THE CATEGORIES STATED ABOVE IS UNAUTHORIZED AND MAY CONTRAVENE FSMA.

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the risk factors and financial statements and related notes included in this prospectus. All references to "we," "us," "our" or "Cogent" refer to Cogent Communications Group, Inc. and its consolidated subsidiaries.

Overview

        We are a leading facilities-based provider of low-cost, high-speed Internet access and Internet Protocol connectivity. Our network has been designed and optimized to transmit data using Internet Protocol, which provides us with significant cost and performance advantages over legacy networks. We deliver our services to more than 5,000 small and medium-sized businesses, communications service providers and other bandwidth-intensive organizations in North America and Europe. Our primary service is providing Internet access at a speed of 100 Megabits per second, much faster than typical Internet access currently offered to businesses, and is delivered through our own facilities running all the way to our customers' premises.

        Our network is comprised of in-building riser facilities, metropolitan optical fiber networks, metropolitan traffic aggregation points and intercity transport facilities. The network is physically connected entirely through our facilities to over 950 buildings in which we provide our on-net services, including over 800 multi-tenant office buildings. We also provide on-net services in carrier-neutral colocation facilities, data centers and single-tenant office buildings. Because of our network architecture, we are not dependent on local telephone companies to serve our on-net customers. In addition to providing our on-net services, we also provide Internet connectivity to customers that are not located in buildings directly connected to our network. We serve these off-net customers using other carriers' facilities to provide the "last mile" portion of the link from our customers' premises to our network. We emphasize the sale of on-net services because sales of these services generate higher gross profit margins. For the six months ended June 30, 2003, 53.1% of our net service revenue was generated from on-net customers compared to 65.6% in the same period in 2004. For the six months ended June 30, 2003, 26.1% and 20.8% of our net service revenue was generated from off-net customers and non-core customers, respectively, compared to 22.3% and 12.1% in the same period in 2004.

        We have created our network by purchasing dark fiber from carriers with large unused capacity, by constructing facilities and by acquiring financially distressed companies or their assets at a significant discount to their original cost. Our intercity network consists of more than 21,000 fiber route miles and operates at between 40 and 80 Gigabits per second. Our metropolitan area networks in 25 markets in North America and Europe consist of over 8,000 fiber miles and over 150 operational rings with each ring configured to operate at between 12 and 80 Gigabits per second. Our in-building networks consist of one or more racks of equipment installed in each building with in-building riser connectivity ranging from 12 to 288 strands of fiber. Our network was constructed with dark fiber facilities that we control and have activated. Our fiber facilities are primarily obtained through long-term indefeasible rights of use, or IRUs.

        Our network allows us to respond to the growing demand for low-cost, high-speed Internet connectivity. On average, we currently serve approximately 4% of the tenants in each of our multi-tenant on-net buildings. We believe these buildings have an average of 45 tenants. In addition, we currently serve less than 1% of the approximately 172,000 small and medium-sized businesses in the geographic regions in which we offer our off-net services. We also operate 29 data centers comprising over 300,000 square feet throughout North America and Europe that allow customers to colocate their equipment and access our network. We intend to continue to expand our addressable market by selectively adding buildings to our network.

        We have grown our gross profit from a negative $17.0 million for the year ended December 31, 2001 to $12.4 million for the year ended December 31, 2003 and from $6.8 million for the six months ended June 30, 2003 to $12.3 million for the six months ended June 30, 2004. Our gross profit margin has expanded from 21% in 2003 to 30% for the six months ended June 30, 2004. However, since we initiated operations in 2000, we have generated increasing operating losses, had negative cash flows and as of June 30, 2004 had an accumulated deficit of $100.4 million.

Competitive Advantages

        We believe we address many of the Internet Protocol, or IP, data communications needs of small and medium-sized businesses, communications service providers and other bandwidth-intensive organizations by offering them high-quality Internet service at attractive prices.

        Low Cost of Operation.    We have built our network on a facilities-based platform, which we believe gives us a cost advantage over our competitors who have constructed their networks to overlay legacy voice networks. We have designed our high-speed network to allow us to add customers with minimal incremental investment, giving us the flexibility to offer our high speed service at a competitive price. However, certain of our competitors operating legacy networks offer services at lower access speeds and lower prices than our on-net services.

        Independent Network.    Our high-speed on-net Internet access service does not rely on infrastructure controlled by local incumbent telephone companies. This gives us more control over our service, quality and pricing and allows us to provision services more quickly and efficiently.

        Reliable Service.    Over the last 33 months, our network has averaged 99.99% customer connection availability. We have achieved this in part because our on-net customers are connected to metropolitan network rings that permit service to be maintained even if a fiber cut occurs in the ring.

        High Quality.    We are able to offer high-quality Internet service due to our network, which was designed solely to transmit IP data, and dedicated intracity bandwidth for each customer. Because our network was designed specifically to support our Internet service offerings, it does not support legacy services such as circuit-switched voice or frame relay.

        Experienced Management Team.    Our management team has designed and built our network, integrated the network assets, customers and service offerings we acquired through eight major and three minor acquisitions and has guided us through the recent telecommunications industry downturn.

Our Strategy

        We intend to become the leading provider of high-capacity IP data services to customers in the markets we serve and to increase our profitability and cash flow. The principal elements of our strategy include:

        Focus on Providing Low-Cost, High-Speed Internet Access and IP Connectivity.    We intend to further leverage our high-capacity network to respond to the growing demand among businesses for high-speed Internet service.

        Pursuing On-Net Customer Growth.    We estimate that we now serve only 4% of the tenants in our on-net buildings and intend to increase usage of our network and operational infrastructure by adding customers in our existing on-net buildings as well as adding buildings to our network, particularly in Europe.

        Selectively Expanding Our Service Offerings.    We will continue to evaluate opportunities to offer complementary application services on our network, such as voice-over-Internet Protocol, or VoIP, remote storage, Internet Protocol virtual private networks, or IP VPNs, and secure networks. In certain instances, the development and deployment of new technologies may be dependent on the successful implementation of network upgrades. The success of new service offerings also may be dependent on customer acceptance.

        Selectively Pursuing Acquisition Opportunities.    We will continue to evaluate opportunities to acquire network assets and customers through selective acquisitions.

The Reverse Stock Split and Equity Conversion

        Immediately prior to this offering, we will implement a 1-for-20 reverse stock split under which the outstanding 16,145,918 shares of our common stock will be combined into 807,296 shares of our common stock, which we refer to as the Reverse Stock Split, and an equity conversion under which the outstanding shares of our preferred stock will be converted into 25,879,114 shares of our common stock on a post-Reverse Stock Split basis, which we refer to as the Equity Conversion. As a result of the Reverse Stock Split and Equity Conversion and without regard to the shares to be issued in this offering, we will have 26,686,410 shares of common stock outstanding and no shares of preferred stock outstanding immediately prior to the offering.

Company Information

        We were incorporated in Delaware in August 1999. In February 2002, in connection with our merger with Allied Riser Communications Corporation, shares of our common stock started public trading on the American Stock Exchange and we became subject to, and commenced reporting under, the Securities and Exchange Act of 1934. Our principal executive offices are located at 1015 31st Street N.W., Washington, D.C. 20007. Our telephone number is (202) 295-4200 and our web site address is www.cogentco.com. The information contained, referenced or incorporated in our web site is not a part of this prospectus.

Industry Data

        Information contained in this prospectus about our position in our industry is based on market studies published by two independent third parties. These studies indicate that we are among the top three providers in our industry based upon network capacity, IP address control and the number of peering arrangements held. While we believe that they are reliable, we have not independently verified the industry data provided by these third party sources.

The Offering

Common stock offered by us to the public	shares
Common stock offered by us to the participating stockholders	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We intend to use the proceeds that we receive from this offering to repay $7.0 million of our aggregate of $17.0 million of indebtedness to Cisco, to fund the expansion of our sales and marketing efforts, to fund the increase in the number of on-net buildings we serve and for general corporate purposes, which may include potential acquisitions of complementary businesses. See "Use of Proceeds."
American Stock Exchange symbol	"COI"

        The number of shares of our common stock that will be outstanding after this offering reflects our Reverse Stock Split, is based on shares outstanding as of September 15, 2004 and includes:

  •
  807,296 shares of our common stock outstanding;

  •
  25,879,114 shares of our common stock issuable as a result of the Equity Conversion; and

  •
  shares of our common stock to be issued in this offering.

        The number of shares of our common stock that will be outstanding after this offering excludes:

  •
  5,189 shares of our common stock issuable upon exercise of outstanding common stock warrants;

  •
  1,066 shares of our common stock issuable upon conversion of our 7 1/2% Convertible Subordinated Notes Due 2007;

  •
  6,080 shares of our common stock issuable upon the exercise of outstanding stock options issued by us under our stock-based employee compensation plans; and

  •
  1,345,192 additional shares of our common stock reserved for future grants under our stock-based employee compensation plans, approximately 1.0 million shares of which have been granted to employees in September 2004.

        Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  the underwriters do not exercise their over-allotment option to purchase up to                 additional shares;

  •
  the Reverse Stock Split and Equity Conversion; and

  •
  an offering price for our common stock in this offering of          per share, which price assumes the completion of the Reverse Stock Split and the Equity Conversion.

Risk Factors

        You should carefully read and consider the information set forth in "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

Summary Consolidated Financial and Other Data

        The following summary historical and pro forma financial information should be read in conjunction with "Selected Consolidated Financial and Other Data," "Unaudited Condensed Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and other related notes included elsewhere in this prospectus. The period-to-period comparability of our historical results is materially affected by several significant acquisitions. These acquisitions and their effect on our business are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions."

        The pro forma statement of operations data and other financial data presented below give effect to the acquisition of Firstmark Communications Participations S.à r.l. as if it had occurred as of January 1, 2003. The Firstmark acquisition was consummated on January 5, 2004. Since the Firstmark results of operations for the period from January 1, 2004 through January 4, 2004 are not material, a pro forma statement of operations for the six months ended June 30, 2004 is not required to be presented.

				Pro Forma	Six Months Ended June 30,
	Year Ended December 31,
				Year Ended December 31, 2003
	2001	2002	2003		2003	2004
				(unaudited)	(unaudited)
	(in thousands, except operating data)
Statement of Operations Data:
Net service revenue	$3,018	$51,913	$59,422	$85,953	$29,751	$41,332
Operating expenses:
Cost of network operations	19,990	49,091	47,017	59,910	22,913	29,008
Amortization of deferred compensation — cost of network operations	307	233	1,307	1,307	108	425
Selling, general, and administrative	27,322	33,495	26,570	48,719	13,702	19,119
Amortization of deferred compensation — selling, general, and administrative	2,958	3,098	17,368	17,368	1,440	5,652
Asset impairment and loss	—	—	—	3,279	—	—
Gain on settlement of vendor litigation	—	(5,721)	—	—	—	—
Depreciation and amortization	13,535	33,990	48,387	55,835	23,038	28,285

Total operating expenses	64,112	114,186	140,649	186,418	61,201	82,489

Operating loss	(61,094)	(62,273)	(81,227)	(100,465)	(31,450)	(41,157)
Gains on debt extinguishment	—	—	240,234	345,517	24,802	—
Settlement of noteholder litigation	—	(3,468)	—	—	—	—
Interest income (expense) and other, net	(5,819)	(34,545)	(18,264)	(26,493)	(14,234)	(5,238)

(Loss) income before extraordinary item	(66,913)	(100,286)	140,743	218,559	(20,882)	(46,395)
Extraordinary gain — Allied Riser merger	—	8,443	—	—	—	—

Net (loss) income before cumulative effect of accounting change	(66,913)	(91,843)	140,743	218,559	(20,882)	(46,395)
Cumulative effect on prior years — SFAS 143	—	—	—	(289)	—	—

Net (loss) income	(66,913)	(91,843)	140,743	218,270	(20,882)	(46,395)
Beneficial conversion of preferred stock	(24,168)	—	(52,000)	(54,575)	—	(22,028)

Net (loss) income applicable to common stock	$(91,081)	$(91,843)	$88,743	$163,695	$(20,882)	$(68,423)

Other Financial Data:
Capital expenditures	$118,020	$75,214	$24,016		$18,297	$4,038
Net cash used in operating activities	(46,786)	(41,567)	(27,357)		(18,763)	(17,629)
Net cash (used in) provided by investing activities	(131,652)	(19,786)	(25,316)		(16,258)	26,480
Net cash provided by (used in) financing activities	161,862	51,694	20,562		1,398	(3,308)

	As of and for the Year Ended December 31,			As of and for the Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Operating Data:
Percent of revenue on-net	59.7%	31.9%	55.6%	53.1%	65.6%
Percent of revenue off-net	40.3%	40.7%	26.4%	26.1%	22.3%
Percent of revenue non-core	—	27.4%	18.0%	20.8%	12.1%
On-net customer connections	189	881	1,649	1,032	2,258
On-net buildings	127	511	813	719	926

	June 30, 2004
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments ($740, restricted)	$14,839	$54,589
Working capital (deficit)	(3,479)	36,271
Property and equipment, net	346,643	346,643
Total assets	383,310	423,060
Capital lease obligations	108,513	108,513
Long term notes payable (net of discount of $5,606)	22,427	15,080
Convertible preferred stock	114,672	—
Stockholders' equity	226,078	273,175

        The as adjusted balance sheet data presented above gives effect to the completion of this offering and the application of proceeds as set forth in "Use of Proceeds" as if this offering had occurred as of June 30, 2004.

RISK FACTORS

        Investing in our common stock involves risk. You should carefully consider the following risks as well as the other information contained in this prospectus, including our financial statements and the related notes, before investing in our common stock. The occurrence of any of the risks identified below could have a material adverse effect on our business, results of operations and financial condition and could cause sharp declines in the price of our common stock.

Risks Related to Our Business

If our operations do not produce positive cash flow to pay for our growth or meet our financing obligations, and we are unable to otherwise raise additional capital to meet these needs, our ability to implement our business plan will be materially and adversely affected.

        Until we can generate positive cash flow from our operations, we will continue to rely on our cash reserves and, potentially, additional equity and debt financings to meet our cash needs. Our future capital requirements likely will increase if we acquire or invest in additional businesses, assets, services or technologies and to implement our plans to grow our business. We may also face unforeseen capital requirements for new technology required to remain competitive and for unforeseen maintenance of our network and facilities. Given the recent condition of the financial markets, it has been very difficult to raise capital, especially for telecommunications companies. We cannot assure you that access to additional capital will become any easier in the future, nor can we assure you that any such financing will be available on terms that are acceptable to us or our stockholders. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

We need to increase the number of our customers in order to become profitable and cash-flow positive.

        In order to become profitable and cash flow positive, we need to keep the customers we have and continue to add new customers. We anticipate the need to add a large number of additional customers, however, the precise number of additional customers required to become profitable and cash flow positive is dependent on a number of factors, including the turnover of existing customers and the revenue mix among customers. We may not succeed in adding customers. This could happen if our sales and marketing plan is unsuccessful, we hire the wrong sales force to implement the sales and marketing plan, or we are unable to retain a high-quality sales force.

We have historically incurred operating losses and these losses may continue for the foreseeable future.

        Since we initiated operations in 2000, we have generated increasing operating losses and these losses may continue for the foreseeable future. In 2001, we had an operating loss of $61.1 million, in 2002 we had an operating loss of $62.3 million, in 2003 we had an operating loss of $81.2 million, and during the first six months of 2004, we had an operating loss of $41.2 million. As of June 30, 2004, we had an accumulated deficit of $100.4 million. Continued losses may prevent us from pursuing our strategies for growth or require us to seek unplanned additional capital and could cause us to be unable to meet our debt service obligations, capital expenditure requirements or working capital needs.

We are a relatively small company in an industry that is capital intensive, rapidly evolving and affected by economies of scale. If we fail to grow, we may not be able to successfully compete with larger, better-established companies.

        Because the communications industry is capital intensive, rapidly evolving and includes competitors with significant economies of scale, as a relatively small organization, we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. Our ability to sustain our current operations and to achieve the growth that we believe will be necessary for us to achieve profitability will depend on a number of factors, including our success in increasing the number of customers we serve, the expenses associated with the maintenance of our network and adding new on-net buildings to our network, regulatory changes, the levels of competition that we face, technological developments, merger and acquisition activity and condition of the North American and European economies and their ability to recover from the recent downturn.

We may not be able to efficiently manage our growth.

        We have grown our company through acquisitions of companies, assets and customers as well as implementation of our own network expansion and sales efforts. Our future largely depends on our ability to continue taking advantage of these types of opportunities as they arise. This continued expansion will place significant strains on our personnel, financial and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We may not be able to hire and retain sufficient numbers of qualified personnel, maintain the quality of our operations, control our costs, maintain compliance with all applicable regulations or expand our internal management, technical, information and accounting systems in order to support our desired growth. In addition, we must achieve the steps necessary to manage our growth in a timely manner, at reasonable costs and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition, results of operations, and ability to meet our obligations.

We may incur unexpected costs, customer and revenue erosion and may not realize the benefits we anticipate, from our recent acquisitions in Europe.

        We recently completed our acquisitions of Firstmark, the parent holding company of LambdaNet Communications France SAS, or LambdaNet France, and LambdaNet Communications Espana SA, or LambdaNet Spain, and have obtained the rights to dark fiber and other network assets that were once part of Carrier 1 International S.A. in Germany. Prior to these transactions, we had only minimal European operations. If we are not successful in developing our market presence in Europe, our operating results could be adversely affected. The assets that were part of Carrier 1 have not yet been fully integrated into our network. We may incur additional and unexpected costs in amounts we cannot predict and operating difficulties in fully integrating these European operations and assets with our strategies, technologies, information systems and services.

        LambdaNet France and LambdaNet Spain operated a combined telecommunications network and shared operations systems with a formerly affiliated entity, LambdaNet Germany. Because we did not acquire LambdaNet Germany, we are now in the process of separating the operations of LambdaNet Germany from the LambdaNet companies we acquired, which includes settling claims for intercompany receivables due to and from LambdaNet France and LambdaNet Spain. Our failure to efficiently accomplish this task would subject us to additional expenses.

        In addition, we expect to experience material erosion of revenue acquired with our European subsidiaries. This expectation is based in part on the indication from a number of customers of our French and Spanish operations that they will not continue to purchase our services after the expiration of their current contractual obligations. Our recent operating results reflect some of this anticipated revenue erosion as net service revenue attributable to Firstmark during the three months ended June 30, 2004 declined by $0.6 million, or 10.1% compared to the previous three months. We expect to experience further revenue erosion as certain Firstmark customers have indicated to us that they will not continue to purchase, or will reduce their purchases of, Firstmark's services after the expiration of their current contractual obligations. In 2003 revenue under contracts with these customers represented approximately euro 3.8 million of the total euro 23.5 million revenue of Firstmark.

We may experience delays and additional costs in completing the activation of our network in Germany.

        We are in the process of activating our German network and interconnecting it with our network in France. We are experiencing delays in completing activation of the full German network, due primarily to logistical issues with the finalization of various POP licenses. We may continue to experience delays and unanticipated costs as we begin to add customers to the German network for reasons we do not foresee because of our inexperience in operating and installing equipment and providing services in the German market.

We may not successfully make or integrate acquisitions or enter into strategic alliances.

        As part of our growth strategy, we intend to pursue selected acquisitions and strategic alliances. We have already completed eleven acquisitions, including nine in the last two years. We compete with other companies for these opportunities and we cannot assure you that we will be able to effect future acquisitions or strategic alliances on commercially reasonable terms or at all. Even if we enter into these transactions, we may experience:

  •
  delays in realizing the benefits we anticipate or we may not realize the benefits we anticipate;

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  difficulties or higher-than-anticipated costs associated with integrating any acquired companies, products or services into our existing business;

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  attrition of key personnel from acquired businesses;

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  unexpected costs or charges; or

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  unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

        In the past, our acquisitions have often included assets, service offerings and financial obligations that are not compatible with our core business strategy. We have expended management attention and other resources to the divestiture of assets, modification of products and systems as well as restructuring financial obligations of acquired operations. In most acquisitions, we have been successful in renegotiating long-term agreements that we have acquired relating to long distance and local transport of data and IP traffic. If we are unable to satisfactorily renegotiate such agreements in the future or with respect to future acquisitions, we may be exposed to large claims for payment for services and facilities we do not need.

        Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition and results of operations. Because we have purchased financially distressed companies or their assets, and may continue to do so in the future, we have not had, and may not have, the opportunity to perform extensive due diligence or obtain contractual protections and indemnifications that are customarily provided in corporate acquisitions. As a result, we may face unexpected contingent liabilities arising from these acquisitions. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

        Revenues generated by the customer contracts that we have acquired have accounted for a substantial portion of our historical growth in net service revenue. However, in connection with each of our acquisitions in which we have acquired customer contracts, some portion of these customers have elected not to continue purchasing services from us. Accordingly, historical operating results from the acquired businesses or assets have not been indicative of our combined results as we have experienced, and expect to continue to experience, material erosion of revenue from these sources. Our recent operating results are illustrative of this trend as net service revenue attributable to customer contracts acquired in the PSINet and FNSI transactions declined by $6.2 million, or 116.2% during the six months ended June 30, 2004 compared to the previous six-month period.

Our substantial debt may adversely affect our financial condition and operating activity.

        We have, and after the completion of this offering will continue to have, substantial debt and substantial debt service obligations. At June 30, 2004, as adjusted to give effect to this offering and the application of the proceeds of this offering to repay $7.0 million of our $17.0 million of total indebtedness to Cisco Systems Capital Corporation, we would have had outstanding indebtedness of approximately $10.2 million in face value under our 7 1/2% Convertible Subordinated Notes Due 2007, $10.0 million of indebtedness to Cisco Systems Capital Corporation and approximately $108.5 million of obligations under capital leases.

        Our level of indebtedness has important consequences to you, including:

  •
  requiring us to use a substantial portion of our cash flow from operations to pay interest and principal on our 7 1/2% Convertible Subordinated Notes Due 2007 and on our indebtedness to Cisco Systems Capital Corporation and to meet our obligations under the capital leases, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  subjecting us to the possibility of an event of default under the covenants contained in our 7 1/2% Convertible Subordinated Notes Due 2007 or our credit agreement with Cisco Systems Capital Corporation and our other debt obligations; and

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  limiting our ability to adjust to rapidly changing market conditions, reducing our ability to withstand competitive pressures and making us more vulnerable to a downturn in general economic conditions than our competitors with less debt.

We depend upon our key employees and may be unable to attract or retain sufficient qualified personnel.

        Our future performance depends upon the continued contribution of our executive management team and other key employees, in particular, our President and Chief Executive Officer, Dave Schaeffer. As founder of our company, Mr. Schaeffer's knowledge of our business combined with his engineering background and industry experience make him particularly well-suited to lead our company.

Our European operations expose us to economic, regulatory and other risks.

        The nature of our European business involves a number of other risks, including:

  •
  exposure to additional regulatory requirements, including import restrictions and controls, exchange controls, tariffs and other trade barriers;

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  difficulties in staffing and managing our foreign operations;

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  fluctuations in currency exchange rates;

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  changes in political and economic conditions; and

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  exposure to additional and potentially adverse tax regimes.

        As we continue to expand our European business, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks and grow our European operations may have a material adverse effect on our business and results of operations.

Our business could suffer delays and problems due to the actions of network providers on whom we are partially dependent.

        Our off-net customers are connected to our network by means of communications lines that are provided as services by local telephone companies and others. We may experience problems with the installation, maintenance and pricing of these lines and other communications links, which could adversely affect our results of operations and our plans to add additional customers to our network using such services. We have historically experienced installation and maintenance delays when the network provider is devoting resources to other services, such as traditional telephony. We have also experienced pricing problems when a lack of alternatives allows a provider to charge high prices for services in an area. We attempt to reduce this problem by using many different providers so that we have alternatives for linking a customer to our network. Competition among the providers tends to improve installation, maintenance, and pricing.

If the information systems that we depend on to support our customers, network operations, sales and billing do not perform as expected, our operations and our financial results may be adversely affected.

        We rely on complex information systems to operate our network and support our other business functions. Our ability to track sales leads, close sales opportunities, provision services and bill our customers for those services, depends upon the close and effective integration of our various information systems. If our systems, individually or collectively, fail or do not perform as expected, our ability to process and provision orders, to make timely payments to vendors and to ensure that we collect revenue owed to us would be adversely affected. Migration of acquired operations onto our information systems is an ongoing process that we have been able to manage with minimal negative impact on our operations or customers. However, due to the greater variance between non-U.S. information systems and our primary systems, the integration of our new European operations could increase the likelihood that these systems do not perform as desired. Such failures or delays could result in increased capital expenditures, customer and vendor dissatisfaction, loss of business or the inability to add new customers or additional services, all of which would adversely affect our business and results of operations.

Our business could suffer from an interruption of service from our fiber providers.

        Our intercity and intracity dark fiber is maintained by the carriers from whom it has been obtained. While we have not experienced material problems with interruption of service in the past, if these carriers fail to maintain the fiber or disrupt our fiber connections for other reasons, such as business disputes with us or governmental takings, our ability to provide service in the affected markets or parts of markets would be impaired. We may incur significant delays and costs in restoring service to our customers, and we may lose customers if delays are substantial.

Our rights to the use of the dark fiber that makes up our network may be affected by the financial health of our fiber providers.

        We do not have title to most of the dark fiber that makes up the foundation of our network. Our interests in that dark fiber are in the form of long-term leases or IRUs. We have made substantial advance payments pursuant to these IRUs for the long-term use of the dark fiber. There has been increasing financial pressure on some of our fiber providers as part of the overall weakening of the telecommunications market over the past several years. Our largest supplier of our metropolitan fiber networks, AboveNet (formerly known as Metromedia Fiber Network Services, Inc.), and our primary supplier of our national backbone fiber, WilTel Communications (formerly known as Williams Communications, Inc.), each recently emerged from bankruptcy. The future bankruptcy or other insolvency of AboveNet, WilTel or one or more of the other entities with which we have entered into IRUs could significantly and adversely impact our results of operations. For example, bankruptcies or insolvencies could result in a loss of our rights to use the fiber pursuant to our IRUs. If this occurred we would need to obtain alternative fiber capacity in order to continue to transmit data over the affected portion of our network. We cannot assure you that we would be able to obtain such alternative capacity in a timely manner, on reasonable terms or at all, as there may be locations where alternate providers do not exist. Even if we were able to continue to use the fiber subject to such IRUs upon the bankruptcy or insolvency of one or more of our fiber suppliers, these suppliers may cease providing certain other services under the IRUs that we currently rely upon. This may, among other things, require us to expend additional funds for maintenance of the fiber or directly fund right-of-way obligations.

Our business depends on license agreements with building owners and managers, which we could fail to obtain or maintain.

        Our business depends upon our in-building networks. Our in-building networks depend on access agreements with building owners or managers allowing us to install our in-building networks and provide our services in the buildings. These agreements typically have terms of five to ten years. Any deterioration in our existing relationships with building owners or managers could harm our marketing efforts and could substantially reduce our potential customer base. We expect to enter into additional access agreements as part of our growth plan. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. While the FCC has adopted regulations that prohibit common carriers under its jurisdiction from entering into exclusive arrangements with owners of multi-tenant commercial office buildings, these regulations do not require building owners to offer us access to their buildings. Building owners or managers may decide not to permit us to install our networks in their buildings or may elect not to renew or amend our access agreements. The initial term of most of our access agreements will conclude in the next several years. Most of these agreements have one or more automatic renewal periods and others may be renewed at the option of the landlord. While no single building access agreement is material to our success, the failure to obtain or maintain a larger number of these agreements would reduce our revenue, and we might not recover our costs of procuring building access and installing our in-building networks.

We may not be able to obtain or construct additional building laterals to connect new buildings to our network.

        In order to connect a new building to our network we need to obtain or construct a lateral from our metropolitan network to the building. We may not be able to obtain fiber in an existing lateral at an attractive price from a provider and may not be able to construct our own lateral due to the cost of construction or municipal regulatory restrictions. Failure to obtain fiber in an existing lateral or to construct a new lateral could keep us from adding new buildings to our network and from increasing our revenues.

Impairment of our intellectual property rights and our alleged infringement on other companies' intellectual property rights could harm our business.

        We regard certain aspects of our business as proprietary and attempt to protect them through trade secret laws, restrictions on disclosure and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use this information.

        We are aware of several other companies in our and other industries that use the word "Cogent" in their corporate names. One company has informed us that it believes our use of the name "Cogent" infringes on their intellectual property rights in that name. If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Cogent name in our markets.

The sector in which we operate is highly competitive, and we may not be able to compete effectively.

        We face significant competition from traditional and new communications companies, including companies that provide local and long distance telephone services, cable modem services, Internet connectivity, digital subscriber line services, fixed and mobile wireless services and satellite data services. Relative to us, traditional providers have significantly greater financial resources, more well-established brand names, larger customer bases, more diverse strategic plans and technologies.

        Intense competition from these traditional and new communications companies has led to declining prices and margins for many communications services, and we expect this trend to continue as competition intensifies in the future. Decreasing prices for high-speed Internet services have diminished the competitive advantage that we have enjoyed as a result of our service pricing. If our competitors successfully focus on our target markets, this key advantage may be further eroded and our business may suffer.

        Some of our competitors are in bankruptcy or may soon emerge from bankruptcy, and some already have done so. Because the bankruptcy process allows for the discharge of debts and rejection of certain obligations, these competitors may have more pricing flexibility and a lower cost structure than we do.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

        In the past our quarterly operating results have fluctuated dramatically based largely on one-time events, such as acquisitions, gains from debt restructurings, other initiatives and the erosion of non-core revenues. Some of these fluctuations were predictable, but some were unforeseen. During the six quarters ended June 30, 2004, our net service revenues, operating loss and net income (loss) varied significantly as illustrated in the following table.

	Three Months Ended
Operating Measure	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
Net service revenue	$14,233	$15,519	$15,148	$14,522	$20,945	$20,387
Operating loss	$(14,880)	$(16,568)	$(15,901)	$(33,878)	$(21,939)	$(19,218)
Net income (loss)	$1,914	$(22,796)	$196,462	$(34,837)	$(24,170)	$(22,225)

        The factors that have caused, and that may in the future cause, such quarterly variances are numerous and may work in combination to cause such variances. These factors include:

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  demand for our services;

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  our ability to meet the demand for our services;

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  changes in pricing policies by us and our competitors;

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  increased competition;

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  the impact of acquisitions;

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  network outages or failures;

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  erosion of non-core revenues;

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  delays, reductions or interruptions from suppliers; and

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  changes in the North American or European economy.

        Many of these factors are beyond our control. Accordingly, our quarterly operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of our full year performance or future performance. Our share price may be subject to greater volatility due to these fluctuations in our operating results.

Our connections to the Internet require us to establish and maintain relationships with other providers, which we may not be able to maintain.

        The Internet is composed of various public and private network providers who operate their own networks and interconnect them at public and private interconnection points. Our network is one such network. In order to obtain Internet connectivity for our network, we must establish and maintain relationships with other such providers and incur the necessary capital costs to locate our equipment and connect our network at these various interconnection points.

        By entering into what are known as settlement-free peering arrangements, providers agree to exchange traffic between their respective networks without charging each other. Our ability to avoid the higher costs of acquiring dedicated network capacity and to maintain high network performance is dependent upon our ability to establish and maintain peering relationships. We cannot assure you that we will be able to continue to establish and maintain those relationships. The terms and conditions of our peering relationships may also be subject to adverse changes, which we may not be able to control. If we are not able to maintain and increase our peering relationships in all of our markets on favorable terms, we may not be able to provide our customers with high performance or affordable services which would have a material adverse effect on our business.

        We make some of these connections pursuant to agreements that make data transmission capacity available to us at negotiated rates. In some instances these agreements have minimum and maximum volume commitments. If we fail to meet the minimum, or exceed the maximum, volume commitments, our rates and costs may rise.

Network failure or delays and errors in transmissions expose us to potential liability.

        Our network uses a collection of communications equipment, software, operating protocols and proprietary applications for the high-speed transportation of large quantities of data among multiple locations. Given the complexity of our network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to one or more customers using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may not be discovered in time to prevent harm to our network or to the data transmitted over it. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays and errors could also result from natural disasters, power losses, security breaches, computer viruses, denial of service attacks and other natural and man-made events. In addition, some of our customers are, at least initially, only served by partial fiber rings, which increases the risk of service interruption. Portions of our network and certain of our services are dependent on the network of other providers or on local telephone companies. Network failures, faults or errors could cause delays or service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business.

As an Internet access provider, we may be vulnerable to unauthorized access or we may incur liability for information disseminated through our network.

        Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Addressing the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

        The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops and as we expand our international operations, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Our relationship with LNG Holdings may expose us to its liabilities and claims by its minority shareholders.

        Our acquisition of Firstmark was accomplished in a series of transactions that, in one particular step, involved the purchase of approximately 90% of the equity of Firstmark's parent company, LNG Holdings, by an entity owned and controlled by our Chief Executive Officer, Dave Schaeffer. Mr. Schaeffer continues to hold this equity interest in LNG Holdings. Additionally, in connection with the acquisition, we agreed to indemnify LNG Holdings' former stockholders against certain claims. Although we do not anticipate that any material liabilities affecting us could arise either through Mr. Schaeffer's role in the transaction or his continued ownership of LNG Holdings, our transactions with LNG Holdings, or through our indemnification of the former LNG Holdings stockholders, we cannot assure you that any liabilities that might arise would not have a material adverse affect on our business, results of operations and financial condition.

Legislation and government regulation could adversely affect us.

        As an enhanced service provider, we are not subject to substantial regulation by the FCC or the state public utilities commissions in the United States. Internet service is also subject to minimal regulation in Europe and in Canada. If we decide to offer traditional voice services or otherwise expand our service offerings to include services that would cause us to be deemed a common carrier, we will become subject to additional regulation. Additionally, if we offer voice service using IP (voice over IP) or offer certain other types of data services using IP we may become subject to additional regulation. This regulation could impact our business because of the costs and time required to obtain necessary authorizations, the additional taxes than we may become subject to or may have to collect from our customers, and the additional administrative costs of providing voice services, and other costs. All of these could inhibit our ability to remain a low cost carrier.

        Much of the law related to the liability of Internet service providers remains unsettled. For example, many jurisdictions have adopted laws related to unsolicited commercial email or "spam" in the last several years. Other legal issues, such as the sharing of copyrighted information, transborder data flow, universal service, and liability for software viruses could become subjects of additional legislation and legal development. We cannot predict the impact of these changes on us. Regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Common Stock and this Offering

We cannot assure you that an active trading market will develop for our stock.

        The portion of our common stock that is currently publicly traded on the American Stock Exchange represents less than 3.0% of our issued and outstanding capital stock on a fully diluted basis. Additionally, since shares of our common stock started trading on the American Stock Exchange in February 2002, trading volume in shares of our common stock has remained relatively low with an average daily volume since January 1, 2003 of less than 41,000 shares. While this offering will greatly increase the number of our shares of common stock that are publicly tradable, we cannot assure you that an active public market for our common stock will develop or be sustained after this offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you or at all.

You will incur immediate and substantial dilution.

        The public offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. Accordingly, if you purchase common stock in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of                  million shares of common stock by us at an assumed offering price of $        per share, you will incur immediate dilution of approximately $      in the net tangible book value per share.

After the offering, our affiliates will continue to hold a sufficient number of shares of our common stock to control all matters requiring a stockholder vote and, as a result, could prevent or delay any strategic transaction.

        After the offering, our executive officers, certain entities affiliated with members of our board of directors, our existing greater-than-five-percent stockholders and their affiliates will in the aggregate beneficially own approximately        % of our common stock, which is sufficient to decide the outcome of all matters requiring a stockholder vote. They have the ability to exert significant influence over the company. For instance, these stockholders are able to control the outcome of votes concerning director elections, amendments to our certificate of incorporation and bylaws, mergers, corporate control contests and other significant corporate transactions including a change of control or going private transaction. Although we do not foresee such a transaction at the present time, the concentration of our stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could harm the market price of our common stock and prevent our stockholders from realizing a takeover premium over the market price for their shares of common stock.

Future sales of shares of our common stock by existing stockholders in the public market, or the possibility or perception of such future sales, could adversely affect the market price of our stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for you to sell your shares of common stock at a time and at a price which you deem appropriate.

        As of August 31, 2004, there were 807,296 shares of our common stock outstanding. The       million shares of common stock sold in this offering (       million shares if the underwriters exercise their over-allotment option in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, by persons other than our affiliates within the meaning of Rule 144 under the Securities Act.

        Following this offering, our executive officers, directors and persons who currently hold preferred shares, will own         million shares of our common stock, or     shares if the underwriters exercise their over-allotment option in full. Each of these persons will be able to sell shares in the public market from time to time, subject to certain limitations on the timing, amount and method of those sales imposed by SEC regulations. These persons and the underwriters have agreed to a "lock-up" period, meaning that they may not sell any of their shares after the offering without the prior consent of Jefferies & Company, Inc. for at least one year after the date of this prospectus, except that sales pursuant to a firm commitment underwriting of shares held by these persons is permitted 180 days after the date of this prospectus. These affiliates also have the right to cause us to register the sale of shares of common stock that they own and to include such shares in future registration statements relating to our securities. If these affiliates were to sell a large number of their shares, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by these affiliates might occur could also adversely affect the market price of our common stock.

        Although there is no present intention or arrangement to do so, all or any portion of the shares may be released from the restrictions in the lock-up agreements and those shares would then be available for resale in the market. Any release would be considered on a case-by-case basis.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the public offering price.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

        We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We may apply the net proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

        Our board and management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess how the proceeds will be used. The net proceeds may be used for corporate purposes that do not improve our operating results or market value, and you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Arthur Andersen LLP, the auditor for our audited financial statements for the year ended December 31, 2001 and for the audited financial statements of our subsidiary Allied Riser for the years ended 1999, 2000 and 2001 that are included in this prospectus, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

        On June 15, 2002, a jury in Houston, Texas found our former independent public accountant, Arthur Andersen LLP, guilty of federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. As a result, Arthur Andersen has ceased practicing before the SEC and substantially all of Arthur Andersen's personnel have left the firm, including the individuals responsible for auditing our financial statements for the year ended December 31, 2001 and the audited financial statements of our subsidiary Allied Riser for the years ended December 31, 1999, 2000 and 2001 that are included in this prospectus. Arthur Andersen was our independent auditor for the years ended 1999 through 2001, and Allied Riser's independent auditor for the years ended 1996 through 2001. However, on November 13, 2002, we dismissed Arthur Andersen and appointed Ernst & Young LLP as our independent auditors. Arthur Andersen is currently in the process of liquidating its assets. The ability of Arthur Andersen to satisfy any judgments obtained against them is in great doubt and, therefore, you are unlikely to be able to exercise effective remedies or collect judgments against them.

        Moreover, as a public company, we are required to file with the SEC financial statements audited or reviewed by an independent public accountant. The SEC issued a statement that it will continue to accept financial statements audited by Arthur Andersen on an interim basis if Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. Arthur Andersen has made such representations to us in the past. However, for the reasons noted above, Arthur Andersen will be unable to make these representations in the future or to provide other information or documents that would customarily be received by us or the underwriters in connection with this offering, including consents and "comfort letters." In addition, Arthur Andersen will be unable to perform procedures to assure the continued accuracy of its report on our audited financial statements included in this prospectus. Arthur Andersen will be unable to provide such information and documents and perform such procedures in future financings and other transactions. As a result, we may encounter delays, additional expense and other difficulties in this offering, future financings or other transactions.

        In reliance on Rule 437a under the Securities Act, we have not filed a written consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding our financial statements for the year ended December 31, 2001 nor the financial statements of Allied Riser for the years ended December 31, 1999, 2000 and 2001. Because we have not filed the written consent of Arthur Andersen with respect to the inclusion of their reports in this prospectus, you may not be able to recover against Arthur Andersen under Section 1 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act relating to our operations that are based on current estimates, expectations and projections. Words such as "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," and "anticipates" are used to identify many of these forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict and assumptions that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. The reasons for this include changes in general economic conditions or the factors described under "Risk Factors."

SPECIAL NOTE REGARDING ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        Arthur Andersen LLP audited our financial statements for the period from August 9, 1999 to December 31, 1999 and the years ended December 31, 2000 and 2001 and the financial statements of our subsidiary Allied Riser for the years ended December 31, 1999, 2000 and 2001. Prior to the date of this prospectus, the Arthur Andersen partners who audited those financial statements resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion in this registration statement of its audit reports with respect to our financial statements for the year ended December 31, 2001 and to the financial statements of Allied Riser for the years ended December 31, 1999, 2000 and 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without written consents from Arthur Andersen. Accordingly, Arthur Andersen may not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $46.8 million, after deducting underwriting discounts and commissions and other estimated expenses of $3.3 million payable by us. We will use a portion of the net proceeds of this offering to repay $7.0 million of our total indebtedness to Cisco, which was $17.0 million as of June 30, 2004. When the indebtedness under the Second Amended and Restated Cisco Credit Agreement, which was entered into in connection with this offering, begins to accrue interest in February 2006, it will accrue at the 90-day LIBOR rate plus 4.5% until maturity on February 1, 2008. For more information on the Second Amended and Restated Cisco Credit Agreement, see "Management's Discussion and Analysis of Financial Condition and Results—Liquidity and Capital Resources—Second Amended and Restated Cisco Note and Second Amended and Restated Cisco Credit Agreement."

        We intend to use the remaining $39.8 million of net proceeds that we receive from this offering to fund the expansion of our sales and marketing efforts, to fund the increase in the number of on-net buildings we serve by approximately 7%, primarily by adding buildings in Europe and for general corporate purposes, which may include potential acquisitions of complementary businesses.

COMMON STOCK PRICE RANGE

        Our common stock is currently traded on the American Stock Exchange under the symbol "COI." Prior to February 5, 2002, no established public trading market for our common stock existed.

        The table below shows, for the quarters indicated, the reported high and low trading prices of our common stock on the American Stock Exchange. All sale prices presented below have not been adjusted to give effect to the Reverse Stock Split that will occur immediately prior to this offering.

	Year Ended December 31,
	2002		2003		2004(1)
	High	Low	High	Low	High	Low
First Quarter	$5.05	$2.70	$0.94	$0.40	$2.74	$1.10
Second Quarter	3.20	1.30	3.23	0.32	2.19	0.27
Third Quarter	1.43	0.95	2.39	0.80	0.40	0.23
Fourth Quarter	1.39	0.27	1.98	0.95

(1)
Represents high and low through October 1, 2004.

        The last reported sale price of our common stock on the American Stock Exchange on October 1, 2004 was $0.32 per share, which would have been $6.40 per share after giving effect to the Reverse Stock Split.

DIVIDEND POLICY

        We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of June 30, 2004:

  •
  on an actual basis; and

  •
  on an as adjusted basis, to give effect to the Equity Conversion and the application of the net proceeds of this offering as described in "Use of Proceeds" as if the offering had occurred on June 30, 2004.

        You should read this table in conjunction with our unaudited condensed consolidated financial statements and the related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" included elsewhere in this prospectus.

	As of June 30, 2004
	Actual	As Adjusted(1)
	(unaudited and in thousands)
Cash, cash equivalents and short-term investments (includes $740 restricted)	$14,839		$54,589

Debt (including current maturities):
Amended and Restated Cisco Note	$17,842		$10,495
Capital lease obligations	108,513		108,513
7 1/2% Convertible Subordinated Notes Due 2007 (net of discount of $5,606)	4,585		4,585

Total debt	130,940		123,593
Stockholders' equity:
Common stock, par value $0.001 per share; 30,000,000 shares authorized; 802,142 shares outstanding; shares outstanding as adjusted	1
Series F participating convertible preferred stock, par value $.001 per share; 11,000 shares authorized, issued and outstanding; no shares authorized, issued and outstanding as adjusted	10,904		—
Series G participating convertible preferred stock, par value $.001 per share; 41,030 shares authorized, issued and outstanding; no shares authorized, issued and outstanding as adjusted	40,787		—
Series H participating convertible preferred stock, par value $.001 per share; 84,001 shares authorized; 52,023 shares issued and outstanding; no shares authorized, issued and outstanding as adjusted	41,015		—
Series I participating convertible preferred stock, par value $.001 per share; 3,000 shares authorized 2,575 shares issued and outstanding; no shares authorized, issued and outstanding as adjusted	2,545		—
Series J participating convertible preferred stock, par value $.001 per share; 3,891 shares authorized, issued and outstanding; no shares authorized, issued and outstanding as adjusted	19,421		—
Additional paid-in capital	235,801
Deferred compensation	(24,955)		(24,955)
Stock purchase warrants	764		764
Accumulated other comprehensive income	304		304
Treasury stock, 61,462 shares	(90)		(90)
Accumulated deficit	(100,419)		(100,072)

Total stockholders' equity	226,078

Total capitalization	$357,018	$

(1)
Excludes an aggregate of 1,093,304 shares of common stock that will be issued upon the conversion into common stock of our Series K preferred stock and Series L preferred stock at the time of the Equity Conversion and 6,080 shares of common stock issuable upon the exercise of outstanding options under our 2000 Equity Incentive Plan with a weighted-average exercise price of $9.03 per share at August 31, 2004, of which 6,021 were then exercisable; 68,420 shares of our common stock available for issuance under our 2000 Equity Incentive Plan; 1,276,772 shares of restricted common stock available for issuance under our 2004 Incentive Award Plan (including options exercisable to purchase up to approximately 1.0 million shares of restricted common stock, which our board of directors approved for grant and were granted in September 2004); 5,189 shares of common stock issuable upon exercise of outstanding common stock warrants; and 1,066 shares of our common stock issuable upon conversion of our 7 1/2% Convertible Subordinated Notes Due 2007.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering exceeds the net tangible book value per share of common stock after this offering. The net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets (total assets less intangible assets) and dividing the difference by the number of shares of our common stock outstanding at that date.

        Our net tangible book value as of June 30, 2004 was $221.9 million, or $8.63 per share. Our pro forma net tangible book value as of June 30, 2004 gives effect to the Reverse Stock Split and Equity Conversion described in the Prospectus Summary. After giving effect to the receipt of approximately $39.8 million of estimated net proceeds from our sale of                   million shares of common stock in this offering at an assumed offering price of $        per share, our pro forma as adjusted net tangible book value as of June 30, 2004 would have been approximately $268.9 million, or $        per share. This represents an immediate increase in net tangible book value of $        per share to existing shareholders and an immediate dilution of $        per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this substantial and immediate per share dilution to new investors:

	Per Share
Assumed offering price per share		$
Pro forma net tangible book value before the offering	$8.63
Increase per share attributable to investors in the offering
As adjusted net tangible book value after the offering

Dilution per share to new investors		$

        The following table gives effect to the Reverse Stock Split and the Equity Conversion, which will occur immediately prior to the completion of this offering, and summarizes on a pro forma as adjusted basis as of June 30, 2004:

  •
  the total number of shares of common stock purchased from us;

  •
  the total consideration paid to us; and

  •
  the average price per share paid by our stockholders prior to this offering and by those purchasing shares in this offering.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
			(in thousands)
Pre-offering stockholders	802,142%		$199,177	61.6%		$248.31
Converting preferred stockholders	24,913,889%		74,059	22.9%		2.97
Investors in the offering		%	50,000	15.5%

Total		100.0%	$323,236	100.0%	$

        The tables and calculations above exclude an aggregate of 1,093,304 shares of common stock that will be issued upon the conversion into common stock of our Series K preferred stock and Series L preferred stock at the time of the Equity Conversion and assumes no exercise of outstanding options or warrant to purchase an aggregate of approximately 1.0 million shares of our common stock or the rights of the holders of our 7 1/2% Convertible Subordinated Notes Due 2007 to convert such Notes into 1,066 shares of our common stock.

UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited condensed pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the following transactions: (1) our acquisition of Firstmark on January 5, 2004, (2) the Equity Conversion, (3) the receipt of estimated net proceeds of $46.8 million from our sale of common stock in this offering and (4) the repayment of $7.0 million of our aggregate indebtedness of $17.0 million under the Amended and Restated Cisco Note with a part of the proceeds from this offering. The pro forma balance sheet as of June 30, 2004, assumes that each of these transactions except for the Firstmark acquisition occurred on June 30, 2004. The impact of the Firstmark acquisition is already reflected in our historical June 30, 2004 condensed consolidated balance sheet. The pro forma statement of operations assumes that each of these transactions occurred on January 1, 2003. Because Firstmark's results for the period from January 1, 2004 to January 4, 2004 are not material, a pro forma statement of operations for the six months ended June 30, 2004 is not required to be presented. The pro forma statement of operations for the year ended December 31, 2003 does not give effect to our February 28, 2003 acquisition of Fiber Network Services, Inc. as its results were included in our historical results from its acquisition date and the pro forma impact would not be significant. The pro forma statement of operations for the year ended December 31, 2003 also excludes our merger on March 30, 2004 with Symposium Omega, Inc. because Omega did not have any revenues, customers or employees and was not considered a business.

        The following pro forma financial statements have been prepared based upon our historical financial statements and those of Firstmark. The pro forma financial statements should be read in conjunction with our historical consolidated financial statements as of December 31, 2002 and 2003 and as of June 30, 2004 and, for the years ended December 31, 2001, 2002 and 2003 and the three and six months ended June 30, 2003 and June 30, 2004, and the historical consolidated financial statements and related notes thereto of Firstmark for the years ended December 31, 2002 and 2003, included in this prospectus.

        The pro forma financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. Management believes that the pro forma adjustments are reasonable. We are currently integrating the operations of Firstmark, which will involve additional costs. In addition, as with each of our prior acquisitions, we expect a number of the customer contracts we have acquired in the Firstmark acquisition to expire without renewal. Accordingly, we expect to experience material erosion of the acquired revenue.

 Unaudited Condensed Pro Forma As Adjusted Balance Sheet
As of June 30, 2004
(dollars in thousands)

	Cogent Historical	Adjustments		Cogent Pro Forma As Adjusted
Assets
Current assets:
Cash and cash equivalents	$13,000	$46,750	(a)	$52,750
		(7,000	)(b)
Short-term investments, $740 restricted	1,839			1,839
Accounts receivable, net of allowance for doubtful accounts of $3,109	6,754			6,754
Accounts receivable, related party	1,214			1,214
Prepaid expenses and other current assets	4,434			4,434

Total current assets	27,241	39,750		66,991
Property and equipment, net	346,643			346,643
Intangible assets, net	4,227			4,227
Other assets ($1,333 restricted)	5,199			5,199

Total assets	$383,310	$39,750		$423,060

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,036			$11,036
Accounts payable — related party	1,322			1,322
Accrued liabilities	12,313			12,313
Current maturities of capital lease obligations	6,049			6,049

Total current liabilities	30,720			30,720
Long-term liabilities:
Capital lease obligations, net of current maturities	102,464			102,464
Amended and Restated Cisco Note	17,842	(7,347	)(b)	10,495
Convertible notes, net of discount of $5,853	4,585			4,585
Other long term liabilities	1,621			1,621

Total liabilities	157,232	(7,347)		149,885

Stockholders' equity:
Convertible preferred stock, Series F	10,904	(10,904	)(c)	—
Convertible preferred stock, Series G	40,787	(40,787	)(c)	—
Convertible preferred stock, Series H	41,015	(41,015	)(c)	—
Convertible preferred stock, Series I	2,545	(2,545	)(c)	—
Convertible preferred stock, Series J	19,421	(19,421	)(c)	—
Common stock	1		(a)
		25	(c)
Additional paid-in capital	235,801	114,647	(c)
			(a)
Stock purchase warrants	764			764
Deferred compensation	(24,955)			(24,955)
Accumulated other comprehensive income	304			304
Treasury stock	(90)			(90)
Accumulated deficit	(100,419)	347	(b)	(100,072)

Total stockholders' equity	$226,078

Total liabilities and stockholders' equity	$383,310

Unaudited Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2003
(in thousands, except share and per share data)

	Historical Cogent	Historical Firstmark	Acquisition Adjustments			Offering Adjustments		Pro Forma As Adjusted
Net service revenue	$59,422	$24,423	$					$83,845
Revenue with affiliated companies	—	2,108						2,108

Total service revenue	59,422	26,531						85,953
Operating expenses:
Cost of network services, exclusive of amounts shown separately	48,324	5,026						53,350
Cost of revenue from affiliated companies	—	7,867						7,867
Selling, general & administrative	43,938	22,149						66,087
Impairment and loss on assets	—	3,279						3,279
Depreciation & amortization	48,387	16,764		(9,316	)(d)			55,835

Total operating expenses	140,649	55,085						186,418
Operating loss	(81,227)	(28,554)						(100,465)
Gains on debt extinguishments	240,234	105,283						345,517
Interest expense	(19,776)	(8,309)						(28,085)
Interest income and other	1,512	80						1,592

Net income before cumulative effect of accounting change	140,743	68,500						218,559
Cumulative effect on prior years of applying SFAS 143	—	(289)						(289)

Net income	$140,743	$68,211						$218,270

Beneficial conversion charge	(52,000)	—		(2,575	)(e)			(54,575)

Net income available to common shareholders	$88,743	$68,211						$163,695

Earnings Per Share
Basic net income per common share	$363.47
Beneficial conversion charge	(134.29)

Basic net income per common share available to common shareholders	$229.18

Diluted net income per common share	$17.73
Beneficial conversion charge	(6.55)

Diluted net income per common share available to common shareholders	$11.18

Weighted average common shares — basic	387,218					26,131,576	(h)

							(g)
Weighted average common shares — diluted	7,938,898			798,129	(f)	17,784,813	(h)

							(g)

Notes to the Unaudited Condensed Pro Forma Financial Statements

(a)    Represents the estimated net proceeds of $46.8 million from the sale of                  million shares of our common stock for $        per share.

(b)    Represents the repayment of $7.0 million of our aggregate of $17.0 million indebtedness to Cisco with a portion of the proceeds from this offering and the resulting gain of $0.3 million. The gain of approximately $0.3 million has not been reflected in our pro forma statement of operations as it is a one time event in connection with the offering.

(c)    Represents the impact of the conversion of our Series F, Series G, Series H, Series I and Series J preferred stock into 24,913,889 shares of common stock after the Reverse Stock Split effected prior to this offering.

(d)    Represents the reduction to depreciation and amortization expense of approximately $9.5 million from the allocation of negative goodwill to property and equipment and intangible assets and the increase to amortization expense of $0.2 million from the amortization of acquired intangible assets. Acquired intangibles include customer contracts and will be amortized over their estimated useful lives of two years. The purchase price of Firstmark was approximately $78.9 million which includes the fair value of our Series I preferred stock of $2.6 million and assumed liabilities of $76.3 million. The fair value of assets acquired was approximately $155.5 million which then gave rise to negative goodwill of approximately $76.6 million. Negative goodwill was allocated to long-lived assets, resulting in recorded assets acquired of $78.9 million. As a result, acquired long-lived assets from Firstmark were recorded at less than their historical net book value.

(e)    Represents the beneficial conversion charge of $2.6 million recorded since the conversion prices on the Series I preferred stock at issuance is less than the trading price of our common stock on that date.

(f)    Represents the increase in fully diluted shares outstanding due to the issuance of the Series I preferred stock. Our Series I preferred stock is convertible into 798,129 shares of our common stock.

(g)    Represents the impact on our basic and fully diluted weighted average common shares due to the issuance of                   million shares of our common stock for $        per share.

(h)    Represents the impact of the conversion of our Series F, Series G, Series H, Series I, Series J, Series K and Series L preferred shares into common shares.

        Reflected below is the impact of the Equity Conversion and offering on our per share net loss for the six months ended June 30, 2004.

Pro Forma Per-Share Information	Six months ended June 30, 2004
Basic and diluted net loss applicable to common stock	$(95.99)
Basic and diluted weighted average common shares outstanding	712,794
Pro forma as adjusted basic and diluted net loss per common share
Pro forma as adjusted basic and diluted weighted average common shares outstanding

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our selected historical consolidated financial data for the periods indicated. We derived the selected consolidated financial data presented below as of December 31, 2003 and for each of the four years then ended and the period from August 9, 1999 to December 31, 1999 from our audited consolidated financial statements. We were incorporated on August 9, 1999, accordingly, no financial information prior to August 9, 1999 is available. We derived our consolidated statement of operations data presented below for the years ended December 31, 2003 and 2002, and our balance sheet data as of December 31, 2003 and 2002 from our consolidated financial statements, which were audited by Ernst & Young LLP, our independent auditors. We derived our consolidated statement of operations data presented below for the years ended December 31, 2001, 2000 and for the period from August 9, 1999 to December 31, 1999 and our balance sheet data as of December 31, 2001, 2000 and 1999 from our consolidated financial statements, which were audited by Arthur Andersen LLP, our independent auditor during those periods. We derived the selected financial data as of and for the six months ended June 30, 2004 and 2003 from our unaudited consolidated interim financial statements included elsewhere in this prospectus. In our opinion, the unaudited consolidated interim financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods presented.

        The period-to-period comparability of our historical results is materially affected by several significant acquisitions. These acquisitions and their effect on our business are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions." Partly as a result of the impact of these acquisitions, our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with "Unaudited Condensed Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

						Six Months Ended June 30,
	August 9, 1999 to December 31, 1999	Year Ended December 31,
		2000	2001	2002	2003	2003	2004
						(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Net service revenue	$—	$—	$3,018	$51,913	$59,422	$29,751	$41,332
Operating expenses:
Cost of network operations	—	3,040	19,990	49,091	47,017	22,913	29,008
Amortization of deferred compensation — cost of network operations	—	—	307	233	1,307	108	425
Selling, general, and administrative	82	10,845	27,322	33,495	26,570	13,702	19,119
Amortization of deferred compensation — selling, general and administrative	—	—	2,958	3,098	17,368	1,440	5,652
Gain on settlement of vendor litigation	—	—	—	(5,721)	—	—	—
Depreciation and amortization	—	338	13,535	33,990	48,387	23,038	28,285

Total operating expenses	82	14,223	64,112	114,186	140,649	61,201	82,489

Operating loss	(82)	(14,223)	(61,094)	(62,273)	(81,227)	(31,450)	(41,157)
Gain-Allied Riser note exchange	—	—	—	—	24,802	24,802	—
Gain-Cisco debt restructuring	—	—	—	—	215,432	—	—
Settlement of noteholder litigation	—	—	—	(3,468)	—	—	—
Interest income (expense) and other, net	—	2,462	(5,819)	(34,545)	(18,264)	(14,234)	(5,238)

(Loss) income before extraordinary item	$(82)	$(11,761)	$(66,913)	$(100,286)	$140,743	$(20,882)	$(46,395)
Extraordinary gain — Allied Riser merger	—	—	—	8,443	—	—	—

Net (loss) income	$(82)	$(11,761)	$(66,913)	$(91,843)	$140,743	$(20,882)	$(46,395)

Beneficial conversion of preferred stock	$—	$—	$(24,168)	$—	$(52,000)	$—	$(22,028)

Net (loss) income applicable to common stock	$(82)	$(11,761)	$(91,081)	$(91,843)	$88,743	$(20,882)	$(68,423)

Net (loss) income per common share:
Basic	$(1.21)	$(170.16)	$(951.82)	$(564.45)	$363.47	$(119.88)	$(95.99)

Diluted	$(1.21)	$(170.16)	$(951.82)	$(564.45)	$17.73	$(119.88)	$(95.99)

Weighted-average common shares:
Basic	68,000	69,118	70,300	162,712	387,218	174,192	712,794

Diluted	68,000	69,118	70,300	162,712	7,938,898	174,192	712,794

	August 9, 1999 to December 31, 1999	As of and for the Year Ended December 31,				As of and for the Six Months Ended June 30,
		2000	2001	2002	2003	2003	2004
						(unaudited)
	(dollars in thousands)
Operating Data (unaudited):
On-net revenue	—	—	59.7%	31.9%	55.6%	53.1%	65.6%
Off-net revenue	—	—	40.3%	40.7%	26.4%	26.1%	22.3%
Non-core revenue	—	—	—	27.4%	18.0%	20.8%	12.1%
On-net customer connections	—	—	189	881	1,649	1,032	2,258
On-net buildings	—	—	127	511	813	719	926
Other Financial Data:
Capital expenditures	$—	$80,989	$118,020	$75,214	$24,016	$18,297	$4,038
Net cash used in operating activities	(75)	(16,370)	(46,786)	(41,567)	(27,357)	(18,763)	(17,629)
Net cash (used in) provided by investing activities	—	(80,989)	(131,652)	(19,786)	(25,316)	(16,258)	26,480
Net cash provided by (used in) financing activities	75	162,952	161,862	51,694	20,562	1,398	(3,308)

	As of December 31,					As of June 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)					(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$—	$65,593	$50,763	$42,829	$11,990	$7,031	$14,839
Working capital (deficit)	17	52,621	46,579	(229,056)	(866)	(271,633)	(3,479)
Property and equipment, net	—	111,653	235,782	322,780	314,406	326,514	346,643
Total assets	25	187,740	319,769	407,677	344,440	371,827	383,310
Capital lease obligations	—	10,697	21,158	58,785	61,753	61,077	108,513
Notes payable (net of discount)	—	67,239	181,312	289,145	21,949	266,523	22,427
Convertible preferred stock	—	115,901	177,246	175,246	97,681	183,755	114,672
Stockholders' equity	18	104,248	110,214	32,626	244,754	22,451	226,078

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with "Selected Consolidated Financial and Other Data" and our consolidated financial statements and related notes included in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. You should read "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements."

General Overview

        We are a leading facilities-based provider of low-cost, high-speed Internet access and IP connectivity. Our network has been designed and optimized to transmit data using Internet Protocol, which provides us with significant cost and performance advantages over legacy networks. We deliver our services to more than 5,000 small and medium-sized businesses, communications service providers, and other bandwidth-intensive organizations located in North America and Europe. Our primary service is providing Internet access at a speed of 100 Megabits per second, much faster than typical Internet access currently offered to businesses and is delivered through our own facilities running all the way to our customers' premises.

        Our network is comprised of in-building riser facilities, metropolitan optical fiber networks, metropolitan traffic aggregation points and intercity transport facilities. The network is physically connected entirely through our facilities to over 950 buildings in which we provide our on-net services, including over 800 multi-tenant office buildings. We also provide on-net services in carrier-neutral colocation facilities, data centers and single-tenant office buildings. Because of our network architecture, we are not dependent on local telephone companies to serve our on-net customers. In addition to providing our on-net services, we also provide Internet connectivity to customers that are not located in buildings directly connected to our network. We serve these off-net customers using other carriers' facilities to provide the last mile portion of the link from our customers' premises to our network. We emphasize the sale of on-net services because sales of these services generate higher gross profit margins. For the six months ended June 30, 2003, 53.1% of our net service revenue was generated from on-net customers as compared to 65.6% in the same period in 2004.

        We believe our key opportunity is provided by our network. We currently serve an average of approximately 4% of the tenants in each of our multi-tenant on-net buildings. This provides us with the opportunity to add a significant number of customers to our network with limited incremental costs. Our greatest challenge is adding customers to our network in a way that maximizes its use and at the same time provides us with a customer mix that produces strong profit margins. We are responding to this opportunity and challenge by increasing our sales and marketing efforts. We expect to use a portion of the proceeds of this offering to expand our sales and marketing efforts. The amount and timing of these expenditures will be dependent on the progress and success of these efforts.

        Expansion of our network will be directed to locations that can be economically integrated into our fiber optic network and represent significant concentrations of Internet traffic. We believe that the relative maturities of our North American and European operations will result in the majority of this expansion occurring in Europe. We may identify locations that we desire to serve with our on-net product but cannot be cost effectively added to our network. The key to developing a profitable business will be to carefully match the expense of extending our network to reach new customers with the revenue generated by those customers.

        The delivery of Internet access services remains very competitive and we will continue to focus our sales and marketing efforts on the services that leverage our network. We will not focus on our non-core products because, even though profitable, they do not utilize our network as effectively as the on-net and off-net Internet access services we actively market.

        We believe the two most important trends in our industry are the continued growth in Internet traffic and a corresponding continuing decline in Internet access prices. As Internet traffic continues to grow and prices per unit of traffic continue to decline, we believe our ability to leverage our network and gain market share from less efficient network operators will expand. However, continued erosion in Internet access prices will likely have a negative impact on our results of operations.

        We have grown our net service revenue from $3.0 million for the year ended December 31, 2001 to $59.4 million for the year ended December 31, 2003 and from $29.8 million for the six months ended June 30, 2003 to $41.3 million for the six months ended June 30, 2004. Net service revenue is determined by subtracting our allowances for sales credit adjustments and unfulfilled purchase obligations from our gross service revenue.

        We have generated our growth through the strategic acquisitions of communications network assets, primarily from financially distressed companies, and the continued expansion of our network of on-net buildings. Our results for the year ended December 31, 2003 do not include the impact of our four most recent acquisitions that extended our business into Europe and expanded our customer base and service offerings in North America. The acquisition of Firstmark Communications Participation S.à r.l., or Firstmark, on January 5, 2004 extended our network into France, Spain, the United Kingdom, Belgium, Switzerland and the Netherlands. On March 30, 2004, we obtained rights to approximately 1,500 fiber route miles and other assets that were once part of the Carrier 1 International S.A. network in Germany.

        We are integrating these network assets into our network and are expanding our current on-net service offerings into Europe. As with prior acquisitions, we plan to continue to support a number of legacy service offerings in Europe, but will focus our efforts on selling our on-net IP data service offerings. On August 12, 2004, we acquired the majority of the assets of Unlimited Fiber Optics, Inc., or UFO. Among these assets were UFO's customer base, which is comprised of data service customers and its network, which is comprised of fiber optic facilities located in San Francisco, Los Angeles and Chicago. On September 15, 2004, we acquired the majority of the assets of Global Access Telecommunications Inc., or Global Access. Global Access is located in Frankfurt Germany and provides Internet access, and other value added services.

        Our net service revenue is derived from our on-net, off-net and non-core services, which comprised 53.1%, 26.1% and 20.8% of our net revenue, respectively, for the six months ended June 30, 2003 and 65.6%, 22.3% and 12.1% for the six months ended June 30, 2004. Our on-net service consists of high-speed Internet access and Internet Protocol connectivity ranging from 0.5 Mbps per second to 1,000 Mbps per second of bandwidth. We offer our on-net services to customers located in buildings that are physically connected to our network. Off-net services are sold to businesses that are connected to our network by means of T1 and T3 lines obtained from other carriers. Our non-core services, which consist of legacy services of companies whose assets or businesses we have acquired, include email, dial-up Internet, shared web hosting, managed web hosting, managed security, and voice services provided in Toronto, Canada only. We do not actively market these non-core services and expect the revenue associated with them to decline.

        In connection with each of our acquisitions in which we have acquired customer contracts, some portion of these customers have elected not to continue purchasing services from us. Accordingly, historical operating results from the acquired businesses or assets have not been indicative of our combined results. As discussed in "Management's Discussion and Analysis of Financial Condition and

Results of Operations—Acquisitions," our evaluation of potential acquisitions contemplates such patterns of revenue erosion.

        We have grown our gross profit from a negative $17.0 million for the year ended December 31, 2001 to $12.4 million for the year ended December 31, 2003 and from $6.8 million for the six months ended June 30, 2003 to $12.3 million for the six months ended June 30, 2004. Our gross profit margin has expanded from 21% in 2003 to 30% for the six months ended June 30, 2004. We determine gross profit by subtracting network operation expenses (exclusive of amounts shown separately), other than amortized deferred compensation, from our net service revenue. The amortization of deferred compensation classified as cost of network services was $0.3 million, $0.2 million and $1.3 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $0.1 million and $0.4 million for the six months ended June 30, 2003 and 2004, respectively. We believe that our gross profit will benefit from the limited incremental expenses associated with providing service to new on-net customers. We have not allocated depreciation and amortization expense to our network operations expense.

        Due to our strategic acquisitions of network assets and equipment, we believe we are positioned to grow our revenue base and profitability without significant additional capital investments. We continue to deploy network equipment to other parts of our network to maximize the utilization of our assets without incurring significant additional capital expense. As a result, our future capital expenditures will be based primarily on our planned expansion of on-net buildings and the growth of our customer base. We currently intend to expand our on-net buildings by 7%, primarily in Europe, over the next 12 months. Accordingly, we anticipate that our future capital expenditure rate will be significantly less than our historical capital expenditure rate.

        Historically, our operating expenses have exceeded our net service revenue resulting in operating losses of $61.1 million, $62.3 million and $81.2 million in 2001, 2002 and 2003, respectively, and $31.5 million and $41.2 million in the first six months of 2003 and 2004, respectively. In each of these periods, our operating expenses consisted primarily of the following:

  •
  Network operations expenses consist primarily of the cost of leased circuits, sites and facilities; telecommunications license agreements, network maintenance expenses, salaries of, and expenses related to, employees who are directly involved with maintenance and operation of our network, who we refer to as network employees; and software license fees.

  •
  Selling general and administrative expenses consist primarily of salaries, bonuses and related benefits paid to our non-network employees and related selling and administrative costs.

  •
  Depreciation and amortization expenses result from the depreciation of our property and equipment, including the assets and capitalized expenses associated with our network and the amortization of our intangible assets.

  •
  Amortization of deferred compensation that results from the expense of amortizing over the vesting period the fair value of our stock options and restricted stock granted to our employees.

        We anticipate significant additional deferred compensation expenses in the future based on our board of directors' recent approval of additional option grants. In May 2004, our board of directors authorized the grant of stock options exercisable for the purchase of shares of our Series H preferred stock, or approximately 1.0 million shares of common stock after giving effect to the Equity Conversion. These grants were made in September 2004 and certain of these grants will result in additional deferred compensation expense. We will begin amortizing these expenses in the third quarter of 2005.

Acquisitions

        Since our inception, we have consummated eight major and three minor acquisitions through which we have expanded our network and customer base and added strategic assets to our business. We have accomplished this primarily by acquiring financially distressed companies or their assets at a significant discount to their original cost. The overall impact of these acquisitions on the operation of our business has been to extend the physical reach of our network in both North America and Europe, expand the breadth of our service offerings, and increase the number of customers to whom we provide our services. The overall impact of these acquisitions on our balance sheet and cash flows has been to significantly increase the assets on our balance sheet, including cash in the case of the Allied Riser merger, increase our indebtedness and increase our cash flows from operations due to our increased customer base. Net service revenue generated by the customer contracts that we have acquired has accounted for a substantial portion of our historical growth in net service revenue. However, historically we have experienced, and expect to continue to experience, material erosion of revenue generated by these acquired customer contracts. Our recent operating results are illustrative of this trend as net service revenue attributable to customer contracts acquired in each of the PSINet, FNSI, and Firstmark acquisitions declined during the three months ended June 30, 2004 compared to the prior three-months period as set forth in the following table:

Customer Contracts	Three months ended June 30, 2004	Three months ended March 31, 2004	Percentage decline
PSINet	$1,770	$1,895	(7.0)%
FNSI	725	937	(29.2)%
Firstmark	5,010	5,586	(11.5)%

Acquisition of UFO Group, Inc.

        On August 12, 2004, our wholly owned subsidiary, Marvin Internet, Inc., merged with UFO Group, Inc. We issued shares of our preferred stock in exchange for the outstanding shares of UFO Group. The preferred stock issued in the merger will convert into approximately 0.8 million shares of our common stock immediately prior to this offering. Prior to the merger, UFO Group had acquired the majority of the assets of Unlimited Fiber Optics, Inc., or UFO. Among these assets were UFO's customer base, which is comprised of data service customers and its network, which is comprised of fiber optic facilities located in San Francisco, Los Angeles and Chicago. The acquired assets included net cash of approximately $2.0 million, all of UFO's customer contracts (which generated approximately $0.4 million in revenue during July 2004), customer accounts receivable and certain network equipment. Assumed liabilities include certain vendor relationships and accounts payable. We intend to integrate these acquired assets into our operations and onto our broadband network.

    Acquisition of European Network

        We expanded our network into Europe through a number of related transactions. In September 2003, we began exploring the possibility of acquiring LNG Holdings SA, an operator of a European telecommunications network that was on the verge of insolvency. We determined that an acquisition of LNG in whole was not advisable at that time; however, the private equity funds that owned LNG refused to consider a transaction in which we would acquire only parts of the network. In order to prevent LNG from liquidating and to preserve our ability to structure an acceptable acquisition, in November 2003, our Chief Executive Officer formed a corporation that acquired a 90% interest in LNG in return for a commitment to cause at least $2 million to be invested in LNG's subsidiary LambdaNet France and an indemnification of LNG's selling stockholders by us and the acquiring corporation. In November 2003, we reached an agreement with investment funds associated with BNP Paribas and certain of our existing investors regarding the acquisition of the LNG network in France, Spain and Germany.

        We completed the first step of the European network acquisition in January 2004. The investors funded a corporation that they controlled with $2.5 million and acquired Firstmark, the parent holding company of LambdaNet France and LambdaNet Spain, from LNG for one euro. As consideration, the investors, through the corporation they controlled, entered into a commitment to use reasonable efforts to cause LNG to be released from a guarantee of certain obligations of LambdaNet France and a commitment to fund LambdaNet France with $2.0 million. That corporation was then merged into one of our subsidiaries in a transaction in which the investors received preferred stock that will convert into approximately 0.8 million shares of our common stock immediately prior to this offering.

        The planned second step of the transaction was the acquisition of the German network of LNG. We attempted to structure an acceptable acquisition which would have included using $19.5 million allocated by the investors to restructure the existing bank debt of LambdaNet Germany, however, we subsequently concluded that it was unlikely that we could structure an acceptable acquisition of LambdaNet Germany, and we began to seek an alternative German network acquisition in order to complete the European portion of our network and meet the conditions required to cause the investors to fund $19.5 million.

        In March 2004, we identified network assets in Germany formerly operated as part of the Carrier 1 network as an attractive acquisition opportunity. Pursuant to the November commitment, the investors funded a newly-formed Delaware corporation with $19.5 million and the corporation through a German subsidiary acquired the rights to the Carrier 1 assets in return for 2.3 million euros. That corporation then was merged into one of our subsidiaries in a transaction in which the investors received preferred stock which will convert into approximately 6.0 million shares of our common stock immediately prior to this offering.

        On September 15, 2004, we expanded our European network by acquiring the majority of the assets of Global Access Telecommunications Inc., or Global Access. In the transaction, we issued shares of our preferred stock in exchange for these assets. The preferred stock issued in the transaction will convert into approximately 0.3 million shares of our common stock immediately prior to this offering. Global Access is located in Frankfurt, Germany and provides Internet access and other services. The acquired assets included all of Global Access' customer contracts (which generated approximately $0.4 million in revenue in August 2004), customer accounts receivable and certain network equipment. Assumed liabilities include certain vendor relationships, employee contracts, and accounts payable. We intend to integrate these acquired assets into our operations and onto our broadband network.

    Acquisition of Assets of Fiber Network Services

        In February 2003, we acquired the principal assets of Fiber Network Services, Inc., or FNSI, an Internet service provider in the midwestern United States, in exchange for options to purchase 6,000 shares of our common stock and the assumption of certain of FNSI's liabilities. The acquired assets included FNSI's customer contracts and accounts receivable. The liabilities that we assumed included accounts payable, facilities leases, customer contractual commitments, capital lease and note obligations.

    Acquisition of PSINet Assets

        In April 2002, we purchased the principal U.S. assets of PSINet, Inc. out of bankruptcy in exchange for $9.5 million and the assumption of certain liabilities. The assets included certain of PSINet's accounts receivable, rights to approximately 10,000 route miles of dark fiber pursuant to IRUs, and intangible assets including settlement-free peering agreements, customer contracts and the PSINet trade name. The liabilities that we assumed included leased circuit commitments, facilities leases, customer contractual commitments and colocation arrangements. With the acquisition of PSINet assets we began to offer our off-net service and acquired significant non-core services.

    Allied Riser Merger

        In February 2002, we acquired Allied Riser Communications Corporation, a facilities-based provider of broadband data, video and voice communications services to small and medium-sized businesses in the United States and Canada in exchange for the issuance of approximately 100,000 shares of our common stock. As a result of the merger, Allied Riser became a wholly-owned subsidiary of ours. In connection with the merger, we became co-obligor under Allied Riser's 7 1/2% Convertible Subordinated Notes Due 2007.

    Acquisition of NetRail Assets

        In September 2001, we purchased for $11.7 million the principal assets of NetRail, Inc. out of bankruptcy. The assets included certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering agreements with Tier-1 Internet service providers.

Results of Operations

        Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality of and potential variability of our net service revenues and cash flows. These key performance indicators include:

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  net service revenues, which are an indicator of the overall growth of our business;

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  gross profit, which is an indicator of both our service offering mix, competitive pressures and the cost of our network operations;

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  growth in our on-net customer base, which is an indicator of the success of our on-net-focused sales efforts;

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  growth in the number of our on-net buildings; and

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  distribution of revenue across our service offerings.

Six Months Ended June 30, 2003 Compared to the Six Months Ended June 30, 2004

        The following summary table presents a comparison of our results of operations for the six months ended June 30, 2003 and 2004 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Six Months Ended June 30,
			Percent Change
	2003	2004
	(unaudited)
	(in thousands)
Net service revenue	$29,751	$41,332	38.9%
Network operations expenses (1)	22,913	29,008	26.6%
Selling, general, and administrative expenses (2)	13,702	19,119	39.5%
Depreciation and amortization expenses	23,038	28,285	22.8%
Gain on Allied Riser note exchange	24,802	—	—
Interest expense	(14,944)	(6,370)	(57.4)%
Net loss	(20,822)	(46,395)	122.8%

(1)
Excludes amortization of deferred compensation of $108 and $425 in the six months ended June 30, 2003 and 2004, respectively, which, if included, would have resulted in a period-to-period change of 27.9%.

(2)
Excludes amortization of deferred compensation of $1,440 and $5,652 in the six months ended June 30, 2003 and 2004, respectively, which, if included, would have resulted in a period-to-period change of 63.6%.

        Net Service Revenue.    Our net service revenue increased 38.9% from $29.8 million for the six months ended June 30, 2003 to $41.3 million for the six months ending June 30, 2004. The increase in net service revenue is primarily attributable to $10.6 million of net service revenue from the customers acquired in the January 5, 2004, Firstmark acquisition and a $7.7 million increase in organic revenue, or revenue derived from contracts that have resulted from our sales efforts. These increases were partially offset by a $6.2 million decrease in revenue from the customers acquired in the PSINet acquisition. For the six months ended June 30, 2003 and 2004, on-net, off-net and non-core services represented 53.1%, 26.1% and 20.8% and 65.6%, 22.3% and 12.1% of our net service revenues, respectively.

        Our net service revenue related to our acquisitions is included in our statements of operations from the acquisition dates. Net service revenue from our Firstmark acquisition totaled approximately $10.6 million for the six months ended June 30, 2004. Approximately $1.1 million of the Firstmark net service revenue was derived from services rendered to LambdaNet Communications Deutschland AG, or LambdaNet Germany. LambdaNet Germany was majority-owned by LNG Holdings until April 2004 when it was sold to an unrelated third party. We are in the process of renegotiating LambdaNet Germany's service contracts and may lose some or all of this revenue. Additionally we expect to experience material erosion of revenues generated by Firstmark as certain Firstmark customers have indicated to us that they will not continue to purchase, or will reduce their purchases of, Firstmark's services after the expiration of their current contractual obligations. In 2003, revenue under contracts with these customers represented approximately 3.8 million euros of Firstmark's total revenue of 23.5 million euros. Net service revenue from the acquired PSINet legacy customer contracts totaled approximately $9.9 million for the six months ended June 30, 2003 and $3.7 million for the six months ended June 30, 2004. Net service revenue from our FNSI acquisition totaled approximately $1.7 million for the six months ended June 30, 2003 and $1.7 million for the six months ended June 30, 2004.

        Network Operations Expenses.    Our network operations expenses, excluding the amortization of deferred compensation, increased 26.6% from $22.9 million for the six months ended June 30, 2003 to $29.0 million for the six months ended June 30, 2004. The increase is primarily attributable to $7.5 million of costs incurred in connection with the operation of our European network after the Firstmark acquisition. The increase was partly offset by a $1.3 million reduction in leased circuit and maintenance expenses resulting primarily from a reduction in the number of off-net PSINet customers. For the six month period ended June 30, 2004, Firstmark recorded $1.4 million of network usage costs from LambdaNet Germany. We are in the process of renegotiating the LambdaNet Germany service contracts. Our total cost of network operations for the six months ended June 30, 2003 and June 30, 2004 includes approximately $0.1 million and $0.4 million, respectively, of amortization of deferred compensation expense classified as cost of network operations.

        Selling, General, and Administrative Expenses.    Our SG&A expenses, excluding the amortization of deferred compensation, increased 39.5% from $13.7 million for the six months ended June 30, 2003 to $19.1 million for the six months ended June 30, 2004. SG&A expenses increased primarily from the $5.2 million of SG&A expenses associated with our operations in Europe after our Firstmark acquisition. Our SG&A expenses for the six month period ended June 30, 2004 includes a $0.6 million expense related to the settlement of a dispute with a landlord over a lease acquired in the Allied Riser merger. Our total SG&A expenses for the six months ended June 30, 2003 and June 30, 2004 include $1.4 million and $5.7 million, respectively, of amortization of deferred compensation expense.

        Amortization of Deferred Compensation.    The amortization of deferred compensation increased from $1.5 million for the six months ended June 30, 2003 to $6.1 million for the six months ending June 30, 2004. The increase is attributed to the amortization of deferred compensation related to restricted shares of Series H preferred stock granted to our employees primarily in October 2003 under our 2003 Incentive Award Plan.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expense increased 22.8% from $23.0 million for the six months ended June 30, 2003 to $28.3 million for the six months ended June 30, 2004. Of this increase, $3.4 million resulted from depreciation and amortization of assets acquired in our Firstmark acquisition. Additionally, we had more capital equipment and IRUs in service in 2004 than in the same period in 2003. We begin to depreciate our capital assets once the related assets are placed in service.

        Interest Expense.    Our interest expense decreased 57.4% from $14.9 million for the six months ended June 30, 2003 to $6.4 million for the six months ended June 30, 2004. Interest expense for the six months ended June 30, 2004, includes interest from our capital lease agreements and our 7 1/2% Convertible Subordinated Notes Due 2007. Interest expense for the six months ended June 30, 2003 also included interest on our Cisco credit facility and the amortization of the related deferred financing costs. The decrease in interest expense resulted from the March 2003 settlement with the Allied Riser noteholders and the restructuring of our Cisco credit facility in July 2003. Our Cisco credit facility debt restructuring transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards (SFAS) No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings. Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments. As a result, we did not record interest expense under the Amended and Restated Cisco Note for the six month period ended June 30, 2004.

        Gain on Allied Riser Note Exchange.    In connection with the exchange and settlement related to our 7 1/2% Convertible Subordinated Notes Due 2007 we recorded a gain of approximately $24.8 million during the six months ended June 30, 2003. This gain results from the difference between the $36.5 million net book value of the notes ($106.7 million face value less the related unamortized discount of $70.2 million) and $2.0 million of accrued interest, the cash consideration of $5.0 million and the $8.5 million estimated fair market value for the Series D and Series E preferred stock issued to the noteholders less approximately $0.2 million of transaction costs. The estimated fair market value for the Series D and Series E preferred stock was determined by using the price per share of our Series C preferred stock which represented our most recent equity transaction for cash.

        Net Income Loss.    As a result of the foregoing, net loss was $20.8 million for the six months ended June 30, 2003 as compared to a net loss of $46.4 million for the six months ended June 30, 2004.

    Year Ended December 31, 2002 Compared to the Year Ended December 31, 2003

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2002 and 2003 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2002	2003
	(in thousands)
Net service revenue	$51,913	$59,422	14.5%
Network operations expenses (1)	49,091	47,017	(4.2)%
Selling, general, and administrative expenses (2)	33,495	26,570	(20.7)%
Depreciation and amortization expenses	33,990	48,387	42.4%
Interest income and other	1,739	1,512	(13.1)%
Interest expense	(36,284)	(19,776)	(45.5)%
Net (loss) income	(91,843)	140,743	N/A

(1)
Excludes amortization of deferred compensation of $233 and $1,307 in the years ended December 31, 2002 and 2003, respectively, which, if included, would have resulted in a period-to-period change of (2.0)%.

(2)
Excludes amortization of deferred compensation of $3,098 and $17,368 in the years ended December 31, 2002 and 2003, respectively, which, if included, would have resulted in a period-to-period change of 20.1%.

        Net Service Revenue.    Our net service revenue increased 14.5% from $51.9 million for the year ended December 31, 2002 to $59.4 million for the year ended December 31, 2003. This increase was primarily attributable to a $16.5 million, or a 99.5% increase in revenue from a 87.2% increase in customers purchasing our on-net Internet access service offerings, and a $6.6 million increase in off-net revenue attributable to the customers acquired in the FNSI acquisition. FNSI revenue is included in our consolidated net service revenue since the closing of the acquisition on February 28, 2003. The increase was partially offset by a $15.5 million, or 50.9% decline in net service revenue derived from customers acquired in our April 2, 2002 acquisition of certain PSINet customer accounts.

        Network Operations Expenses.    Our network operations expenses, excluding the amortization of deferred compensation, decreased 4.2% from $49.1 million for the year ended December 31, 2002 to $47.0 million for the year ended December 31, 2003. This decrease was primarily due to a $2.0 million decrease during the year ended December 31, 2003 in recurring and transitional PSINet circuit fees associated with providing our off-net services compared to the year ended December 31, 2002. This decrease in circuit fees was primarily driven by a reduction in the number of off-net customers that we served during 2003 and the termination of the transitional fees related to the PSINet acquisition.

        Selling, General, and Administrative Expenses.    Our SG&A expenses, excluding the amortization of deferred compensation, decreased 20.7% from $33.5 million for the year ended December 31, 2002 to $26.6 million for the year ended December 31, 2003. SG&A for the years ended December 31, 2002 and December 31, 2003 included approximately $3.2 million and $3.9 million, respectively, of expenses related to our allowance for uncollectable accounts. The decrease in SG&A expenses was due to a reduction in transitional activities associated with the Allied Riser, PSINet and FNSI acquisitions and a decrease in headcount during 2003 as compared to 2002.

        Amortization of Deferred Compensation.    The amortization of deferred compensation increased from $3.3 million for the year ended December 31, 2002 to $18.7 million for the year ending December 31, 2003. The increase is attributed to the amortization of deferred compensation related to restricted shares of Series H preferred stock granted to our employees primarily in October 2003 under our 2003 Incentive Award Plan.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expenses increased 42.4% from $34.0 million for the year ended December 31, 2002 to $48.4 million for the year ended December 31, 2003. This increase occurred primarily because we had more capital equipment and IRUs in service in 2003 than in the 2002. The increase was also attributable to an increase in amortization expense in the 2003 period over 2002. Amortization expense increased because we had more intangible assets during 2003 than in 2002.

        Interest Income and Other.    Our interest income decreased by 13.1% from $1.7 million for the year ended December 31, 2002 to $1.5 million for the year ended December 31, 2003, resulting from a decrease in marketable securities and a reduction in interest rates.

        Interest Expense.    Our interest expense decreased by 45.5% from $36.3 million for the year ended December 31, 2002 to $19.8 million for the year ended December 31, 2003, resulting primarily from (1) the closing of the Allied Riser note settlement and exchange during the first quarter of 2003 and the related cancellation of $106.7 million in principal amount of our 7 1/2% Convertible Subordinated Notes Due 2007 under the 2003 settlement and exchange, (2) the July 31, 2003 restructuring of our previous Cisco credit facility, which eliminated the amortization of our deferred financing costs and significantly reduced our indebtedness to Cisco Capital and (3) to a lesser extent, a reduction in interest rates.

        Settlement of Allied Riser Noteholder Litigation and Gain on Note Exchange.    In connection with the note exchange and settlement that is discussed in greater detail below in "Liquidity and Capital Resources," we recorded a gain of approximately $24.8 million recorded during the year ended December 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 million face value less an unamortized discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock issued to the noteholders less approximately $0.2 million of transaction costs.

        Gain—Cisco Recapitalization.    The restructuring of our previous Cisco credit facility on July 31, 2003 resulted in a gain of approximately $215.4 million. On a basic income and diluted income per share basis the gain was $556.36 and $27.14 for the year ended December 31, 2003, respectively. The gain resulted from the retirement of the amounts outstanding under the previous Cisco credit facility and was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F preferred stock	11,000
Amended and Restated Cisco Note, principal plus future interest	17,842
Transaction costs	1,167

Total Consideration	$50,009

Amount outstanding under Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized loan costs	11,922

Total Indebtedness prior to recapitalization	$(265,441)

Gain from recapitalization	$215,432

        Net (Loss) Income.    As a result of the foregoing, we incurred a net (loss) of $(91.8) million for the year ended December 31, 2002 and net income of $140.7 million for the year ended December 31, 2003.

    Year Ended December 31, 2001 Compared to the Year Ended December 31, 2002

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2001 and 2002 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2001	2002
	(in thousands)
Net service revenue	$3,018	$51,913	1,620.1%
Network operations expenses (1)	19,990	49,091	145.6%
Selling, general, and administrative expenses (2)	27,322	33,495	22.5%
Depreciation and amortization expenses	13,535	33,990	151.1%
Interest income and other	2,126	1,739	(18.2)%
Interest expense	(7,945)	(36,284)	356.7%
Net loss	(66,913)	(91,843)	37.3%

(1)
Excludes amortization of deferred compensation of $307 and $233 in the years ended December 31, 2001 and 2002, respectively, which, if included, would have resulted in a period-to-period change of 143.0%.

(2)
Excludes amortization of deferred compensation of $2,958 and $3,098 in the years ended December 31, 2001 and 2002, respectively, which, if included, would have resulted in a period-to-period change of 20.8%.

        Net Service Revenue.    Our net service revenue increased 1,620.1% from $3.0 million for the year ended December 31, 2001 to $51.9 million for the year ended December 31, 2002. This increase was primarily attributable to an increase in our customers purchasing our service offerings from 210 customers at December 31, 2001 to approximately 4,200 customers at December 31, 2002, including customers acquired in our Allied Riser merger and our PSINet acquisition.

        Network Operations Expenses.    Our network operations expenses increased 145.6% from $20.0 million for the year ended December 31, 2001 to $49.1 million for the year ended December 31, 2002. This increase was primarily due to an increase during 2002 of approximately $16.2 million of circuit and transition fees primarily related to the PSINet customers acquired, an increase of approximately $2.1 million in maintenance fees on our IRUs and network equipment, and an increase of approximately $3.0 million in fees from an increase in the number of telecommunications license agreements, including the telecommunications license agreements acquired in the February 2002 Allied Riser merger. This increase was partially offset by the elimination of temporary leased transmission capacity charges of $1.3 million in 2002.

        Selling, General, and Administrative Expenses.    Our SG&A expenses increased 22.5% from $27.3 million for the year ended December 31, 2001 to $33.5 million for the year ended December 31, 2002. This increase was primarily attributable to expenses incurred as a result of our expanded selling efforts and our support of our increasing customer base and headcount during 2002. The increase was also partially attributable to the $3.2 million increase in the expense related to our allowance for doubtful accounts.

        Amortization of Deferred Compensation.    The amortization of deferred compensation was approximately $3.3 million for both the year ending December 31, 2001 and the year ended December 31, 2002.

        Gain on Settlement of Vendor Litigation.    In December 2002, we reached an agreement with a vendor to settle the litigation brought by that vendor. Under this settlement, we agreed to pay the vendor approximately $1.6 million in 2003. The settlement amount resulted in a gain of $5.7 million that was recorded in December 2002.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expenses increased 151.1% from $13.5 million for the year ended December 31, 2001 to $34.0 million for the year ended December 31, 2002. This increase occurred primarily because we had more capital equipment and IRUs in service in 2002 than in the 2001. The increase was also attributable to an increase in amortization expense in the 2002 period over 2001. Amortization expense increased because we had more intangible assets during 2002 than in 2001.

        Interest Income and Other.    Our interest income decreased by 18.2% from $2.1 million for the year ended December 31, 2001 to $1.7 million for the year ended December 31, 2002, resulting from a decrease in marketable securities and a reduction in interest rates.

        Interest Expense.    Our interest expense increased by 356.7% from $7.9 million for the year ended December 31, 2001 to $36.3 million for the year ended December 31, 2002. The increase resulted primarily from an increase in borrowings under our previous Cisco Capital credit facility, an increase in the number of capital leases and the interest expense associated with our 7 1/2% Convertible Subordinated Notes Due 2007. The increase was partially offset by a reduction in interest rates.

        Net Loss.    As a result of the foregoing, our net loss of $66.9 million for the year ended December 31, 2001 increased to a net loss of $91.8 million for the year ended December 31, 2002.

Liquidity and Capital Resources

        In assessing our liquidity, our management reviews and analyzes our current cash on-hand, our accounts receivable, foreign exchange rates, capital expenditure commitments, and our required debt payments and other obligations.

        During 2003, we engaged in two transactions pursuant to which we significantly reduced our indebtedness and improved our liquidity. Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation which we refer to as our previous Cisco credit facility. During the third quarter of 2003, we entered into agreements with Cisco Capital and certain of our existing investors pursuant to which, among other things: (1) Cisco Capital agreed to cancel the $269.1 million in principal amount of then-outstanding indebtedness and accrued interest and to return warrants exercisable for the purchase of 40,000 shares of our common stock in exchange for a cash payment of $20.0 million, the issuance of 11,000 shares of our Series F preferred stock, which are convertible into 3.4 million shares of our common stock and the issuance of an Amended and Restated Promissory Note for the aggregate principal amount of $17.0 million, and (2) we sold to certain of our then-existing investors preferred stock convertible into 12.7 million shares of our common stock, in exchange for $41.0 million in cash, a portion of which was used to make the $20.0 million cash payment to Cisco Capital.

        In the first quarter of 2003, we entered an agreement with the holders of approximately $106.7 million in face value of 7 1/2% Convertible Subordinated Notes Due 2007 issued in September 2000 by our subsidiary Allied Riser, pursuant to which the noteholders agreed (1) to surrender their notes, including accrued and unpaid interest, in exchange for a cash payment of $5.0 million and the issuance of 3.4 million shares of our Series D preferred stock and 3.4 million shares of our Series E preferred stock, which shares were converted into a total of 34,263 shares of our common stock in the Cisco recapitalization, and (2) to dismiss with prejudice their litigation against Allied Riser, in exchange for a cash payment of $4.9 million.

    Cash Flows

        The following table sets forth our consolidated cash flows for the years ended December 31, 2001, 2002, and 2003 and the six months ended June 30, 2003 and 2004.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Net cash used in operating activities	$(46,786)	$(41,567)	$(27,357)	$(18,763)	$(17,629)
Net cash (used in) provided by investing activities	(131,652)	(19,786)	(25,316)	(16,258)	26,480
Net cash provided by (used in) financing activities	161,862	51,694	20,562	1,398	(3,308)
Effect of exchange rates on cash	—	(44)	672	564	(418)

Net (decrease) increase in cash and cash equivalents during period	$(16,576)	$(9,703)	$(31,439)	$(33,059)	$5,125

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $18.7 million for the six months ended June 30, 2003 compared to $17.6 million for the same period during 2004. Our primary sources of operating cash are receipts from our customers who are billed on a monthly basis for our services. Our primary uses of cash are payments made to our vendors and employees. Our net loss was $20.9 million for the six months ended June 30, 2003 compared to a net loss of $46.4 million for the six months ended June 30, 2004. Net loss for the six months ended June 30, 2003 was partially offset by a gain of $24.8 million related our settlement with certain Allied Riser noteholders. Depreciation and amortization, including the amortization of deferred compensation and the debt discount on the Allied Riser notes was $27.2 million for the six months ended June 30, 2003, and $34.8 million for the six months ended June 30, 2004. Changes in assets and liabilities resulted in a decrease to operating cash of $0.3 million for the six months ended June 30, 2003 and a decrease in operating cash of $5.3 million for the six months ended June 30, 2004. This occurred primarily because payments for accounts payable and accrued liabilities exceeded collections of accounts receivable during the six months ended June 30, 2003 and June 30, 2004 by $1.4 million and $7.8 million, respectively.

        Net cash used in operating activities was $41.6 million for the year ended December 31, 2002 compared to $27.4 million for the year ended December 31, 2003. Net loss was $91.8 million for the year ended December 31, 2002. Net income was $140.7 million for the year ended December 31, 2003. Our net loss for the year ended December 31, 2002 includes an extraordinary gain of $8.4 million related to the Allied Riser merger. Net income for the year ended December 31, 2003 includes a gain of $215.4 million related to the restructuring of our credit facility with Cisco Capital and a $24.8 million gain related to the exchange of Allied Riser subordinated convertible notes. Depreciation and amortization including amortization of debt discount and deferred compensation was $45.9 million for the year ended December 31, 2002 and $70.2 million for the year ended December 31, 2003. Net changes in current assets and liabilities added back to the net loss to arrive at cash used in operating activities resulted in an increase to operating cash of $18.5 million for the year ended December 31, 2002 and $1.9 million for the year ended December 31, 2003. A $15.8 million and $12.0 million increase in accrued interest was included in the change in assets and liabilities for the years ended December 31, 2002 and 2003, respectively. Payments for accounts payable and accrued liabilities exceeded collections of accounts receivable by $12.8 million for the year ended December 31, 2002. Payments for accounts payable and accrued liabilities approximated collections of accounts receivable for the year ended December 31, 2003.

        Net cash used in operating activities was $46.8 million for the year ended December 31, 2001 compared to $41.6 million for the year ended December 31, 2002. The net loss was $66.9 million for the year ended December 31, 2001 and increased to $91.8 million for the year ended December 31, 2002. Included in these net losses were depreciation and amortization of $16.9 million for the year ended December 31, 2001, and $45.9 million for the year ended December 31, 2002. Net changes in assets and liabilities added back to the net loss to arrive at cash used in operating activities were $3.3 million for the year ended December 31, 2001 and $18.5 million for the year ended December 31, 2002. Payments for accounts payable and accrued liabilities approximated collections of accounts receivable for each period. A $15.8 million increase in accrued interest was included in the change in assets and liabilities for the year ended December 31, 2002. Net cash used in operating activities includes an extraordinary gain of $8.4 million and a gain on the settlement of vendor litigation of $5.7 million for the year ended December 31, 2002.

        Net Cash (Used in) Provided By Investing Activities.    Net cash used in investing activities was $16.3 million for the six months ended June 30, 2003 compared to net cash provided by investing activities of $26.5 million for the same period during 2004. Our primary sources of cash provided by investing activities during the first six months of 2004 was cash acquired of $4.7 million and $19.4 million from our acquisition of Firstmark in January 2004 and our merger with Symposium Omega in March 2004, respectively. Our purchases of property and equipment were $18.3 million for the six months ended June 30, 2003 and $4.0 million for the six months ended June 30, 2004. Our sales of short-term investments were $2.7 million for the six months ended June 30, 2003 and $2.3 million for the six months ended June 30, 2004. Net cash provided by investing activities for the six months ended June 30, 2004 also included proceeds from the sale of warrants acquired in the Firstmark transaction for $3.4 million.

        Net cash used in investing activities was $131.7 million for the year ended December 31, 2001, $19.8 million for the year ended December 31, 2002 and $25.3 million for the year ended December 31, 2003. Our primary uses of cash during 2001 were $118.0 million for the purchase of property and equipment in connection with the deployment of our network, $11.9 million for the purchase of intangible assets in connection with the NetRail acquisition and $1.8 million for purchases of short term investments. Our primary uses of cash during 2002 were $75.2 million for the purchase of property and equipment in connection with the deployment of our network, $9.6 million for the purchase of intangible assets in connection with our PSINet acquisition, $3.6 million in connection with our acquisition of the minority interest in Shared Technologies of Canada, Inc. and $1.8 million for purchases of short term investments. Cash expenditures were partially offset during 2002 by the $70.4 million of cash and cash equivalents that we acquired in connection with the Allied Riser merger. Our primary use of cash during 2003 was $24.0 million for the purchase of property and equipment in connection with the deployment of our network.

        Net Cash Provided by (Used in) Financing Activities.    Financing activities provided net cash of $1.4 million for the six months ended June 30, 2003 and used net cash of $3.3 million for the six months ended June 30, 2004. Net cash provided by financing activities during the first six months of 2003 resulted principally from proceeds from borrowings under the previous Cisco credit facility of $8.0 million offset by a $5.0 million payment related to the Allied Riser note exchange and payments under our capital leases of $1.6 million. Net cash used in financing activities during the first six months of 2004 was principally related to a $1.2 million payment to LNG Holdings and $2.1 million in payments under our capital leases.

        Financing activities provided net cash of $161.9 million for the year ended December 31, 2001, $51.7 million for the year ended December 31, 2002 and $20.6 million for the year ended December 31, 2003. Net cash provided by financing activities during 2001 resulted principally from borrowings under our previous Cisco credit facility of $107.6 million and net proceeds of $61.3 million from the sale of our Series C preferred stock, partially offset by $12.8 million in capital lease repayments. Net cash provided by financing activities during 2002 resulted principally from borrowings under our previous Cisco credit facility of $54.4 million, partially offset by $2.7 million in capital lease repayments. Net cash provided by financing activities during 2003 resulted principally from borrowings under our previous Cisco credit facility of $8.0 million and net proceeds of $40.6 million from the sale of our Series G preferred stock, partially offset by a $5.0 million payment related to the Allied Riser note exchange, a $20.0 million payment to Cisco Capital in connection with the Cisco recapitalization and $3.1 million in capital lease repayments.

    Cash Position and Indebtedness

        Our total indebtedness, net of discount, at December 31, 2001, 2002 and 2003 was $202.5 million, $347.9 million and $83.7 million, respectively. During the year ended December 31, 2003, the Allied Riser note exchange and related agreement and the Cisco recapitalization in particular had a significant impact on our liquidity and our level of indebtedness. At June 30, 2004, our total cash and cash equivalents were $13.0 million and our total indebtedness was $130.9 million. Total indebtedness includes $108.5 million of capital lease obligations for dark fiber, which is primarily held pursuant to 15-25 year indefeasable rights of use, or IRU's. Of this $108.5 million, approximately $6.0 million is considered a current liability.

    Amended and Restated Cisco Note and Second Amended and Restated Cisco Note

        In connection with the Cisco recapitalization, we amended our credit agreement with Cisco Capital. The Amended and Restated Credit Agreement became effective at the closing of the recapitalization on July 31, 2003.

        Our remaining $17.0 million of indebtedness to Cisco is evidenced by a promissory note, which we refer to as the Amended and Restated Cisco Note. The Amended and Restated Cisco Note eliminated the covenants related to our financial performance. Cisco Capital retained its senior security interest in substantially all of our assets, except that we are permitted to subordinate Cisco Capital's security interest in our accounts receivable. We plan to enter into an amendment of this note immediately prior to this offering. Pursuant to this amended note, which we refer to as the Second Amended and Restated Cisco Note, we will repay $7.0 million of the $17.0 million of aggregate indebtedness with a part of the proceeds of this offering. No interest will accrue or become payable on the Second Amended and Restated Cisco Note for the first 30 months unless we default under the terms of the Second Amended and Restated Cisco Note. The remaining $10.0 million principal and interest is paid as follows: a $4.0 million principal payment is due on February 1, 2006, a $3.0 million principal payment plus interest accrued is due on February 1, 2007, and a final principal payment of $3.0 million plus interest is due on February 1, 2008. When the indebtedness under the Second Amended and Restated Cisco Note begins to accrue interest in 2006, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The Second Amended and Restated Cisco Note is also subject to mandatory prepayment in full upon the occurrence of the closing of any change in control of us, our completion of any equity financing or receipt of loan proceeds above $30.0 million following this offering, our achievement of four consecutive quarters of operating cash flow of at least $5.0 million, or our merger resulting in a combined entity with an equity value greater than $100.0 million, as each of these events is defined in the agreement.

        The Cisco recapitalization was considered a troubled debt restructuring under SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings. Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the estimated future interest payments.

    Contractual Obligations and Commitments

        The following table summarizes our contractual cash obligations and other commercial commitments as of June 30, 2004:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long term debt	$28,033	$—	$22,869	$5,164	$—
Capital lease obligations	177,257	16,204	28,189	24,281	108,583
Operating leases (1)	171,290	25,206	39,496	27,207	79,381
Unconditional purchase obligations	3,694	246	492	492	2,464

Total contractual cash obligations	$380,274	$41,656	$91,046	$57,144	$190,428

(1)
These amounts include $105.4 million of operating lease and license agreement obligations and $68.1 million of maintenance and connectivity obligations reduced by sublease agreements of approximately $2.2 million.

        Capital Lease Obligations.    The capital lease obligations above were incurred in connection with our IRUs for intercity and intracity dark fiber underlying substantial portions of our network. These capital leases are presented on our balance sheet at the net present value of the future minimum lease payments, or $108.5 million at June 30, 2004. These leases generally have terms of 15 to 25 years.

    Future Capital Requirements

        Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy. We believe that if we are able to increase the number of customers using our services as planned, our current cash position is sufficient to fund our operations until we generate more cash than we consume. If we are unable to achieve revenue growth or if we have significant unplanned costs or cash requirements, we may need to raise additional funds through the issuance of debt or equity. We cannot assure you that such financing will be available on terms acceptable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the number of buildings that we serve or require us to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        We may elect to purchase or otherwise retire the remaining $10.2 million face value of Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations.

    Off-Balance Sheet Arrangements

        We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Critical Accounting Policies and Significant Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        The accounting policies we believe to be most critical to understanding our financial results and condition and that require complex, significant and subjective management judgments are discussed below. We have not experienced significant revisions to our assumptions except to the extent that they result from (1) variations in the trading price of our common stock which has caused us to revise the assumptions that we use in determining deferred compensation, (2) changes in the amount and aging of our accounts receivable which have caused us to revise the assumptions that we use in determining our allowance for doubtful accounts and (3) changes in interest rates which have caused us to revise the assumptions that we use in determining the present value of future minimum lease payments.

    Revenue Recognition

        We recognize service revenue when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives offered to certain customers are recorded as a reduction of revenue when granted or ratably over the estimated customer life. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life. We determine the estimated customer life using a historical analysis of customer retention. If our estimated customer life increases, we will recognize installation revenue over a longer period. We expense direct costs associated with sales and new customer setup as incurred.

    Allowances for Sales Credits and Unfulfilled Purchase Obligations

        We have established allowances to account for sales credit adjustments and unfulfilled contractual purchase obligations.

  •
  Our allowance for sales credit adjustments is designed to account for reductions to our service revenue that occur when customers are granted a termination of service adjustment for amounts billed in advance, a service level agreement credit or discount. This allowance is provided for by reducing our gross service revenue and is determined by actual credits granted during the period and an estimate of unprocessed credits. At any point in time this allowance is determined by the amount and nature of credits granted prior to the balance sheet date.

  •
  Our allowance for unfulfilled contractual purchase obligations is designed to account for non-payment of amounts under agreements that we have with certain of our customers that place minimum purchase obligations on them. Although we vigorously seek payments due pursuant to these purchase obligations, we have historically collected only approximately 2% of these payments. In order to allow for this we reduce our gross service revenue by the amount that has been invoiced to these customers. We reduce this allowance and recognize the related service revenue only upon the receipt of cash payments in respect of these invoices. At any point in time this allowance is determined by the amount of unfulfilled contractual purchase obligations invoiced to our customers and with respect to which we are continuing to seek payment. Once we submit these accounts receivable to a third party collection agency, this allowance is reduced.

    Valuation Allowances for Doubtful Accounts Receivable and Deferred Tax Assets

        We have established allowances that we use in connection with valuing expense charges associated with uncollectible accounts receivable and our deferred tax assets.

  •
  Our valuation allowance for uncollectible accounts receivable is designed to account for the expense associated with writing off accounts receivable that we estimate will not be collected. We provide for this by increasing our selling, general and administrative expenses by the amount of receivables that we estimate will not be collected. We assess the adequacy of this allowance monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit-worthiness of our customers. We also assess the ability of specific customers to meet their financial obligations to us and establish specific allowances based on the amount we expect to collect from these customers. As of December 31, 2001, 2002 and 2003 and June 30, 2004, respectively, our allowance for doubtful accounts receivable comprised, 8.8%, 26.8%, 36.1% and 31.5% of our total accounts receivable. For the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004, our allowance for doubtful accounts expense accounted for 1.6%, 8.8%, 8.8% and 8.2% of our total SG&A expenses, respectively.

  •
  Our valuation allowance for our net deferred tax asset is designed to take into account the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets in the event that we record positive income for income tax purposes. For federal and state tax purposes, our net operating loss carry-forwards, including those that we have generated through our operations and those acquired in the Allied Riser merger could be subject to significant limitations on annual use. To account for this uncertainty we have recorded a valuation allowance for the full amount of our net deferred tax asset. As a result the value of our deferred tax assets on our balance sheet is zero.

    Impairment of Long-Lived Assets

        We review our long-lived assets, including property and equipment, and intangible assets with definite useful lives to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to our best estimate of future undiscounted cash flows expected to result from the use of the assets and their eventual disposition over the remaining useful life of the primary asset in the asset group. As of December 31, 2002 and December 31, 2003, we tested our long-lived assets for impairment. In the event that there are changes in the planned use of our long-lived assets, or our expected future undiscounted cash flows are reduced significantly, our assessment of our ability to recover the carrying value of these assets under SFAS No. 144 could change. Because our best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, we believe that currently the fair value of our long-lived assets including our network assets and IRUs are significantly below the amounts we originally paid for them and may be less than their current depreciated cost basis. Our best estimate of future undiscounted cash flows is sensitive to changes in our estimated cash flows and any change in the lease period or in the designation of our primary asset in the asset group.

    Business Combinations

        We account for our business combinations pursuant to SFAS No. 141, Business Combinations. Under SFAS No. 141 we allocate the cost of an acquired entity to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Intangible assets are recognized when they arise from contractual or other legal rights or if they are separable as defined by SFAS No. 141. We determine estimated fair values using quoted market prices, when available, or the using present values determined at appropriate current interest rates. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

    Goodwill and Other Intangibles

        We account for our intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142 we determine the useful lives of our intangible assets based upon the expected use of the intangible asset, contractual provisions, obsolescence and other factors. We amortized our intangible assets on a straight-line basis. We presently have no intangible assets that are not subject to amortization.

    Other Accounting Policies

        We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

        We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction-in-progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Our capitalization of these costs is sensitive to the percentage of time and number of our employees involved in construction activities.

        We estimate the fair market value of our Series H preferred stock based upon the number of common shares the Series H preferred stock converts into and the trading price of our common stock on the grant date. The fair market value of our Series H preferred stock is sensitive to changes in the trading price of our common stock.

Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on our financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003 we provided an indemnification to certain shareholders discussed in Note 9 to our December 31, 2003 financial statements. Under the Interpretation, in 2003 we have recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on our results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003. We do not have any financial instruments that meet the provisions of SFAS No. 150, therefore, adopting the provisions of SFAS No. 150 did not have an impact on our results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No. 00-21. Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under the EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on our consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition, which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on our consolidated financial statements.

Recent Accounting Pronouncements

        In March 2004, the FASB ratified the consensuses reached by Emerging Issues Task Force in Issue No. 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128 ("EITF 03-06"). EITF 03-06 clarifies the definitional issues surrounding participating securities and requires companies to restate prior earnings per share amounts for comparative purposes upon adoption. We adopted the provisions of EITF 03-06 in the second quarter of 2004, and restated our previously disclosed basic earnings per share amounts to include our participating securities in basic earnings per share when including such shares would have a dilutive effect. As a result of the adoption and for comparative purposes, basic income per share available to common shareholders decreased from $11.00 to $2.78 for the quarter ended March 31, 2003, from $271.80 to $12.64 for the quarter ended September 30, 2003, and from $229.18 to $11.18 for the year ended December 31, 2003.

Quantitative And Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $14.8 million at June 30, 2004, $13.0 million of which are considered cash equivalents and mature in 90 days or less and $1.8 million are short term investments consisting of commercial paper of which $0.7 million is restricted for collateral against letters of credit. We also own commercial paper investments and certificates of deposit totaling $1.3 million that are classified as other long-term assets. These investments are also restricted for collateral against letters of credit.

        If market rates were to increase immediately and uniformly by 10% from the level at June 30, 2004, the change to our interest sensitive assets and liabilities would not have a material effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the six months ended June 30, 2004 would have increased our interest expense for the period by approximately $0.6 million.

        Interest on the Second Amended and Restated Cisco Note will not accrue until February 2006, unless we default under the terms of the note. When the note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

BUSINESS

Overview

        We are a leading facilities-based provider of low-cost, high-speed Internet access and Internet Protocol connectivity. Our network has been designed and optimized to transmit data using Internet Protocol, which provides us with significant cost and performance advantages over legacy networks. We deliver our services to more than 5,000 small and medium-sized businesses, communications service providers, and other bandwidth-intensive organizations in North America and Europe. Our primary service is providing Internet access at a speed of 100 Megabits per second, much faster than typical Internet access currently offered to businesses, and is delivered through our own facilities running all the way to our customers' premises.

        Our network is comprised of in-building riser facilities, metropolitan optical fiber networks, metropolitan traffic aggregation points and intercity transport facilities. The network is physically connected entirely through our facilities to over 950 buildings in which we provide our on-net services, including over 800 multi-tenant office buildings. We also provide on-net services in carrier-neutral colocation facilities, data centers and single-tenant office buildings. Because of our network architecture, we are not dependent on local telephone companies to serve our on-net customers. In addition to providing our on-net services, we also provide Internet connectivity to customers that are not located in buildings directly connected to our network. We serve these off-net customers using other carriers' facilities to provide the last mile portion of the link from our customers' premises to our network. We emphasize the sale of on-net services because sales of these services generate higher gross profit margins. For the six months ended June 30, 2004, 65.6% of our net service revenue was generated from on-net customers as compared to 53.1% in the same period in 2003.

        Our network allows us to respond to the growing demand for low-cost, high-speed Internet connectivity. On average, we currently serve approximately 4% of the tenants in each of our multi-tenant on-net buildings. We believe our multi-tenant on-net buildings have an average of 45 tenants. In addition, we currently serve less than 1% of the approximate 172,000 small and medium-sized businesses in the geographic regions in which we offer our off-net services. We also operate 29 data centers comprising over 300,000 square feet throughout North America and Europe that allow customers to colocate their equipment and access our network. We intend to continue to expand our addressable market by selectively adding buildings to our network.

Competitive Advantages

        We believe we address many of the Internet Protocol, or IP, data communications needs of small and medium-sized businesses, communications service providers and other bandwidth-intensive organizations by offering them high-quality Internet service at attractive prices.

        Low Cost of Operation.    We have built our network on a facilities-based platform to optimally deliver IP services. We believe our network architecture gives us a cost advantage over our competitors, who have constructed their networks to overlay legacy voice networks. We have minimized the cost of constructing and maintaining our network by acquiring strands of fiber from carriers with large unused capacity. We also have minimized our capital expenditures by acquiring financially distressed companies or their assets at a significant discount to their original cost. Our high-capacity network's existing connections to over 950 buildings enable us to increase the total number of customers we serve. We believe our high operating leverage, combined with the relatively low capital expenditures we expect to incur over the foreseeable future, provides the foundation for generating free cash flow. Finally, our focus on a simple set of Internet connectivity services reduces our costs of provisioning and customer support.

        Independent Network.    Our high-speed on-net Internet access service does not rely on infrastructure controlled by local incumbent telephone companies. We provide the entire network, including the last mile and the in-building wiring to the customer's suite. This gives us more control over our service, quality and pricing and allows us to provision services more quickly and efficiently. We are typically able to activate customer services in one of our on-net buildings in fewer than nine days. Our off-net services are generally installed within 30 days and utilize more traditional circuits, such as T1 and T3 lines, purchased from local telecommunications providers.

        Reliable Service.    Over the last 33 months, our network has averaged 99.99% customer connection availability. The majority of our network is configured in a ring structure that enables us to route customer traffic in either direction around the network rings both at the metropolitan and intercity levels. The availability of two data transmission paths around each ring serves as a backup that minimizes loss of service in the event of network failure or damage.

        High Quality.    We are able to offer high-quality Internet service due to our network, which was designed solely to transmit IP data, and dedicated intracity bandwidth for each customer. Our intracity network is designed to allow customers to transmit and receive data simultaneously at the maximum stated rate for their connection without performance degradation. This design increases the speed and throughput of our network and reduces the number of data packets dropped during transmission.

        Experienced Management Team.    Our management team is composed of seasoned executives with extensive expertise in the communications industry as well as knowledge of the markets in which we operate. Our management team has designed and built our network and has guided us through the recent telecommunications industry downturn. The team has also integrated our network assets, customers and service offerings we acquired through eight major and three minor acquisitions.

Our Strategy

        We intend to become the leading provider of high-capacity IP data services to customers in the markets we serve and to increase our profitability and cash flow. The principal elements of our strategy include:

        Focus on Providing Low-Cost, High-Speed Internet Access and IP Connectivity.    We intend to further leverage our high-capacity network to respond to the growing demand among businesses for high-speed Internet service. We currently offer services with speeds ranging between 500 Kilobits per second, or Kbps, and 1,000 Megabits per second, or Mbps. Our primary service is offered at a speed of 100 Mbps, much faster than typical Internet access currently offered to businesses.

        Pursuing On-Net Customer Growth.    We intend to expand and intensify the efforts of our direct field sales organization. Our direct field sales organization markets to tenants in our on-net buildings. Our marginal cost to serve new on-net customers is low because of our network design and focused service offerings. We estimate that we now serve only 4% of the tenants in our on-net buildings, providing us with a significant opportunity for customer and revenue growth. We intend to increase usage of our network and operational infrastructure by adding customers in our existing on-net buildings, as well as adding buildings to our network, particularly in Europe.

        Selectively Expanding Our Service Offerings.    We have recently expanded the geographic reach of our core Internet protocol-based services to include Europe. We will continue to evaluate opportunities to offer complementary application services on our network, such as voice-over-Internet Protocol, or VoIP, remote storage, Internet Protocol virtual private networks, or IP VPNs, and secure networks. In certain instances, the development and deployment of new technologies may be dependent on the successful implementation of network upgrades. The success of new service offerings also may be dependent on customer acceptance.

        Selectively Pursuing Acquisition Opportunities.    Since our inception, we have made a number of acquisitions that have enhanced our business. In the first quarter of 2004, we consummated the acquisition of the European portion of our network. We will continue to evaluate opportunities to acquire network assets and customers through selective acquisitions. We may also use acquisitions to expand into new geographic markets.

Our Network

        Our network is comprised of in-building riser facilities, metropolitan optical networks, metropolitan traffic aggregation points and intercity transport facilities. We deliver a high level of technical performance because our network is optimized for Internet protocol traffic. It is more reliable and less costly for Internet Protocol traffic than networks built as overlays to traditional telephone networks.

        Our network encompasses:

  •
  an intercity network of more than 21,000 fiber route miles in North America and Europe;

  •
  intracity networks in 25 markets in North America and Europe consisting of over 8,000 fiber miles;

  •
  over 800 multi-tenant office buildings strategically located in commercial business districts of major North American and European markets;

  •
  over 200 carrier-neutral Internet aggregation facilities, data centers and single-tenant buildings in North America and Europe; and

  •
  three leased high-capacity circuits providing a transatlantic link between the North American and European portions of our network.

    Intercity Networks

        The North American portion of our inter-city network consists of two strands of optical fiber that we have acquired from WilTel Communications and 360networks under pre-paid IRUs. The WilTel fiber route is approximately 12,500 miles in length and runs through all of the metropolitan areas that we serve with the exception of Toronto, Ontario. We have the right to use the WilTel fiber through 2020 and may extend the term for two five-year periods without additional payment. To serve the Toronto market, we lease two strands of optical fiber under pre-paid IRUs from affiliates of 360networks. This fiber runs from Buffalo to Toronto. The 360networks IRUs expire in 2020, after which title to the fiber is to be transferred to us. While the IRUs are pre-paid, we pay WilTel and affiliates of 360networks to maintain their respective fibers during the period of the IRUs. We own and maintain the electronic equipment that transmits data through the fiber. That equipment is located approximately every 40 miles along the network and in our metropolitan aggregation points and the on-net buildings we serve.

        In Spain and Portugal, we have approximately 1,300 route miles of fiber secured from La Red Nacional de los Ferrocarriles Espanoles. We have the right to use this fiber pursuant to an IRU that expires in 2012. In France, the United Kingdom, Belgium, the Netherlands and Switzerland, we have approximately 5,100 route miles of fiber secured from Neuf Telecom and Telia. We have the right to use the Neuf Telecom fiber pursuant to an IRU that expires in 2020. In Germany and Austria, we have approximately 2,000 route miles of fiber secured from MTI and Telia. We have the right to use the MTI fiber pursuant to an IRU that expires in 2019. We have the right to use all of our Telia fiber pursuant to an IRU expiring in 2011 with an option to extend to 2019.

    Intracity Networks

        In each North American metropolitan area in which we provide high-speed on-net Internet access service, the backbone network is connected to a router connected to one or more metropolitan optical networks. These metropolitan networks also consist of optical fiber that runs from the central router in a market into routers located in on-net buildings. The metropolitan fiber runs in a ring architecture, which provides redundancy so that if the fiber is cut data can still be transmitted to the central router by directing traffic in the opposite direction around the ring. The router in the building provides a connection to each on-net customer.

        The European intracity networks for Internet access service use essentially the same architecture as in North America, with fiber rings connecting routers in each on-net building we serve to a central router. While these intracity networks were originally built as legacy networks providing point-to-point services, we are using excess capacity on these networks to implement our IP network.

        Within the North American cities where we offer off-net Internet access service, we lease circuits, typically T1 lines, from telecommunications carriers, primarily local telephone companies, to provide the last mile connection to the customer's premises. Typically, these circuits are aggregated at various locations in those cities onto higher-capacity leased circuits that ultimately connect the local aggregation route to our network. In Europe, we have begun to deploy off-net aggregation equipment across our network.

    In-Building Networks

        We connect our routers to a cable containing 12 to 288 fiber strands that typically run from the basement of the building through the building riser to the customer location. Service for customers is initiated by connecting a fiber optic cable from a customer's local area network to the infrastructure in the building riser. The customer then has dedicated and secure access to our network using an Ethernet connection. Ethernet is the lowest cost network connection technology and is used almost universally for the local area networks that businesses operate.

    Internetworking

        The Internet is an aggregation of interconnected networks. We interconnect our network with over 390 other ISPs at approximately 40 locations. We interconnect our network through public and private peering arrangements. Public peering is the means by which ISPs have traditionally connected to each other at central, public facilities. Larger ISPs also exchange traffic and interconnect their networks by means of direct private connections referred to as private peering.

        Peering agreements between ISPs are necessary in order for them to exchange traffic. Without peering agreements, each ISP would have to buy Internet access from every other ISP in order for its customer's traffic, such as email, to reach and be received from customer's of other ISPs. We are considered a Tier 1 ISP and, as a result, have settlement-free peering arrangements with other providers. This allows us to exchange traffic with those ISPs without payment by either party. In such arrangements, each party exchanging traffic bears its own cost of delivering traffic to the point at which it is handed off to the other party. We also engage in public peering arrangements in which each party also pays a fee to the owner of routing equipment that operates as the central exchange for all the participants. We do not treat our settlement-free peering arrangements as generating revenue or expense related to the traffic exchanged. Where we do not have a public or private settlement-free peering connection with an ISP, we exchange traffic through an intermediary, whereby such intermediary receives payment from us. Less than 3% of our traffic is handled this way.

    Network Management and Control

        Our primary network operations centers are located in Washington, D.C. and Madrid. These facilities provide continuous operational support in both North America and Europe. Our network operations centers are designed to immediately respond to any problems in our network. To ensure the quick replacement of faulty equipment in the intracity and long-haul networks, we have deployed field engineers across North America and Europe. In addition, we have maintenance contracts with third party vendors that specialize in optical and routed networks.

Our Services

        We offer high-speed Internet access and IP connectivity to small and medium-sized businesses, communications providers and other bandwidth-intensive organizations located in North America and Europe.

        The table below shows our primary service offerings:

On-Net Services	Bandwidth (Mbps)
Fiber500	0.5
Two Meg	2.0
Fast Ethernet	100
Gigabit Ethernet	1,000
Colocation with Internet Access	2 to 1,000
Point-to-Point	1.5 to 10,000
Off-Net Services
T1	1.5
T3	45

        We offer on-net services in 25 metropolitan markets and over 950 buildings of which more than 850 are located in North American and more than 75 in Europe. Our most popular on-net service in North America is our Fast Ethernet service. The European portion of our network was historically used to offer point-to-point services. We acquired and re-architected this network to begin offering our IP-based services in Europe. We also offer colocation services in 29 locations in North America and Europe. This on-net service offers Internet access combined with equipment rack space in a Cogent facility, allowing the customer to locate a server or other equipment at that location and connect to our Internet service. We emphasize the sale of on-net services because sales of these services generate higher gross profit margins.

        We offer off-net services to customers not located in our on-net buildings. These services are provided in 34 metropolitan markets in North America. These services are generally provided to small and medium-sized businesses located within a ten-mile radius of these facilities.

        We support a number of non-core services assumed with certain of our acquisitions. These services include email service, dial-up Internet, shared web hosting, managed web hosting, managed security, point-to-point services, and voice services in Toronto, Canada only. For the six months ended June 30, 2004, these services accounted for approximately 12.1% of our revenue; however, we do not actively market such non-core services because these services do not take advantage of our network assets. We expect the revenue from these non-core services to decline. We expect the growth of our on-net and off-net Internet services to compensate for this loss.

Sales and Marketing

        We employ a relationship-based sales and marketing approach. We believe this approach and our commitment to customer service increases the effectiveness of our sales efforts. We market our services through two primary sales channels as summarized below:

        Direct Sales.    As of September 15, 2004, our direct sales force included 62 full-time employees focused solely on acquiring and retaining on-net customers. Each member of our direct sales force is assigned a specific market or territory, based on customer type and geographic location. Of these direct sales force employees, 49 have individual quota responsibility. Direct sales personnel are compensated with a base salary plus quota-based commissions and incentives. Each end-user sales professional is assigned 15 to 20 buildings on which to call, providing them with a clearly defined and manageable base of property managers and potential customers. Each carrier sales professional is assigned all of the on-net carrier-neutral facilities in a major metropolitan area. We use a customer relationship management system to efficiently track activity levels and sales productivity in particular geographic areas. Furthermore, our sales personnel work through direct face-to-face contact with potential customers in, or intending to locate in, on-net buildings. Through agreements with building owners, we are able to initiate and maintain personal contact with our customers by staging various promotional and social events in our on-net buildings.

        Telesales.    As of September 15, 2004, we employed 11 full-time outbound telemarketing sales personnel in Herndon, Virginia who are focused solely on selling our off-net services to our target business customers. Of these telesales employees, 9 have individual quota responsibility. Telesales personnel are compensated with a base salary plus quota-based commissions and incentives.

        Marketing.    As a result of our direct sales approach, we have generally not spent funds on television, radio or print advertising. Our marketing efforts are designed to drive awareness of our products and services, identify qualified leads through various direct marketing campaigns and provide our sales force with product brochures, collateral materials and relevant sales tools to improve the overall effectiveness of our sales organization. In addition, we conduct public relations efforts focused on cultivating industry analyst and media relationships with the goal of securing media coverage and public recognition of our Internet communications services. Our marketing organization also is responsible for our product strategy and direction based upon primary and secondary market research and the advancement of new technologies.

Competition

        While we are a leading provider of high-speed IP connectivity, the market in which we operate is highly competitive. We face competition from incumbent carriers, Internet service providers and facilities-based network operators, many of whom are much bigger than us, have significantly greater financial resources, and better-established brand names and large, existing installed customer bases in the markets in which we compete. We also face competition from other new entrants to the communications services market. Many of these companies offer products and services that are similar to our products and services, and we expect the level of competition to intensify in the future. Unlike some of our competitors, we do not have title to most of the dark fiber that makes up our network. Our interests in that dark fiber are in the form of long-term leases or IRUs obtained from their title holders. We are reliant on the maintenance of such dark fiber to provide our on-net services to customers. We are also dependent on third-party providers, some of whom are our competitors, for the provision of T-1 lines to our off-net customers.

        We believe that competition is based on many factors, including price, transmission speed, ease of access and use, breadth of service availability, reliability of service, customer support and brand recognition. Because our fiber optic networks have been recently installed compared to those of the incumbent carriers, our state-of-the-art technology may provide us with cost, capacity, and service quality advantages over some existing incumbent carrier networks; however, our network may not support some of the services supported by these legacy networks, such as circuit-switched voice and frame relay. While the Internet access speeds offered by traditional ISPs typically do not match our on-net offerings, these slower services usually are priced lower than our offerings and thus provide competitive pressure on pricing, particularly for more price-sensitive customers. Additionally, some of our competitors are in bankruptcy or may soon emerge from bankruptcy, and some already have done so. Because the bankruptcy process allows for the discharge of debts and rejection of certain obligations, these competitors may have more pricing flexibility and a lower cost structure than we do. These and other downward pricing pressures have diminished, and may further diminish, the competitive advantages that we have enjoyed as the result of our service pricing.

Employees

        As of September 15, 2004, we had 251 employees. Nineteen of our employees in France are represented by a works counsel and a union. We intend to enter into discussions with our employees and their representatives in France regarding possible revisions of their employment terms. We believe at this time that we have satisfactory relations with our employees.

Properties

        We own no material real property in North America. We lease our headquarters facilities consisting of approximately 15,370 square feet in Washington, D.C. We also lease approximately 196,000 square feet of space in 40 locations to house our colocation facilities, regional offices and operations centers. The lease for our headquarters is with an entity controlled by our Chief Executive Officer and expires on August 31, 2005. The terms of our other leases generally are for ten years with two five-year renewal options. We believe that these facilities are generally in good condition and suitable for our operations. In addition to the above leases, we also have, from our acquisitions, leases for approximately 89,000 square feet of office space in 10 locations. All of this space is currently sublet.

        Through the acquisition of our French and Spanish subsidiaries in January, 2004, we acquired three properties in France. All three properties are data centers and points-of-presence, or POP, facilities ranging in size from 11,838 to 18,292 square feet. We believe that the current market value of these properties is 5.1 million euros or approximately $6.0 million. One of the three properties, located in Lyon, France, is currently under contract to be sold for 3.9 million euros, or approximately $4.6 million, and is expected to close in mid-2005, subject to the purchaser obtaining the necessary entitlements to redevelop the property. Through our French and Spanish subsidiaries, we also lease approximately 205,000 square feet of space to house our colocation facilities, regional offices and operations centers. Approximately 160,000 square feet of the total are used for active POP locations, which house our network equipment and provide colocation space for our customers and have an average size of 8,800 square feet. The terms of these leases generally are for nine years with an opportunity to terminate the lease every three years. Much of the general office space and non-active POP locations are currently on the market to be sublet to third parties. We believe that these facilities are generally in good condition and suitable for our operations.

Legal Proceedings

        In 2002, a vendor of telecommunications capacity invoiced us for approximately $1.7 million in excess of what we believe we owed the vendor. Our relationship with the vendor ended in early 2003. The vendor has initiated an arbitration proceeding related to this dispute. We do not know the amount the vendor will claim under the arbitration, but it may be substantially larger than the amount invoiced. The vendor appears to plan to enlarge its claim to include claims for services the vendor claims we were contractually obligated to purchase even after we ceased doing business with the vendor. We believe the vendor intends to claim current amounts due of $8 million and future payments due through 2019 of $51 million. We intend to vigorously defend our position related to this matter. While no assurances can be given, we do not expect that this dispute will have a material adverse effect on our business, financial condition or results of operations. We are also involved in other legal proceedings in the normal course of our business that we do not expect to have a material adverse affect on our business, financial condition or results of operations.

Regulation

        In the United States, the Federal Communications Commission (FCC) regulates common carriers' interstate services and state public utilities commissions exercise jurisdiction over intrastate basic telecommunications services. Our Internet service offerings are not currently regulated by the FCC or any state public utility commission. However, as we expand our offerings we may become subject to regulation in the U.S. at the federal and state levels and in other countries. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.

        There is no current legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, although the FCC does prohibit carriers from entering contracts that restrict the right of commercial multiunit property owners to permit any other common carrier to access and serve the property's commercial tenants.

        Our subsidiary, Shared Technologies of Canada, offers voice and Internet services in Canada. Generally, the regulation of Internet access services and competitive voice services has been similar in Canada to that in the U.S. in that providers of such services face fewer regulatory requirements than the incumbent local telephone company. This may change. Also, the Canadian government has requirements limiting foreign ownership of certain telecommunications facilities in Canada. We are not subject to these restrictions today. We will have to comply with these to the extent these regulations change and to the extent we begin using facilities in a manner that subjects us to these restrictions.

        Our newly acquired European subsidiaries operate in a more highly regulated environment for the types of services they provide. In many Western European countries, a national license is required for the provision of data and Internet services. In addition, our subsidiaries operating in member countries of the European Union are subject to the directives and jurisdiction of the European Union. We believe that each of our subsidiaries has the necessary licenses to provide its services in the markets where it operates today. To the extent we expand our operations or service offerings in Europe or other new markets, we may face new regulatory requirements.

        The laws related to Internet telecommunications are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information concerning our directors and executive officers as of September 15, 2004.

Name	Age	Position
Dave Schaeffer	48	Chairman of the Board of Directors and Chief Executive Officer
Thaddeus Weed	43	Chief Financial Officer
R. Reed Harrison III	55	President and Chief Operating Officer
Robert Beury, Jr.	51	Chief Legal Officer
R. Brad Kummer	56	Chief Technology Officer and Vice President Optical Transport
Timothy O'Neill	48	Vice President of Engineering Construction
Mark Schleifer	35	Vice President of IP Engineering
Jeff Karnes	33	Vice President of Retail Sales
Les Hankinson	52	Vice President Carrier and International Sales
Warren Thrasher	57	Vice President of Global Customer Network Operations and Chief Information Officer
Edward Glassmeyer	62	Director
Steven Brooks	52	Director
Jean-Jacques Bertrand	51	Director
Erel Margalit	41	Director
Michael Carus	38	Director
Timothy Weingarten	28	Director

        Dave Schaeffer founded our company in August 1999 and is the Chairman of the board of directors, President and Chief Executive Officer. Prior to founding the company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999.

        Thaddeus Weed joined us in February 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

        R. Reed Harrison III joined us in July of 2004 as President and Chief Operating Officer. Prior to joining us, Mr. Harrison served as Senior Vice President Worldwide Network Engineering and Operations for AT&T, where he held a variety of senior management positions beginning in 1996. During the twelve years prior to that time, Mr. Harrison served in senior management positions, including President of the GTE Global Business Unit for AT&T Network Systems and Bell Laboratories.

        Robert Beury, Jr. joined us in September 2000 as Vice President and General Counsel. His title was changed to Chief Legal Officer in May 2004. Prior to joining us, Mr. Beury served as Deputy General Counsel of Iridium LLC, a mobile satellite service provider, from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        R. Brad Kummer joined us in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy O'Neill joined us in January 2001 as the Vice President of Engineering Construction. He is responsible for network construction and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing and operating an integrated communications network.

        Mark Schleifer joined us in October 2000 and serves as Vice President, IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of initiating customer service, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Jeff Karnes joined us in May of 2004 as Vice President of Retail Sales. Prior to joining us, Mr. Karnes served Vice President of Regional Sales at UUNet division of MCI Communications, where he had served in a number of positions in the sales organization since joining UUNet in 1995.

        Les Hankinson joined us in April 2004 as Vice President Carrier and International Sales. Mr. Hankinson has held numerous executive positions during his thirty year career in telecommunications. His recent background includes serving both large Tier 1 and emerging carriers. He has wholesale experience both domestically and internationally. He was the Senior Vice President of Global Sales at Universal Access from November 2002 to February 2004, Interoute from November 2001 to 2002, and FiberNet from October 1999 to October 2001, and the Vice President/General Manager for British Telecom's worldwide wholesale voice business from December 1990 to October 1999.

        Warren Thrasher joined Cogent Communications as Vice President of Global Customer Network Operations and Chief Information Officer in August 2004. Prior to joining Cogent, he was Director of Network Engineering and Operations at AT&T, leading the expansion of its Mid-Atlantic network build-out. Mr. Thrasher has over 30 years experience in telecom at AT&T, Qwest, Bell South, and Bellcore (now part of Science Applications International Corporation). As Vice President at AT&T and a General Manager at BellSouth, he planned and executed the restructuring of large multi-functional organizations to reduce costs, improve quality, and shorten cycle times.

        Edward Glassmeyer has served on our board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970 and The Sprout Capital Group, where he was Managing Partner from 1971 to 1974. He co-founded Charter Oak Enterprises, a merchant bank, in 1974. Mr. Glassmeyer serves on the board of directors of a number of portfolio companies of Oak Investment Partners, a venture capital firm that he co-founded in 1978. He was a founding director of the National Venture Capital Association in 1973, and has served as an Overseer of The Amos Tuck School of Business at Dartmouth College since July 1996.

        Steven Brooks became a director in October 2003. Mr. Brooks currently serves as Managing Partner of Broadview Capital Partners, which he co-founded in 1999. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette.

Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks is a member of the Board of Directors of VERITAS Software Corporation, Pharsight Corporation and Proxim Corporation, as well as a number of private companies.

        Jean-Jacques Bertrand became a director in April 2004. Mr. Bertrand has been Managing Partner of BNP Private Equity SA since 1998 and led the telecommunications and media group of BNP SA from 1990 to 1998. Prior to that, Mr. Bertrand held senior management functions with France Telecom and was appointed special adviser to the French Minister of Communications. He sits on the board of directors of Genesys SA, Grupo Multitel SA and Musiwave SA.

        Erel Margalit has served on our board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of CyOptics, Inc., Sepaton, Inc., MagniFire Websystems, Inc., Native Networks, Ltd. and Cyber-Ark Software, Inc. Mr. Margalit, in his capacity as director of a company in Israel, is the subject of a proceeding in which the tax authorities have alleged that the company (which is unrelated to us) failed to pay certain taxes. The proceeding is classified as criminal under the laws of Israel.

        Michael Carus became a director in October 2003. Mr. Carus has been a general partner and Chief Financial Officer of Jerusalem Venture Partners since July 2001. Prior to joining Jerusalem Venture Partners, Mr. Carus served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer at Fundtech, Inc. from May 1997 to July 2001. Prior to that, Mr. Carus held various senior management positions at Geotek Communications, Inc., from May 1995 to May 1997, and he was a CPA and Manager of Business Assurance at Coopers and Lybrand from August 1988 to May 1995. Mr. Carus is a director of Bristol Technology, Inc., Oblicore LTD, Techknowledge LTD and Bridgewave Communications, Inc.

        Timothy Weingarten became a director in October 2003. Mr. Weingarten is a principal at Worldview Technology Partners, and from 1996 to 2000 was a member of the telecom equipment research group at Robertson Stephens and Company. Mr. Weingarten is also a member of the board of directors of Force10 Networks, KineticTide, Movaz Networks, and Ooma Inc.

        Each of our directors has been elected as a member of the board of directors pursuant to an agreement among our company and certain of our preferred stock investors, whereby we have agreed to nominate certain designees to the board of directors and such preferred stock investors have agreed to vote for such designees.

Board of Directors and Officers

        Our board of directors currently consists of seven directors. Messrs. Glassmeyer, Margalit, Weingarten, Brooks, Carus and Bertrand are independent as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange.

        Our directors may be removed either with or without cause at any meeting of our stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting. However, pursuant to our Third Amended and Restated Stockholders' Agreement, certain of our preferred stockholders that currently have the voting power to determine the outcome of such a vote have agreed not to vote to remove any member of the board of directors unless the party that designated that member for nomination to the board of directors also votes to remove that member, and in the case that such nominating party votes to remove its designee, such other preferred stockholders and our other affiliates have agreed to vote to remove the designee. We anticipate that the Stockholders Agreement will be terminated at the completion of this offering.

    Committees of our Board of Directors

        Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its audit and compensation committees. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

        Audit Committee.    Our board of directors has established an audit committee. The audit committee consists of Messrs. Carus, Glassmeyer and Margalit, each of whom is "independent", as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Each member of the audit committee is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. Our board of directors has determined that Mr. Carus is "financially sophisticated" as that term is defined in Section 121(A) of the listing standards of the American Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended and is an "audit committee financial expert" as defined by the rules and regulations of the SEC. Our board of directors has adopted an audit committee charter meeting the applicable standards of the American Stock Exchange.

        The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

  •
  appoints the independent auditor to audit our financial statements and perform services related to the audit;

  •
  pre-approves any permitted audit or non-audit services performed by our independent auditor;

  •
  establishes the scope of the audit with management, the independent auditor and the internal auditor;

  •
  reviews with management and the independent auditor the results of the audit, the adequacy of the internal accounting control procedures and any major issues regarding accounting principles;

  •
  discusses with the independent auditor any matters required to be discussed pursuant to Statement on Auditing Standards No. 61, "Communication with Audit Committees"; and

  •
  confirms the independence of our auditor.

        Compensation Committee.    The compensation committee, established by our board of directors, currently consists of Messrs. Margalit, Glassmeyer and Brooks, each of whom is independent as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange. The compensation committee administers our stock-based compensation plans, reviews management recommendations with respect to option grants, and takes other actions as may be required in connection with our compensation and incentive plans.

        Director Nominations.    We did not have a standing nominating committee or a committee performing a similar function in 2003. Historically, the board of directors has not considered a nominating committee necessary in that there have been few vacancies on our board, and vacancies have been filled either through discussions between our Chief Executive Officer and the other members of the board of directors or pursuant to the terms of our Stockholders Agreement.

        Other than pursuant to our Stockholders Agreement, we have not received director candidate recommendations from ourstockholders and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

        Our board of directors has not adopted a policy with respect to minimum qualifications for board members. With respect to each individual vacancy, the board of directors has determined the specific qualifications and skills required to fill that vacancy and to complement the existing qualifications and skills of the other members of the board of directors.

        Historically, we have not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the board of directors is not otherwise able to identify an appropriate pool of candidates.

    Director Compensation

        We do not compensate our board members for their participation on our board of directors.

    Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

    Codes of Business Conduct and Ethics

        Our board of directors has adopted a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees including our chief executive officer, chief financial officer and other senior financial officers in accordance with applicable rules and regulations of the SEC and the American Stock Exchange.

Executive Compensation

        The following table sets forth summary information concerning the cash and non-cash compensation we paid during the fiscal years ended December 31, 2001, 2002 and 2003 to our Chief Executive Officer and each of our other four most highly compensated executive officers whose compensation exceeded $100,000 for fiscal year 2003. We refer to these individuals as our named executive officers.

Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation (Salary)		Restricted Stock Awards ($)(1)	Securities Underlying Options (#)
Dave Schaeffer Chairman, President and Chief Executive Officer	2003 2002 2001	$250,000 250,000 250,000		$6,377,823 — —	— — 478,700
Helen Lee (2) Chief Financial Officer	2003 2002 2001	250,000 248,750 220,000		911,262 — —	— — 100,000
Mark Schleifer Vice President, IP Engineering	2003 2002 2001	208,000 208,000 208,000		105,113 — —	— — 3,796
Robert Beury, Jr. Chief Legal Officer	2003 2002 2001	200,000 197,333 196,000		105,113 — —	— — 4,555
Bruce Wagner (3) Vice President of Sales	2003 2002 2001	227,246 121,921 —	(3)	151,849 — —	— — —

(1)
Restricted stock awards were made pursuant to the 2003 Incentive Award Plan, whereby shares of Series H preferred stock were granted to our employees based upon the number of options held to purchase common stock, as discussed in more detail under "Management—Equity Plans." The dollar value of such shares, as reflected here, assumes a per share value of the Series H preferred stock equal to its liquidation value of approximately $169 per share. All shares of Series H preferred stock will be converted to shares of our common stock immediately prior to this offering and, based on the offering price set forth on the cover of this prospectus, each share of Series H preferred stock would have an approximate value of $        .
(2)
Ms. Lee resigned on May 3, 2004. Mr. Weed assumed the position of Chief Financial Officer on May 4, 2004.
(3)
Mr. Wagner resigned on February 27, 2004.

2003 Option Information

        We did not grant any options to our named executive officers during the year ended December 31, 2003, nor did any of them exercise any options during that year. Additionally, in October 2003 we closed a transaction with certain of our employees including the named executive officers pursuant to which they exchanged all of the options they then held for shares of our Series H preferred stock. We refer to this transaction as the offer to exchange. The offer to exchange is described in greater detail below under "Management—Equity Plans."

        The shares of Series H preferred stock issued to our named executive officers pursuant to the offer to exchange, and the number of shares of common stock into which they will be converted immediately prior to the consummation of this offering, are set forth in the following table:

Named Executive Officer	Shares of Series H preferred stock issued in offer to exchange	Shares of common stock to be issued upon conversion of shares of Series H preferred stock
Dave Schaeffer	37,801	1,453,885
Helen Lee (1)	5,401	207,730
Mark Schleifer	623	23,961
Robert Beury, Jr.	623	23,961
Bruce Wagner (2)	900	34,615

(1)
As a result of her resignation, Ms. Lee forfeited 3,038 shares of Series H preferred stock.
(2)
As a result of his resignation, Mr. Wagner forfeited 562 shares of Series H preferred stock.

Employment Agreements

        Dave Schaeffer Employment Agreement.    Dave Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of our standard employee benefits and a life insurance policy with a death benefit of $2 million. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, as provided in the Third Amended and Restated Stockholder Agreement, constitutes a material breach of his employment agreement. We expect that the stockholder agreement will terminate in connection with this offering. In the event of a change of control, 100% of his then unvested restricted stock and options will vest immediately.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides for a minimum annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with us is terminated without cause or constructively terminated without cause, the agreement entitles him to three months of salary and continuation of benefits for six months. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then restricted stock and options will vest immediately.

        Robert Beury Employment Agreement.    Robert Beury's employment agreement provides for a minimum annual salary of $196,000 for his services as Vice President and General Counsel. The agreement entitles him to six months of salary and six months of benefits in the event that his employment with us is terminated without cause or constructively terminated. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then restricted stock and options will vest immediately.

Equity Plans

        2000 Equity Incentive Plan.    In 1999 we adopted the 2000 Equity Incentive Plan. The principal purpose for the adoption of the 2000 Equity Incentive Plan was to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The 2000 Equity Incentive Plan provides for a variety of compensation awards, including stock options, stock purchase rights and direct stock grants. Our board of directors, through the compensation committee, administers the 2000 Equity Incentive Plan with respect to all awards. The full board administers the 2000 Equity Incentive Plan with respect to options granted to independent directors, if any. Grants of equity compensation under the 2000 Equity Incentive Plan were made both to current and new officers, employees, consultants and directors based on each grantee's contributions the business as well as such grantee's anticipated contributions to our future growth and improvement. No options were granted to the named executive officers under the 2000 Equity Incentive Plan in 2003.

        2003 Incentive Award Plan and Offer to Exchange.    During the third quarter of 2003, we adopted the 2003 Incentive Award Plan. We believed that adoption of the 2003 Award Plan was necessary to permit us to continue to incent our employees, consultants and directors by granting restricted stock awards as part of their overall compensation. The decision to grant shares of restricted preferred stock under the 2003 Award Plan was made in order to allow our management and employees to share in the proceeds of our sale or other liquidation when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of our common stock. We expect that this structure will incent our management and employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the 2003 Award Plan provided only for common stock grants.

        The compensation committee determined that each of our employees would be eligible to receive grants of Series H preferred stock under the 2003 Award Plan pursuant to an arrangement that we refer to as the offer to exchange. The number of shares granted to each employee pursuant to the offer to exchange was based on the number of options to purchase common stock granted to that employee under our 2000 Equity Incentive Plan, and in the case of our Chief Executive Officer, former Chief Financial Officer and our current Chief Financial Officer, the number of options and shares of restricted common stock held by such individuals. As a condition to participating in the offer to exchange, employees were required to relinquish all options to purchase our common stock, and in the case of our Chief Executive Officer, former Chief Financial Officer and our current Chief Financial Officer, options to purchase our common stock and the restricted common stock previously issued to them. Restrictions on transfer of shares of Series H preferred stock granted pursuant to the offer to exchange were removed with respect to 27% of the shares granted upon receipt of the shares and then in equal monthly installments over the subsequent 35 months.

        2004 Incentive Award Plan.    In 2004, we adopted our 2004 Incentive Award Plan. The 2004 Award Plan is intended to enhance and supplement the 2003 Award Plan and the awards made thereunder by broadening the types of awards that may be granted to employees and consultants and by providing for grants to directors. In addition to awards of restricted shares of Series H preferred stock, the 2004 Award Plan will provide us with the ability to award other equity-based incentive compensation, such as options to purchase shares of our Series H preferred stock and common stock, stock appreciation rights, dividend equivalent rights, performance awards, restricted stock units, deferred stock and stock payments to employees, consultants and directors.

        The principal purpose for the adoption of the 2004 Award Plan is to promote the success of our business and enhance our value by linking the personal interests of employees, consultants and directors to our success and by providing these individuals with an incentive for outstanding performance. We believe that the 2004 Plan will also give us the flexibility to offer a variety of types of compensation and to remain competitive in recruiting and retaining qualified key personnel.

        The following table sets forth information relating to grants of options that were made in the third quarter of 2004 pursuant to the 2004 Award Plan to:

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  our other executive officers; and

  •
  our employees that are not executive officers as a group.

        The dollar value set forth in the table assumes exercise of the options and conversion of the Series H preferred stock into common stock and is based on the closing price of our common stock on the American Stock Exchange on September 22, 2004. Mr. Schaeffer's options will fully vest 100% in the 30th month after grant. The options to our other officers and employees will vest with respect to 25% in 12 months from grant with the remaining 75% vesting in 36 equal monthly installments.

Name and Position	Dollar Value ($)	Number of Shares of Series H preferred stock Subject to Option
Dave Schaeffer	$3,807,694	15,000
Helen Lee (1)	—	—
Mark Schleifer	63,462	250
Robert Beury, Jr.	88,846	350
Bruce Wagner (2)	—	—
Other Executive Officers	266,539	1,050
Non-Executive Officer Employee Group	380,769	1,500

(1)
Ms. Lee resigned on May 3, 2004.

(2)
Mr. Wagner resigned on February 27, 2004.

        Award grants under the 2004 Award Plan were made in order to reward the grantees for their contributions in connection with the acquisition of our European network, the equity financing in connection with the acquisition and for their roles in our continued success. The size of the awards were determined on the basis of the magnitude of each grantee's contributions as well as such grantee's anticipated contributions to the growth and improvement of our business that we hope to experience in the future. Each share of restricted Series H preferred stock granted under the 2003 and 2004 Award Plans, or underlying options to purchase shares of our Series H preferred stock will be converted into approximately 38 1/2 shares of our common stock immediately prior to this offering.

PRINCIPAL STOCKHOLDERS

        The following table provides summary information regarding the beneficial ownership of our outstanding capital stock as of September 15, 2004, after giving effect to the Reverse Stock Split and the Equity Conversion, but without giving effect to the underwriters' exercise of the over-allotment option, for:

  •
  each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 15, 2004 and shares of restricted stock not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options or shares of restricted stock, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Prior to this Offering	Number of Shares After this Offering(12)	Percentage Prior to this Offering	Percentage After this Offering
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487(1)	4,931,631		17.7%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880(3)	3,965,045		14.2%
Entities affiliated with BNP Europe Telecom & Media Fund II, LP(5)	3,874,768		13.9%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301(2)	3,305,274		11.9%
Entities affiliated with BCP Capital (previously Broadview Capital Partners) One Maritime Plaza, Suite 2525 San Francisco, CA 94111	2,011,542		7.2%
Cisco Systems Capital Corporation(6)	3,409,995		12.2%
Dave Schaeffer(7)	1,028,750		3.7%
Erel Margalit(1)	4,931,631		17.7%
Michael Carus(1)	4,931,631		17.7%
Edward Glassmeyer(3)	3,965,045		14.2%

Jean-Jacques Bertrand(5)	3,874,768	13.9%
Timothy Weingarten(2)	3,305,274	11.9%
Steven Brooks(4)	2,011,542	7.2%
Mark Schleifer(8)	13,500	*
Robert Beury, Jr.(9)	13,500	*
R. Reed Harrison III	675,236	*
Directors and executive officers as a group (14 persons)(11)	19,218,314	69.0%

*
Less than 1%

(1)
Includes shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner and Mr. Carus is a General Partner and CFO, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Messrs. Margalit and Carus disclaim beneficial ownership of such shares.
(2)
Includes shares held by entities affiliated with Worldview Technology Partners, of which Mr. Weingarten is an employee, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.
(3)
Includes shares held by entities affiliated with Oak Investment Partners, of which Mr. Glassmeyer is a director, including: (a) Oak Investment Partners IX, LP, (b) Oak IX Affiliates Fund, LP, and (c) Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.
(4)
Includes shares held by entities affiliated with BCP Capital, of which Mr. Brooks is Managing Director, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) BCP Associates Fund LLC (previously known as Broadview Capital Partners Affiliates Fund LLC), (e) BCP General LLC (previously known as Broadview Capital Partners Management LLC), and (f) BCP Capital QPF, L.P. (previously known as Broadview Capital Partners Qualified Purchaser Fund L.P.). Mr. Brooks disclaims beneficial ownership of such shares.
(5)
Includes shares held by Natio Vie Developpement3, Fonds Communde Placement a Risque ("NVD3"), and BNP Europe Telecom & Media Fund II ("BNP ETMF"). BNP ETMF may be deemed to beneficially own the shares owned by NVD3 by virtue of their relationship, whereby BNP Private Equity SA ("BNP PE") is the management company of NVD 3 and BNP PE shares certain common directors with General Business Finance and Investments Ltd ("GBFI"), the general partner of BNP ETMF. Pursuant to the terms of the merger agreement pursuant to which the Series I and Series J preferred stock were issued, Jean Jacques Bertrand became a member of the Company's Board of Directors. Mr. Bertrand is a member of the Board of Directors of BNP PE and is a director and one of the shareholders of GBFI. Mr. Bertrand disclaims beneficial ownership of the shares held by NVD3 and BNP ETMF.
(6)
Includes 11,000 shares of Series F preferred stock, convertible into 3,409,795 shares of common stock.
(7)
Includes 14,771 shares of common stock, 8,021 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes 200 shares of Series G preferred stock convertible into 196,171 shares of common stock and 21,263 shares of Series H preferred stock, convertible into 817,808 shares of common stock.

(8)
Includes 351 shares of Series H preferred stock, convertible into 13,500 shares of common stock.
(9)
Includes 351 shares of Series H preferred stock, convertible into 13,500 shares of common stock.
(10)
Includes options for 878 shares of Series H preferred stock convertible into 675,236 shares of common stock.
(11)
See footnotes (1) through (6) above. Consists of Dave Schaeffer, Mark Schleifer, Robert Beury, Jr., Erel Margalit, Edward Glassmeyer, Timothy Weingarten, Steven Brooks, Michael Carus, Jean-Jacques Bertrand, R. Brad Kummer, Timothy O'Neill, R. Reed Harrison III, Warren Thrasher and Thaddeus Weed.
(12)
Assumes the sale of                  shares of common stock to the public and the sale of                  shares of common stock to the participating insiders in this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Headquarters Lease

        We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $369,000 and the lease expires August 31, 2005 with an option to renew. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Acquisitions

        In connection with our acquisition of our European network, we acquired Symposium Gamma, Inc., a corporation owned by certain of our principal stockholders, which held the assets used to establish our network in France and Spain, and Symposium Omega, Inc., a corporation also owned by certain of our principal stockholders, which held the assets used to establish our network in Germany. Immediately prior to our acquisition of Symposium Gamma, it had acquired its network assets from Symposium, Inc., a corporation owned by our Chief Executive Officer David Schaeffer. These transactions are described in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions—Acquisition of European Network."

Stockholders Agreement

        In connection with the acquisitions described above, the holders of Series F preferred stock, Series G preferred stock, Series I preferred stock, Series J preferred stock, Series K preferred stock and Series L preferred stock entered into a Fourth Amended and Restated Stockholders Agreement with us, which provides for, among other things, an agreement by the parties to vote shares of common stock held by them for our directors so as to elect as directors persons designated by certain of the parties to such agreement as well as the right to participate on a proportional basis in any of our future equity offerings. The parties to the Stockholders Agreement have informed us that they intend to terminate the Stockholders Agreement simultaneously with the completion of the offering and to enter into a new agreement that will set forth certain agreements with respect to the sale of common stock that they hold upon the expiration of the lock-up agreements that they have entered into and that are described in "Underwriting—Lock-up Agreements."

Registration Rights Agreement

        The holders of the Series F preferred stock, Series G preferred stock, Series I preferred stock, Series J preferred stock, Series K preferred stock and Series L preferred stock are parties to the Sixth Amended and Restated Registration Rights Agreement with us, which provides for, among other things, registration rights with respect to common stock issued to the parties to the agreement. The material terms of this agreement are described in more detail in "Shares Eligible for Future Sale—Registration Rights."

Employment Agreements

        We have employment agreements with certain of our named executive officers as described in "Executive Compensation—Employment Agreements."

Cisco Systems Service Provider Letter Agreement

        In connection with the Cisco recapitalization in July 2003, which is described in detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," we entered into a Service Provider Letter Agreement with Cisco Systems pursuant to which we are required, until August 1, 2005, to make use of Cisco equipment for 80% of the hardware in our network. Any purchases we make to maintain this percentage would be on standard terms that we would expect to obtain from an unaffiliated third party.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Fifth Amended and Restated Certificate of Incorporation, which will become effective immediately prior to the consummation of this offering, and our bylaws, as they will be amended at the same time.

        Our certificate of incorporation will authorize 45.0 million shares of common stock, par value $.001 per share and 10,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be designated by the board of directors.

Our Common Stock

        Voting Rights.    The holders of our common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder or group of holders of more than 50% of the shares of our common stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

        Dividend Rights.    All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any then-outstanding preferred stock.

        Liquidation Rights.    Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to shareholders after payment of all of our prior obligations, including any then-outstanding preferred stock.

        Other Matters.    The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Registration Rights Agreement

        The holders of the Series F preferred stock, Series G preferred stock, Series I preferred stock, Series J preferred stock, Series K preferred stock and Series L preferred stock are parties to a Sixth Amended and Restated Registration Rights Agreement with us, which provides for, among other things, registration rights with respect to common stock issued to the parties to the agreement. The material terms of this agreement are described in more detail in "Shares Eligible for Future Sale—Registration Rights."

Our Preferred Stock

        The board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Although we have no present plans to issue any shares of preferred stock, these additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and undesignated preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain provisions of our Bylaws and Delaware General Corporation Law

        We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

        Registrar and Transfer Company has been appointed as the transfer agent and registrar for our common stock.

Listing

        Our common stock is currently traded on the American Stock Exchange under the symbol "COI."

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

        The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. This summary is applicable only to non-U.S. holders who hold our common stock as a capital asset (generally, an asset held for investment purposes). We have not sought any ruling from the Internal Revenue Service (the "IRS"), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  "controlled foreign corporations," "passive foreign corporations," "foreign personal holding companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  U.S. expatriates or former long-term residents of the United States;

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

        For purposes of this discussion, you are a non-U.S. holder if you are a holder that, for U.S. federal income tax purposes, is not a U.S. person. For purposes of this discussion, you are a U.S. person if you are:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. tax purposes or a partnership or entity taxable as a partnership for U.S. tax purposes created or organized in or under the laws of the United States or of any state therein or the District of Columbia, unless in the case of a partnership, U.S. Treasury regulations provide otherwise;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) which has made an election to be treated as a U.S. person.

Distributions

        If distributions are made on shares of our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, are attributable to a U.S. permanent establishment maintained by you) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by you);

  •
  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes (a "USRPHC") at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of our common stock.

        If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses. You should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

        Payments of dividends made to you will not be subject to backup withholding if you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding at a rate of up to 28% may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

        Payments of the proceeds from a disposition of our common stock effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or a foreign partnership with certain connections with the United States, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

        Payments of the proceeds from a disposition of our common stock by a non-U.S. holder made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse, or the perception that such sales could occur, could adversely affect the prevailing market price and our ability to raise capital in the future.

        Upon the closing of this offering, we will have outstanding an aggregate of                shares of common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only in a transaction registered under the Securities Act of 1933 (for example pursuant to the Registration Rights summarized below) or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which rules are summarized below, or another exemption under the Securities Act applies.

        Additionally, as described in "Underwriting—Lock-up Agreements," we have agreed, along with each of our directors and executive officers and the holders of our preferred stock (which will be converted into shares of our common stock upon consummation of this offering), with limited exceptions, without the prior written consent of Jefferies & Company, Inc. on behalf of the underwriters, not to transfer or dispose of, directly of indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock. As a result of these "lock-up" agreements, the restricted shares will be available for sale in the public market, subject to eligibility for sale under Rules 144 or 144(k) or in a registered transaction and subject to the release from lock-up obligations, one year after the date of this prospectus, or 180 days after the date of this prospectus if sold pursuant to a public offering underwritten on a firm commitment basis.

Rule 144

        In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of ours at least one year prior to the proposed sale is entitled to sell, within any 90-day period, upon expiration of any lock-up agreement to which he or she is a party, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately    shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock on the American Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to be, or to have been, one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including in some circumstances the holding period of a prior owner, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

        Certain of our preferred stock holders who are subject to the lockup agreements entered into a restated registration rights agreement with us, which provides for, among other things, registration rights with respect to common stock held by such parties. Pursuant to the registration rights agreement, these parties may require us to register upon demand the sale of their shares of common stock on up to three occasions. This requirement is called a demand registration. We are required to pay all registration expenses in connection with any demand registration effected pursuant to a registration right. In addition, if we propose to register the sale of any of our common stock under the Securities Act, whether for our own account or otherwise, those stockholders are entitled to notice of the registration and are entitled to include, subject to certain exceptions, their shares of common stock in that registration with all registration expenses paid by us. Notwithstanding the foregoing, pursuant to their obligations under the lock-up agreements, these parties will unable to exercise a registration right prior to one year after the date of this prospectus.

UNDERWRITING

General

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, the numbers of shares of common stock indicated below:

Name	Number of Shares
Jefferies & Company, Inc.
CIBC World Markets
Friedman, Billings, Ramsey & Co., Inc.
Total

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those shares being offered directly to the participating stockholders, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below. The underwriting agreement also provides that in the event of a default by an underwriter, in some circumstances, the purchasing commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        The underwriters initially propose to offer part of the shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        a share less than the public offering price. The underwriters may allow, and those dealers may re-allow, a discount not in excess of $        to other dealers. The offering price and other selling terms may from time to time be varied by the representative of the underwriters. The price of the common stock to be sold in the offering will be negotiated between us and the underwriters, taking into account the Reverse Stock Split, the Equity Conversion, prevailing market conditions, our historical performance and estimates of our business and earnings potential.

Over-Allotment Option

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to various conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the name of that underwriter in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Compensation and Expenses

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock.

	Paid by Us		Paid by the Selling Stockholders
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Per share
Total

        We estimate that the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $3.3 million which will be paid by us.

Lock-up Agreements and Registration Rights

        We have agreed, along with each of our directors and executive officers and the holders of our preferred stock (which will be converted into shares of our common stock upon consummation of this offering), with limited exceptions, without the prior written consent of Jefferies & Company, Inc. on behalf of the underwriters, not to offer, sell, pledge or otherwise transfer or dispose of, directly of indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock. Jefferies & Company, Inc. has no intention of consenting to any early waiver of this "lock-up" agreement. The Company will be released from this "lock-up" agreement 180 days after the date of this prospectus.

        The shares subject to these lock-up agreements held by our directors, our executive officers and our preferred stockholders will be released from the agreements one year after the date of this prospectus. Additionally, 180 days after the date of this prospectus, shares subject to the lock-up agreements will be released from the lock-up agreements if sold pursuant to a public offering registered under the Securities Act and underwritten on a firm commitment basis.

        The lock-up agreements do not apply to:

  •
  the sale of shares to the underwriters pursuant to their exercise of the over-allotment option;

  •
  private unregistered issuances of shares of our stock as consideration in an acquisition;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; and

  •
  grants and issuances of shares of our common stock or options to acquire our shares pursuant to our stock based compensation or incentive plans.

Stabilization, Short Positions and Penalty Bids

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be commenced and discontinued at any time. Our common stock is listed on the American Stock Exchange under the symbol of "COI."

Passive Market Making

        In connection with this offering, certain underwriters and selling group members, if any, who are market makers may engage in passive market making transactions in our common in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us and should not be relied on by investors in deciding whether to purchase any shares of common stock. The underwriters and selling group members are not responsible for information contained in web sites that they do not maintain.

United Kingdom Compliance

        Each underwriter has agreed that:

  •
  It has not offered or sold and, prior to the date six months after the date of issuance of the common stock, will not offer or sell any common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended).

  •
  It has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us.

  •
  It has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Indemnification

        The Company has agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act of 1933.

Other

        It is expected that delivery of the shares of common stock will be made to investors on or about                        , 2004.

        We are offering, at the public offering price, an aggregate of            shares of our common stock to certain of our existing stockholders. These entities have indicated an interest in purchasing an aggregate of            shares of our common stock. We are offering these shares directly to these participating stockholders and not through underwriters or any brokers or dealers. The consummation of the offering made by this prospectus is conditioned on the consummation of the sale of shares to our participating stockholders, and the consummation of the sale of shares to our participating stockholders is conditioned on the consummation of the offering of shares made by this prospectus.

        From time to time in the ordinary course of their respective businesses, some of the underwriters and their affiliates may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Washington, D.C. Various legal matters relating to this offering will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, New York, NY.

EXPERTS

        The consolidated financial statements of Cogent Communications Group, Inc. at December 31, 2003 and 2002, and for each of the years then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Firstmark Communications Participations S.à. r.l. at December 31, 2003 and 2002, and for each of the years then ended, appearing on this prospectus and registration statement have been audited by Ernst & Young SA, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Firstmark Communications' ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Our consolidated financial statements for the year ended December 31, 2001 and for Allied Riser Communications Corporation for the years ended December 31, 2001, 2000 and 1999 appearing in this prospectus and registration statement, were audited by Arthur Andersen LLP. After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference into such this registration statement of Arthur Andersen LLP's audit report regarding such financial statements. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this registration statement. Therefore, such lack of consent may limit the recovery by investors from Arthur Andersen LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement.

        We are currently subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. You may read and copy any document we file or have filed with the SEC, including the registration statement of which this prospectus is a part and the exhibits thereto, may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed by us with the SEC are also available at the SEC's Internet site at www.sec.gov. You may request copies of the filing, at no cost, by telephone at (202) 295-4200 or by mail at Cogent Communications Group, Inc., 1015 31st Street N.W., Washington, D.C. 20007.

 COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND JUNE 30, 2004
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2003	June 30, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,875	$13,000
Short term investments ($753 and $740 restricted, respectively)	4,115	1,839
Accounts receivable, net of allowance for doubtful accounts of $2,868 and $3,109, respectively	5,066	6,754
Accounts receivable — related party	—	1,214
Prepaid expenses and other current assets	905	4,434

Total current assets	17,961	27,241
Property and equipment:
Property and equipment	400,097	457,527
Accumulated depreciation and amortization	(85,691)	(110,884)

Total property and equipment, net	314,406	346,643
Intangible assets:
Intangible assets	26,780	27,809
Accumulated amortization	(18,671)	(23,582)

Total intangible assets, net	8,109	4,227
Other assets ($1,608 and $1,333 restricted, respectively)	3,964	5,199

Total assets	$344,440	$383,310

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,296	$11,036
Accounts payable — related party	—	1,322
Accrued liabilities	7,885	12,313
Current maturities, capital lease obligations	3,646	6,049

Total current liabilities	18,827	30,720
Amended and Restated Cisco Note	17,842	17,842
Convertible subordinated notes, net of discount of $6,084 and $5,606	4,107	4,585
Capital lease obligations, net of current	58,107	102,464
Other long-term liabilities	803	1,621

Total liabilities	99,686	157,232

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series F, $0.001 par value; 11,000 shares authorized, issued, and outstanding; liquidation preference of $29,100	10,904	10,904
Convertible preferred stock, Series G, $0.001 par value; 41,030 shares authorized, issued and outstanding; liquidation preference of $123,090	40,787	40,787
Convertible preferred stock, Series H, $0.001 par value; 84,001 shares authorized; 53,372 and 52,023 shares issued and outstanding, respectively; liquidation preference of $7,960	45,990	41,015
Convertible preferred stock, Series I, $0.001 par value; 3,000 shares authorized, 2,575 shares issued and outstanding at June 30, 2004; liquidation preference of $7,725	—	2,545
Convertible preferred stock, Series J, $0.001 par value; 3,891 shares authorized, issued and outstanding at June 30, 2004; liquidation preference of $58,365	—	19,421
Common stock, $0.001 par value; 30,000,000 shares authorized; 653,567 and 802,142 shares outstanding, respectively	1	1
Additional paid-in capital	232,474	235,801
Deferred compensation	(32,680)	(24,955)
Stock purchase warrants	764	764
Treasury stock, 61,462 shares	(90)	(90)
Accumulated other comprehensive income	628	304
Accumulated deficit	(54,024)	(100,419)

Total stockholders' equity	244,754	226,078

Total liabilities and stockholders' equity	$344,440	$383,310

The accompanying notes are an integral part of these condensed consolidated statements.

 COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004
	(Unaudited)	(Unaudited)
Net service revenue (none and $503 from related party, respectively)	$15,519	$20,387
Operating expenses:
Network operations (including $51 and $213 of amortization of deferred compensation, respectively, and none and $316 to related party, respectively, exclusive of amounts shown separately)	12,282	13,486
Selling, general, and administrative (including $761 and $2,832 of amortization of deferred compensation, respectively, and $1,718 and $1,192 of allowance for doubtful accounts, respectively)	7,978	12,370
Depreciation and amortization	11,827	13,749

Total operating expenses	32,087	39,605

Operating loss	(16,568)	(19,218)
Interest income and other	315	120
Interest expense	(6,543)	(3,127)

Net loss	$(22,796)	$(22,225)

Net loss per common share:
Basic and diluted net loss per common share	$(130.87)	$(29.51)

Weighted-average common shares — basic and diluted	174,192	753,130

The accompanying notes are an integral part of these condensed consolidated statements.

 COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
	(Unaudited)	(Unaudited)
Net service revenue (none and $1,115 from related party, respectively)	$29,751	$41,332
Operating expenses:
Network operations (including $108 and $425 of amortization of deferred compensation, respectively, and none and $1,366 to related party, respectively, exclusive of amounts shown separately)	23,021	29,433
Selling, general, and administrative (including $1,440 and $5,652 of amortization of deferred compensation, respectively, and $2,211 and $2,020 of allowance for doubtful accounts, respectively)	15,142	24,771
Depreciation and amortization	23,038	28,285

Total operating expenses	61,201	82,489

Operating loss	(31,450)	(41,157)
Gain — Allied Riser note exchange	24,802	—
Interest income and other	710	1,132
Interest expense	(14,944)	(6,370)

Net loss	$(20,882)	$(46,395)

Beneficial conversion charge	—	(22,028)

Net loss applicable to common stock	$(20,882)	$(68,423)

Net loss per common share:
Basic and diluted net loss per common share	$(119.88)	$(65.09)
Beneficial conversion charge	—	(30.90)

Basic and diluted net loss per common share applicable to common stock	$(119.88)	$(95.99)

Weighted-average common shares — basic and diluted	174,192	712,794

The accompanying notes are an integral part of these condensed consolidated statements.

 COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2004
(IN THOUSANDS)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(20,882)	$(46,395)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain — Allied Riser note exchange	(24,802)	—
Gain — sale of warrant	—	(843)
Depreciation and amortization	23,038	28,285
Amortization of debt costs	1,164	—
Amortization of debt discount — convertible notes	1,432	478
Amortization of deferred compensation	1,548	6,077
Loss on equipment sale	—	106
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	678	4,884
Accounts receivable — related party	—	(1,233)
Prepaid expenses and other current assets	(699)	2,146
Other assets	1,827	189
Accounts payable — related party	—	1,343
Accounts payable, accrued and other liabilities	(2,067)	(12,666)

Net cash used in operating activities	(18,763)	(17,629)

Cash flows from investing activities:
Purchases of property and equipment	(18,297)	(4,038)
Sales of short term investments	2,739	2,276
Purchases of intangible assets	(700)	(161)
Proceeds from other assets acquired — Firstmark acquisition	—	596
Cash acquired — Firstmark acquisition	—	2,159
Cash acquired — Gamma acquisition	—	2,545
Cash acquired — Omega acquisition	—	19,421
Proceeds from sale of equipment	—	276
Proceeds from sale of warrant	—	3,406

Net cash (used in) provided by investing activities	(16,258)	26,480

Cash flows from financing activities:
Borrowings under Cisco credit facility	8,005	—
Repayment of advances from LNG Holdings — related party	—	(1,227)
Exchange agreement payment — Allied Riser notes	(4,998)	—
Repayments of capital lease obligations	(1,609)	(2,081)

Net cash provided by (used in) financing activities	1,398	(3,308)

Effect of exchange rate changes on cash	564	(418)

Net (decrease) increase in cash and cash equivalents	(33,059)	5,125
Cash and cash equivalents, beginning of period	39,314	7,875

Cash and cash equivalents, end of period	$6,255	$13,000

Supplemental disclosures of cash flow information:
Non-cash financing activities — Capital lease obligations incurred	$9,294	$65

Borrowing under credit facility for payment of loan costs and interest	$4,502

Issuance of Series I preferred stock for Gamma common stock		$2,575

Issuance of Series J preferred stock for Omega common stock		$19,454

Symposium Gamma Merger — Firstmark acquisition
Fair value of assets acquired		$155,468
Negative goodwill		(77,232)
Less: valuation of Series I preferred stock issued		(2,575)

Fair value of liabilities assumed		$75,661

The accompanying notes are an integral part of these condensed consolidated statements.

 COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003 and 2004
(unaudited)

1.     Description of business:

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses located in North America and in Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company.

        The Company's high-speed Internet access service is delivered to its customers over a fiber-optic network. The Company's network is dedicated primarily to Internet Protocol data traffic. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), in addition to its high-speed Internet access service offering, the Company added a more traditional Internet service offering, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach customers that purchase this service. The Company provides high-speed Internet access to businesses, universities, operators of Internet web sites, and other Internet service providers in North America and Europe.

Merger with Symposium Omega

        On March 30, 2004, Symposium Omega, Inc., ("Omega") a Delaware corporation and related party, merged with a subsidiary of the Company (Note 11). Prior to the merger, Omega had raised approximately $19.5 million in cash in a private equity transaction with certain existing investors in the Company and acquired the rights to a German fiber optic network. The German fiber optic network had no customers, employees or associated revenues. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. The accounting for the merger resulted in the Company recording cash of approximately $19.5 million and issuing Series J convertible preferred stock. The acquisition of the German fiber optic network will be accounted for when the purchase closes. This Series J convertible preferred stock is convertible into approximately 6.0 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement requires a payment of approximately 2.3 million euros and includes monthly service fees of approximately 85,000 euros for co-location and maintenance for the pair of single mode fibers. Approximately 0.2 million euro of the 2.3 million euro was paid through the second quarter of 2004. It is anticipated that the remaining 2.1 million euro payment will be made in 2004. The Company is in the process of integrating this German network into its existing European networks and is offering point-to-point transport, transit services and its North American product set in Germany.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In January 2004, a subsidiary of the Company merged with Symposium Gamma, Inc. ("Gamma"), a related party (Note11). Immediately prior to the merger, Gamma had raised $2.5 million through the sale of its common stock in a private equity transaction with certain existing investors in the Company and new investors and in January 2004, acquired Firstmark for $1. The merger expanded the Company's network into Western Europe. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. This Series I convertible preferred stock is convertible into approximately 0.8 million shares of the Company's common stock. The Company is supporting Firstmark's products including point-to-point transport and transit services in over 40 markets and approximately 20 data centers across Western Europe. The Company has also introduced in Western Europe a new set of products and services based on the Company's current North American product set.

Capital Account Adjustments Upon Offering

        All share and per share amounts have been retroactively adjusted to give effect to a one-for-twenty reverse stock split to be adopted before the effectiveness of the offering contemplated by this prospectus. In addition, the convertible preferred stock will convert into shares of common stock upon the closing of the offering contemplated by this prospectus.

Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of its results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim condensed consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus.

        The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries. All inter-company accounts and activity have been eliminated.

Business risk

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe, into its operations and realize planned synergies, access to capital, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

International operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the three months ended June 30, 2003 and June 30, 2004 was approximately $1.4 million and $1.5 million, respectively. Revenue for ARC Canada for the six months ended June 30, 2003 and June 30, 2004 was approximately $2.7 million and $2.9 million, respectively. ARC Canada's total consolidated assets were approximately $11.8 million at December 31, 2003 and $11.1 million at June 30, 2004.

        The Company began recognizing revenue from operations in Europe through its wholly owned subsidiary, Symposium Gamma, Inc. effective with the January 5, 2004 acquisition of Firstmark. All revenue is reported in United States dollars. Revenue for Firstmark for the three and six months ended June 30, 2004 was approximately $5.0 million and $10.6 million, respectively. Firstmark's total consolidated assets were approximately $61.1 million at June 30, 2004.

Financial instruments

        The Company is party to letters of credit totaling $2.0 million as of June 30, 2004. Securing these letters of credit are restricted investments totaling $2.1 million that are included in short-term investments and other assets. No claims have been made against these financial instruments.

        At December 31, 2003 and June 30, 2004, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes remaining after the note exchange discussed in Note 7, have a face value of $10.2 million. These notes were recorded at their fair value of approximately $2.9 million at the merger date when they were trading at $280 per $1,000. The discount is being accreted to interest expense through the maturity date.

Revenue recognition

        The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company's service offerings consist of telecommunications services typically provided under month-to-month or annual contracts that are billed monthly in advance. Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. The probability of collection is determined by an analysis of credit history for new customers and historical payment patterns for existing customers. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted. Fees billed in connection with customer installations and other non-refundable upfront charges are deferred and recognized ratably over the longer of the estimated customer life or contract term determined by a historical analysis of customer retention, generally one year.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, changes in the credit worthiness of its customers and any unprocessed customer cancellations. The Company believes that its established valuation allowances are adequate as of December 31, 2003 and June 30, 2004. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its accounts receivable could be further reduced.

        The Company invoices certain customers for amounts contractually due for unfulfilled minimum contractual obligations and recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue at the time the customer is billed. The Company recognizes net revenue as these billings are collected in cash. The Company vigorously seeks payment of these amounts.

Foreign Currency

        The functional currency of ARC Canada is the Canadian dollar. The functional currency of Firstmark is the euro. The consolidated financial statements of ARC Canada, and Firstmark, are translated into U.S. dollars using the period-end rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. Gains and losses on translation of the accounts of the Company's non-U.S. operations are accumulated and reported as a component of other comprehensive income in stockholders' equity.

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto (amounts in thousands).

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Net loss applicable to common stock	$(22,796)	$(22,225)	$(20,882)	$(68,423)
Currency translation	344	(201)	564	(324)

Comprehensive loss	$(22,452)	$(22,426)	$(20,318)	$(68,747)

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2003 or June 30, 2004. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 could change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of its long-lived assets including its network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Net loss, as reported	$(22,796)	$(22,225)	$(20,882)	$(46,395)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	812	3,045	1,548	6,077
Deduct: stock-based employee compensation expense determined under fair value based method, net of related tax effects	(984)	(3,045)	(2,480)	(6,077)

Pro forma-net loss	$(22,968)	$(22,225)	$(21,814)	$(46,395)

Net loss per share as reported-basic and diluted	$(130.87)	$(29.51)	$(119.88)	$(65.09)

Pro forma net income loss per share-basic and diluted	$(131.85)	$(29.51)	$(125.23)	$(65.09)

        The weighted-average per share grant date fair value of options granted was $12.40 for the three months ended June 30, 2003 and $10.60 for the six months ended June 30, 2003. The fair value of these options was estimated at the date of grant with the following assumptions for the three months ended June 30, 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 163 percent and for the six months ended June 30, 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 240 percent. There were no options granted in the six months ended June 30, 2004. The weighted-average per share grant date fair value of Series H convertible preferred shares granted to employees in the three months ended March 31, 2004 and June 30, 2004 was $1,332.35 and $1,205.32 respectively. The fair value was determined using the as converted number of common shares times the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 38.5 shares of common stock. Stock-based employee compensation for the three and six months ended June 30, 2004 was equal to the amount that would have been recorded under the fair value method since the Series H preferred shares were valued using the trading price of the Company's common stock on the grant date and there were no stock options that vested during the period. During the six months ended June 30, 2004 employees converted 3,963 shares of Series H preferred stock into approximately 0.1 million shares of common stock.

Basic and diluted net loss per common share

        Net loss per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation when their effect would be anti-dilutive.

        For the three and six months ended June 30, 2004 the following securities were not included in the computation of earnings per share as they are anti-dilutive: preferred stock convertible into approximately 24.8 million shares of common stock, options to purchase 6,080 shares of common stock at a weighted-average exercise price of $9.00 per share, warrants for 5,200 shares of common stock at a weighted average exercise price of $226.00 per share and 1,062 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the three and six months ended June 30, 2003, approximately 1,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes were not included in the computation of earnings per share as they are anti-dilutive.

Asset retirement obligations

        In accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations," the fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company measures changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change is the credit-adjusted risk-free rate that existed when the liability was initially measured.

Recent Accounting Pronouncements

        In March 2004, the FASB ratified the consensuses reached by Emerging Issues Task Force in Issue No. 03-06, "Participating Securities and the Two-Class Method under FASB Statement No. 128" ("EITF 03-06"). EITF 03-06 clarifies the definitional issues surrounding participating securities and requires companies to restate prior earnings per share amounts for comparative purposes upon adoption. The Company adopted the provisions of EITF 03-06 in the second quarter of 2004, and the Company has restated its previously disclosed basic earnings per share amounts to include its participating securities in basic earnings per share when dilutive. As a result, basic income per share available to common shareholders decreased from $11.00 to $2.78 for the quarter ended March 31, 2003, from $271.80 to $12.64 for the quarter ended September 30, 2003, and from $229.18 to $11.18 for the year ended December 31, 2003. The adoption of EITF 03-06 did not have an impact on any of the periods presented, herein as the inclusion of participating securities in basic earnings per share for these periods is anti-dilutive.

2.     Acquisitions:

        The merger with Firstmark was recorded in the accompanying financial statements under the purchase method of accounting. The Firstmark purchase price allocation is preliminary and further refinements may be made if certain assumed accounts payable and accrued liabilities do not result in cash payments. During the second quarter of 2004 the assumed liabilities were reduced by approximately $0.6 million resulting in an increase in negative goodwill. The operating results related to the merger with Firstmark has been included in the consolidated statements of operations from the date of acquisition. The Firstmark acquisition closed on January 5, 2004.

        The purchase price of Firstmark was approximately $78.2 million which includes the fair value of the Company's Series I preferred stock of $2.6 million and assumed liabilities of $75.7 million. The fair value of assets acquired was approximately $155.5 million which then gave rise to negative goodwill of approximately $77.3 million. Negative goodwill was allocated to long-lived assets, resulting in recorded assets acquired of $78.2 million.

        The following table summarizes the recorded values of the assets acquired and the liabilities assumed (in thousands).

Firstmark
Current assets	$17,374
Property and equipment	55,862
Intangible assets	855
Other assets	4,145

Total assets acquired	$78,236

Current liabilities	25,118
Other long term liabilities	860
Capital lease obligations	49,683

Total liabilities assumed	75,661

Net assets acquired	$2,575

        The intangible assets acquired in the Firstmark acquisition were customer contracts and licenses. The Firstmark customer contracts ($0.4 million) are being amortized over two years and licenses ($0.4 million) over the terms of the licenses. The Firstmark acquisition was assumed to occur on January 1, 2004 since the results of Firstmark for the period from January 1, 2004 to January 4, 2004 were not material. Pro forma combined results for Omega are not included below since the Omega acquisition was not considered the acquisition of a business, because Omega had no customers, employees or associated revenues. If the Firstmark acquisition had taken place at the beginning of 2003, the unaudited pro forma combined results of the Company for the six months ended June 30, 2003 would have been as follows (amounts in thousands, except per share amounts).

Six Months Ended June 30, 2003
Revenue	$43,226
Net loss	(47,323)
Net loss per share — basic and diluted	$(271.67)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Firstmark acquisition had been effective at the beginning of 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31, 2003	June 30, 2004
Owned assets:
Network equipment	$186,204	$210,308
Software	7,482	7,572
Office and other equipment	4,120	14,316
Leasehold improvements	50,387	52,386
System infrastructure	32,643	33,396
Construction in progress	988	181

	281,824	318,159
Less — Accumulated depreciation and amortization	(72,762)	(93,885)

	209,062	224,274
Assets under capital leases:
IRUs	118,273	139,368
Less — Accumulated depreciation and amortization	(12,929)	(16,999)

	105,344	122,369

Property and equipment, net	$314,406	$346,643

        Depreciation and amortization expense related to property and equipment was $9.3 million and $11.5 million for the three months ended June 30, 2003 and June 30, 2004, respectively, and was $18.3 million and $23.3 million for the six months ended June 30, 2003 and June 30, 2004, respectively

Capitalized labor and related costs

        For the three months ended June 30, 2003 and June 30, 2004, the Company capitalized salaries and related benefits of $0.8 million and $0.4 million, respectively. For the six months ended June 30, 2003 and June 30, 2004, the Company capitalized salaries and related benefits of $1.7 million and $0.8 million, respectively.

4.     Accrued liabilities:

        Accrued liabilities consist of the following (in thousands):

	December 31, 2003	June 30, 2004
General operating expenditures	$4,541	$5,366
Payroll and benefits	419	540
Litigation settlement accruals	400	195
Taxes	1,584	2,564
Interest	455	2,303
Deferred revenue	486	1,345

Total	$7,885	$12,313

5.     Intangible assets:

        Intangible assets consist of the following (in thousands):

	December 31, 2003	June 30, 2004
Customer contracts	$8,145	$8,593
Peering arrangements	16,440	16,440
Trade name	1,764	1,764
Other	—	167
Licenses	—	414
Non compete agreements	431	431

Total	26,780	27,809
Less — accumulated amortization	(18,671)	(23,582)

Intangible assets, net	$8,109	$4,227

        Amortization expense for the three months ended June 30, 2003 and June 30, 2004 was approximately $2.5 million and $2.2 million, respectively. Amortization expense for the six months ended June 30, 2003 and June 30, 2004 was approximately $4.8 million and $4.9 million, respectively. Future amortization expense related to intangible assets is $3.8 million, $0.2 million and $0.2 million for the twelve-month periods ending June 30, 2005, 2006, and 2007, respectively.

6.     Other assets:

        Other assets consist of the following (in thousands):

	December 31, 2003	June 30, 2004
Prepaid expenses	$378	$317
Deposits	3,419	4,466
Deferred public offering costs	—	416
Other	167	—

Total	$3,964	$5,199

        In the Firstmark acquisition the Company obtained warrants to purchase 506,600 ordinary shares (originally 5,066 shares which were subsequently split at a ratio of 1 to 100) of Floware Wireless Systems Ltd. a company listed on the NASDAQ since September 2000. The warrants were exercisable through March 2005, at a price of $3.89 per share and were valued at the acquisition date at a fair market value of approximately $2.6 million under the Black-Scholes method of valuation. In 2001 Floware Wireless Systems Ltd. ("Floware") merged into Breezecom Ltd. ("Breezecom"). Breezecom subsequently changed its name to Alvarion Ltd. In January 2004, the Company exercised the warrants and sold the related securities for proceeds of approximately $3.4 million resulting in a gain of approximately $0.8 million recorded during the six months ended June 30, 2004 and is included as a component of interest and other income in the accompanying condensed consolidated financial statements.

7.     Long-term debt:

Restructuring and Amended and Restated Credit Agreement

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. Immediately prior to the restructuring of the credit facility on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest). On June 12, 2003, the Company's Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital.

        In order to restructure the Company's credit facility, the Company, Cisco and Cisco Capital entered into an agreement (the "Exchange Agreement") which, among other things, cancelled the principal amount and accrued interest and returned warrants exercisable for the purchase approximately 40,000 shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of a $17.0 million amended and restated promissory note (the "Amended and Restated Cisco Note") under an Amended and Restated Credit Agreement. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement. The debt restructuring transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility, the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash. Under the Purchase Agreement the Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement.

        Under the Amended and Restated Credit Agreement, Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets; however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender. The Amended and Restated Cisco Note is to be repaid in three installments. Interest is not payable, and does not accrue for the first 30 months, unless the Company defaults. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%. The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million; each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending June 30,
2005	$—
2006	7,234
2007	5,444
2008	5,164
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company in February 2002, approximately $117.0 million of the Notes were outstanding.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of Notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their Notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation against the Company with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on the Notes since the December 15, 2002 interest payment, all future interest payment obligations on the Notes and settled the note holder litigation.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs. The estimated fair market value for the Series D and Series E preferred stock was determined by using the price per share of our Series C preferred stock which represented the Company's most recent equity transaction for cash.

        The terms of the remaining $10.2 million of Notes were not impacted by these transactions and they continue to be due on June 15, 2007. These $10.2 million notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date. The Notes are convertible at the option of the holders into approximately 1,000 shares of the Company's common stock. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

8.     Commitments and contingencies:

Capital leases-Fiber lease agreements

        The Company has entered into various lease agreements with fiber providers for dark fiber primarily under 15-25 year IRUs. Once the Company has accepted the related fiber route, if the lease meets the criteria for treatment as a capital lease it is recorded as a capital lease obligation and IRU asset.

        The future minimum commitments under these agreements are as follows (in thousands):

For the year ending June 30,
2005	$16,204
2006	14,898
2007	13,291
2008	13,030
2009	11,251
Thereafter	108,583

Total minimum lease obligations	177,257
Less-amounts representing interest	(68,744)

Present value of minimum lease obligations	108,513
Current maturities	(6,049)

Capital lease obligations, net of current maturities	$102,464

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The future commitment under these arrangements was approximately $3.7 million at June 30, 2004.

Current and Potential Litigation

        In May 2004 the Company settled a dispute with the former landlord of one of its subsidiaries, Allied Riser Operations Corporation, in Dallas, Texas for a payment by the Company of $0.6 million. The settlement terminated the lawsuit and resolved the dispute with respect to the termination of the lease that was the subject of the lawsuit.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications disputed costs are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one telecommunications vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. Another vender has invoiced the Company for approximately $0.6 million that it is disputing. The Company is also involved in a dispute over intercompany services provided by and to Lambdanet Germany, a sister company of Firstmark's French subsidiary—LNF and Firstmark's Spanish subsidiary—LNE (See Note 11). The Company intends to vigorously defend its position related to these charges and feels that it has adequately reserved for the potential liability.

        In 2003, a counterclaim was filed against the Company by a former employee in state court in California. The former employee asserted primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has appealed this decision. The Company has recorded a liability for the estimated net loss under this judgment.

        The Company has been made aware of several other companies in its own and in other industries that use the word "Cogent" in their corporate names. One company has informed the Company that it believes the Company's use of the name "Cogent" infringes on its intellectual property rights in that name. If such a challenge is successful, the Company could be required to change its name and lose the goodwill associated with the Cogent name in its markets. Management does not believe such a challenge, if successful, would have a material impact on the Company's business, financial condition or results of operations.

        In December 2003 five former employees of the Company's Spanish subsidiary filed claims related to their termination of employment. The initial rulings of the Spanish court have supported the Company's position. The Company intends to continue to vigorously defend its position related to these charges and feels that it has adequately reserved for the potential liability.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. Future minimum annual commitments under these arrangements are as follows (in thousands):

For the year ending June 30,
2005	$20,425
2006	17,367
2007	14,767
2008	10,922
2009	8,745
Thereafter	33,190

$105,416

        Rent expense, net of sublease income, for the three months ended June 30, 2003 and June 30, 2004 was approximately $0.6 million and $2.1 million, respectively. Rent expense, net of sublease income, for the six months ended June 30, 2003 and June 30, 2004 was approximately $1.1 million and $3.9 million, respectively. The Company has subleased certain office space and facilities. Future minimum payments under these sublease agreements are approximately $0.9 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending June 30, 2005 through June 30, 2009, respectively.

Maintenance and fiber lease agreements

        The Company pays monthly fees for maintenance of its fiber optic network. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month to five year terms.

        Future minimum obligations related to these arrangements are as follows (in thousands):

Year ending June 30,
2005	$5,718
2006	4,518
2007	3,856
2008	3,928
2009	3,884
Thereafter	46,191

$68,095

Shareholder Indemnification

        In November 2003, the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders due to the possibility of acquiring certain LNG assets. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform, the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability of approximately $0.2 million for the estimated fair value of this obligation and believes that the maximum loss exposure is limited to the as converted value of its Series I preferred stock.

LambdaNet Communications Deutschland, AG ("Lambdanet Germany")

        The Company attempted to acquire Lambdanet Germany, but was unable to reach agreement with Lambdanet Germany's bank creditors. Firstmark has made use of Lambdanet Germany's facilities to complete communications circuits into Germany and has also depended on Lambdanet Germany for network operations support, billing and other services. The Company has begun the process of fully separating the operations of Firstmark from Lambdanet Germany but this process is not complete and there may be disruptions as this process proceeds.

9.     Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved an amended and restated charter that increased the number of authorized shares of the Company's common stock from 1.0 million shares to 19.8 million shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock. In April 2004, the Company's board of directors and shareholders approved an amended and restated charter that increased the number of authorized shares of the Company's common stock from 19.8 million shares to 30.0 million shares and increased the shares of undesignated preferred stock from 120,000 shares to 170,000 shares.

        On July 31, 2003 and in connection with the Company' restructuring of its debt with Cisco Capital, all of the Company's Existing Preferred Stock was converted into approximately 10.8 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In January 2004, Symposium Gamma Inc. ("Gamma") merged with a subsidiary of the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and Firstmark's sole shareholder.

        On March 30, 2004, Symposium Omega, Inc., ("Omega") a Delaware corporation merged with a subsidiary of the Company. Prior to the merger Omega had raised approximately $19.5 million in cash and acquired the rights to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega.

        Each share of the Series F preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F, Series G, Series I and Series J preferred stock are convertible into 3.4 million shares, 12.7 million shares, 0.8 million shares, and 6.0 million shares of the Company's common stock, respectively. The 84,001 authorized shares of Series H preferred stock are convertible into 3.2 million shares of the Company's common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the series of the Series G preferred stock, the Series I preferred stock and Series J preferred stock voting together as a class is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $29.1 million, $123.1 million, $8.0 million, $7.7 million and $58.4 million will be paid in cash to the holders of the Series F, G, H, I and J preferred stock, respectively, before any payment is made to the holders of the Company's common stock.

Offer to exchange—Series H Preferred Stock and 2003 Incentive Award Plan

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan. In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock under the Company's 2003 Incentive Award Plan. Under the offer, the Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003. The Company also granted additional shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $1.1 million in 2003 and $2.4 million in the six months ended June 30, 2004. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27% upon grant with the remaining shares vesting ratably over a three year period and for grants to newly hired employees; the shares vest 25% after one year with the remaining shares vesting ratably over three years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003 and $6.1 million for the six months ended June 30, 2004. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

        In April 2004, the Company's board of directors and shareholders approved an amendment to the Company's 2003 Incentive Award Plan to increase the shares of Series H preferred stock available for grant under the plan from 54,001 to 84,001 shares. In May 2004, the Company's board of directors approved the Company's 2004 Incentive Award Plan under which the Company may make additional awards from the available shares of Series H preferred stock.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        Beneficial conversion charges of $2.5 million and $19.5 million were recorded on January 5, 2004 and March 30, 2004, respectively, since the price per common share at which the Series I and Series J convertible preferred stock convert into at issuance were less than the quoted trading price of the Company's common stock on that date.

10.   Segment information:

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment. Below are the Company's net revenues and long lived assets by geographic theater (in thousands):

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004
Net Revenues
North America	$15,519	$15,372	$29,751	$30,731
Europe	—	5,015	—	10,601

Total	$15,519	$20,387	$29,751	$41,332

	December 31, 2003	June 30, 2004
Long lived assets, net
North America	$322,515	$301,110
Europe	—	49,760

Total	$322,515	$350,870

11.   Related party:

Office lease

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid monthly rent to this entity of approximately $30,000 during 2003 and 2004.

Symposium, Inc.

        In the third quarter of 2003, the Company became aware that LNG might be available for purchase. LNG and its operating subsidiaries operated a European telecommunications network and were on the verge of insolvency. The Company initially determined that it did not want to acquire the entire LNG operations at that time. However, the Company was interested in certain aspects of the LNG businesses and, given the Company's history of acquiring troubled assets, reconsidered and undertook further discussions with the owners of LNG with a view towards some type of transaction. The owners of LNG rejected any proposal other than a transaction in which they could transfer their entire ownership in LNG to a new owner. In order to prevent LNG from liquidating and to preserve the Company's ability to structure an acceptable acquisition, in November 2003, the Company's Chief Executive Officer formed and became the sole stockholder of Symposium, which acquired a 90% interest in LNG in return for the indemnification and release of the former owners from any liabilities associated with LNG and the commitment on the part of Symposium to cause at least $2 million to be invested in the LNG subsidiaries. No cash payment was made to the former owners of LNG. Because Symposium did not have to make a cash payment for the interest in LNG, it did not receive any investment from the Company's Chief Executive Officer or from any other investors. Currently, LNG's remaining subsidiaries hold assets related to their former telecommunications operations. The Company's Chief Executive Officer has informed the Company that he is considering selling the remaining assets of LNG and winding up its business.

Symposium Gamma, Inc.

        Symposium Gamma Inc., ("Gamma") is a Delaware corporation that was created as part of the Firstmark acquisition structure described below. Gamma was formed by BNP Paribas, a stockholder of LNG, and certain of the Company's existing stockholders who initially capitalized Gamma with approximately $2.5 million of cash. BNP controlled the board of directors of Gamma and owned 50% of the capital stock of Gamma after its initial capitalization. Gamma was formed as an acquisition vehicle that would (a) allow the Company to demonstrate to LNG's creditors the identifiable cash for use in its restructuring of Firstmark and (b) allow the investors in Gamma to maintain control of their cash during the period prior to the closing of the acquisition. In connection with the Firstmark acquisition, Gamma was merged with and into a subsidiary of the Company and all of its outstanding capital stock was converted into shares of the Company's Series I preferred stock.

Symposium Omega, Inc.

        Symposium Omega Inc., ("Omega") is a Delaware corporation that was created in order to enable the acquisition of the German operations of LNG for approximately 2.3 million euros. Omega was formed by BNP Paribas, a stockholder of LNG, and certain of the Company's existing stockholders who initially capitalized Omega with approximately $19.5 million of cash. BNP controlled the board of directors of Omega and owned 50% of the capital stock of Omega after its initial capitalization. Omega was formed as an acquisition vehicle that would (a) allow the Company to demonstrate to LNG's creditors the identifiable cash for use in its restructuring of the German operations of LNG and (b) allow the investors in Omega to maintain control of their cash during the period prior to the closing of the acquisition. Because a satisfactory agreement for a restructuring could not be reached with the creditors of the German operations of LNG, Omega used the cash contributed at its initial capitalization to acquire an alternate German network operation. In connection with the acquisition of the German fiber optic network, Omega was merged with and into a subsidiary of the Company and all of its outstanding capital stock was converted into shares of the Company's Series J preferred stock.

LNG Holdings S.A. and Firstmark Acquisition

        In November 2003, Symposium acquired approximately 90% of the stock of LNG Holdings S.A. ("LNG") from certain of LNG's former stockholders. These stockholders received no cash consideration from either Symposium or the Company's Chief Executive Officer in connection with the sale of their LNG stock. Rather, Symposium agreed with these stockholders that it would cause at least $2 million to be invested in LNG's subsidiary LambdaNet France, and Symposium and the Company agreed that they would indemnify the selling stockholders for certain liabilities associated with their prior ownership of LNG or with the transaction.

        In January 2004, LNG transferred its interest in its wholly owned subsidiary Firstmark Communications Participations S.á r.l. ("Firstmark") to Gamma, in return for $1 and a commitment by Gamma to invest at least $2 million in the operations of Firstmark's French operating subsidiary—LNF. In January 2004, Gamma transferred $2.5 million to LNF and, by so doing, fulfilled its commitment to LNG. Also in January 2004, 215.1 million euros of Firstmark's total of 216.1 million euros of indebtedness to its previous parent LNG, and an additional 4.9 million euros owed to LNG were assigned to Gamma at their fair market value of one euro in connection with Gamma's acquisition of Firstmark. Thereafter, Gamma was merged with an into a subsidiary of the Company in exchange for shares of the Company's Series I preferred stock. Prior to the Company's acquisition of Gamma, and advanced as part of the Gamma merger, LNG transferred 1 million euros to LNF. LNF repaid the 1 million euros to LNG in March 2004. Accordingly, 215.1 million euros of the total 216.1 million euros of the debt obligation and 4.9 million euros of the other amounts payable have been eliminated in the consolidation of these financial statements.

        Firstmark's subsidiaries provide network services and in turn utilize the network of LambdaNet Communications AG ("Lambdanet Germany") in order for each entity to provide services to certain of their customers under a network sharing agreement. Lambdanet Germany was a majority owned subsidiary of LNG from November 2003 until April 2004 when Lambdanet Germany was sold to an unrelated party. During the three and six months ended June 30, 2004, Firstmark recorded revenue of 0.4 million euros ($0.5 million) and 0.9 million euros ($1.1 million), respectively, from Lambdanet Germany and network costs of 0.3 million euros ($0.3 million) and 1.1 million euros ($1.4 million), respectively, under the network sharing agreement. As of June 30, 2004 Firstmark had recorded net amounts due from Lambdanet Germany of 1.0 million euros and net amounts due to Lambdanet Germany of 1.1 million euros. These amounts are reflected as amounts due from related party ($1.2 million) and amounts due to related party ($1.3 million) in the accompanying condensed consolidated June 30, 2004 balance sheet. The Company is currently in negotiations with the new owner of Lambdanet Germany over the terms of settling these amounts and the network sharing agreement.

12.   Subsequent Events:

        On August 12, 2004, the Company merged with UFO Group, Inc. (UFO Group). The Company issued 2,600 shares of its newly authorized Series K convertible preferred stock in exchange for the outstanding shares of UFO Group. The Series K preferred stock converts into approximately 0.8 million shares of the Company's common stock and has rights and privileges similar to the Company's Series I preferred stock. Prior to the merger, UFO Group had acquired the majority of the assets of Unlimited Fiber Optics, Inc. (UFO). UFO's customer base is comprised of data service customers and its network is comprised of fiber optic facilities located in San Francisco, Los Angeles and Chicago. UFO billed its customers approximately $0.4 million for its July 2003 services. The acquired assets included net cash of approximately $2.0 million, all of UFO's customer contracts, customer accounts receivable and certain network equipment. Assumed liabilities include certain vendor relationships and accounts payable. The Company intends to integrate these acquired assets into its operations and onto its broadband network.

        In July 2004, LNF re-located its Paris headquarters. The estimated net present value of the remaining lease obligation, net of estimated sub lease income, is approximately $1.3 million and will be recorded as a restructuring charge in July 2004.

Report of Independent Registered Public Accounting Firm

Cogent Communications Group, Inc. Board of Directors:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 2001, were audited by other auditors who have ceased operations and whose report dated March 1, 2002 (except with respect to the matters discussed in Note 14, as to which the date is March 27, 2002) expressed an unqualified opinion on those statements before the restatement adjustment described in Note 1.

        We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cogent Communications Group, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        As described above, the financial statements of Cogent Communications Group, Inc. as of December 31, 2001, and for the year then ended were audited by other auditors who have ceased operations. As described in Note 1, in 2004, the Company's Board of Directors approved a one-for-twenty reverse stock split, and all references to number of shares and per share information in the financial statements have been adjusted to reflect the reverse stock split on a retroactive basis. We audited the adjustments that were applied to restate the number of shares and per share information reflected in the 2001 financial statements. Our procedures include (a) agreeing the authorization of the one-for-twenty reverse stock split to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the restated number of shares, basic and diluted earnings per share and other applicable disclosures such as stock options. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

                          Ernst & Young LLP

McLean, VA
March 2, 2004, except for the second paragraph under "Management's Plans and Business Risk" in Note 1 and Note 15, as to which the date is March 30, 2004, and except for the paragraph under "Capital Account Adjustments Upon Offering" in Note 1, as to which the date is October     , 2004.

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in the paragraph under "Capital Account Adjustments Upon Offering" in Note 1 to the financial statements.

                          /s/ Ernst & Young LLP

McLean, VA
September 27, 2004

        This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the company's filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this Annual Report on Form 10-K, nor has Arthur Andersen LLP provided a consent to include its report in this registration statement. The registrant hereby discloses that the lack of a consent by Arthur Andersen LLP may impose limitations on recovery by investors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Vienna, Virginia
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2003
(IN THOUSANDS, EXCEPT SHARE DATA)

	2002	2003
Assets
Current assets:
Cash and cash equivalents	$39,314	$7,875
Short term investments ($1,281 and $753 restricted, respectively)	3,515	4,115
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $2,868, respectively	5,516	5,066
Prepaid expenses and other current assets	2,781	905

Total current assets	51,126	17,961
Property and equipment:
Property and equipment	365,831	400,097
Accumulated depreciation and amortization	(43,051)	(85,691)

Total property and equipment, net	322,780	314,406
Intangible assets:
Intangible assets	23,373	26,780
Accumulated amortization	(8,718)	(18,671)

Total intangible assets, net	14,655	8,109
Other assets ($4,001 and $1,608 restricted, respectively)	19,116	3,964

Total assets	$407,677	$344,440

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,830	$7,296
Accrued liabilities	18,542	7,885
Cisco credit facility, in default — related party	250,305	—
Current maturities, capital lease obligations	3,505	3,646

Total current liabilities	280,182	18,827
Amended and Restated Cisco Note — related party	—	17,842
Capital lease obligations, net of current	55,280	58,107
Convertible subordinated notes, net of discount of $78,140 and $6,084, respectively	38,840	4,107
Other long term liabilities	749	803

Total liabilities	375,051	99,686

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding in 2002, none at December 31, 2003	25,892	—
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 shares issued and outstanding in 2002, none at December 31, 2003	88,009	—
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding in 2002, none at December 31, 2003	61,345	—
Convertible preferred stock, Series F, $0.001 par value; none and 11,000 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $11,000	—	10,904
Convertible preferred stock, Series G, $0.001 par value; none and 41,030 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $123,000	—	40,787
Convertible preferred stock, Series H, $0.001 par value; none and 54,001 shares authorized, 53,372 shares issued and outstanding at December 31, 2003; liquidation preference of $9,110	—	45,990
Common stock, $0.001 par value; 1,055,000 and 19,750,000 shares authorized, respectively; 174,191 and 653,567 shares issued and outstanding, respectively	4	14
Additional paid-in capital	49,199	232,461
Deferred compensation	(6,024)	(32,680)
Stock purchase warrants	9,012	764
Treasury stock, none and 61,461 shares at December 31, 2003	—	(90)
Accumulated other comprehensive (loss) income — foreign currency translation adjustment	(44)	628
Accumulated deficit	(194,767)	(54,024)

Total stockholders' equity	32,626	244,754

Total liabilities and stockholders' equity	$407,677	$344,440

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2002	2003
Service revenue, net	$3,018	$51,913	$59,422
Operating expenses:
Network operations (including $307, $233 and $1,307 of amortization of deferred compensation, respectively, exclusive of amounts shown separately)	20,297	49,324	48,324
Selling, general, and administrative (including $2,958, $3,098 and $17,368 of amortization of deferred compensation, and $479, $3,209 and $3,876 of allowance for doubtful accounts expense, respectively)	30,280	36,593	43,938
Gain on settlement of vendor litigation	—	(5,721)	—
Depreciation and amortization	13,535	33,990	48,387

Total operating expenses	64,112	114,186	140,649

Operating loss	(61,094)	(62,273)	(81,227)
Gain — Cisco credit facility — troubled debt restructuring — related party	—	—	215,432
Gain — Allied Riser note exchange	—	—	24,802
Settlement of note holder litigation	—	(3,468)	—
Interest income and other	2,126	1,739	1,512
Interest expense	(7,945)	(36,284)	(19,776)

(Loss) income before extraordinary item	$(66,913)	$(100,286)	$140,743

Extraordinary gain — Allied Riser merger	—	8,443	—

Net (loss) income	$(66,913)	$(91,843)	$140,743

Beneficial conversion charge	(24,168)	—	(52,000)

Net (loss) income applicable to common shareholders	$(91,081)	$(91,843)	$88,743

Net (loss) income per common share:
(Loss) income before extraordinary item	$(951.82)	$(616.34)	$363.47
Extraordinary gain	—	$51.89	—

Basic net (loss) income per common share	$(951.82)	$(564.45)	$363.47

Beneficial conversion charge	$(343.78)	—	$(134.29)

Basic net (loss) income per common share available to common shareholders	$(1,295.60)	$(564.45)	$229.18

Diluted net (loss) income per common share — before extraordinary item	$(951.82)	$(616.34)	$17.73
Extraordinary gain	—	$51.89	—

Diluted net (loss) income per common share	$(951.82)	$(564.45)	$17.73
Beneficial conversion charge	$(343.78)	—	$(6.55)

Diluted net (loss) income per common share available to common shareholders	$(1,295.60)	$(564.45)	$11.18

Weighted-average common shares — basic	70,300	162,712	387,218
Weighted-average common shares — diluted	70,300	162,712	7,938,898

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common stock						Preferred Stock—A		Preferred Stock—B		Preferred Stock—C
			Additional Paid-in Capital	Deferred Compensation	Treasury Stock	Stock Purchase Warrants
	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	70,035	$1	$189	$—	$—	$—	26,000,000	$25,892	19,809,783	$90,009	—	$—
Exercises of stock options	456	—	21	—	—	—	—	—	—	—	—	—
Issuance of stock purchase warrants	—	—	—	—	—	8,248	—	—	—	—	—	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	49,773,402	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	70,491	1	38,724	(11,081)	—	8,248	26,000,000	25,892	19,809,783	90,009	49,773,402	61,345
Exercises of stock options	365	—	1	—	—	—	—	—	—	—	—	—
Issuance of common stock, options and warrants — Allied Riser merger	100,484	3	10,230	—	—	764	—	—	—	—	—	—
Deferred compensation adjustments	—	—	(1,756)	1,726	—	—	—	—	—	—	—	—
Conversion of Series B convertible preferred stock	2,853	—	2,000	—	—	—	—	—	(439,560)	(2,000)	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,331	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	174,192	4	49,199	(6,024)	—	9,012	26,000,000	25,892	19,370,223	88,009	49,773,402	61,345
Cancellations of shares granted to employees	—	—	(569)	995	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	18,675	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Issuances of preferred stock, net	—	—	—	(46,416)	—	—	—	—	—	—	—	—
Conversion of preferred stock into common stock	538,786	10	183,744	—	—	(8,248)	(26,000,000)	(25,892)	(19,362,531)	(87,974)	(49,773,402)	(61,345)
Cancellation of common stock — treasury stock	(61,291)	—	—	90	(90)	—	—	—	—	—	—	—
Shares returned to treasury — Allied Riser merger	(171)	—	—	—	—	—	—	—	—	—	—	—
Common shares issued — Allied Riser merger	2,051	—
Cancellation of Series B preferred stock	—	—	35	—	—	—	—	—	(7,692)	(35)	—	—
Issuance of options for common stock — FNSI acquisition	—	—	52	—	—	—	—	—	—	—	—	—
Beneficial conversion charge	—	—	52,000	—	—	—	—	—	—	—	—	—
Reclassification of beneficial conversion charge to additional paid in capital	—	—	(52,000)	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2003	653,567	$14	$232,461	$(32,680)	$(90)	$764	—	$—	—	$—	—	$—

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Preferred Stock—D		Preferred Stock—E		Preferred Stock—F		Preferred Stock—G		Preferred Stock—H		Foreign Currency Translation Adjustment			Accumulated Other Comprehensive Income
												Accmuluated Deficit	Total Stockholder's Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$(11,843)	$104,248	$—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	21	—
Issuance of stock purchase warrants	—	—	—	—	—	—	—	—	—	—	—	—	8,248	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	—	—	61,345	—
Deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	(24,168)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,265	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	(66,913)	—

Balance at December 31, 2001	—	—	—	—	—	— —	—	—	—	—	—	(102,924)	110,214	—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	1	—
Issuance of common stock, options and warrants — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	10,998	—
Deferred compensation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(30)	—
Conversion of Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	(44)	—	(44)	(44)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,331	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(91,843)	(91,843)	(91,843)

Balance at December 31, 2002	—	—	—	—	—	—	—	—	—	—	(44)	(194,767)	32,626	(91,887)
Cancellations of shares granted to employees	—	—	—	—	—	—	—	—	(500)	(426)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	18,675	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	672	—	672	672
Issuances of preferred stock, net	3,426,293	4,272	3,426,293	4,272	11,000	10,904	41,030	40,787	53,872	46,416	—	—	60,235	—
Conversion of preferred stock into common stock	(3,426,293)	(4,272)	(3,426,293)	(4,272)	—	—	—	—	—	—	—	—	(8,249)	—
Cancellation of common stock — treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares returned to treasury — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Common shares issued — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cancellation of Series B preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of options for common stock — FNSI acquisition	—	—	—	—	—	—	—	—	—	—	—	—	52	—
Beneficial conversion charge	—	—	—	—	—	—	—	—	—	—	—	(52,000)	—	—
Reclassification of benefical conversion charge to additional paid in capital	—	—	—	—	—	—	—	—	—	—	—	52,000	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	140,743	140,743	140,743

Balance at December 31, 2003	—	$—	—	$—	11,000	$10,904	41,030	$40,787	53,372	$45,990	$628	$(54,024)	$244,754	$49,528

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS)

	2001	2002	2003
Cash flows from operating activities:
Net (loss) income	$(66,913)	$(91,843)	$140,743
Adjustments to reconcile net (loss) income to net cash used in operating activities —
Depreciation and amortization, including amortization of debt issuance costs	13,594	36,490	49,746
Amortization of debt discount — convertible notes	—	6,086	1,827
Amortization of deferred compensation	3,265	3,331	18,675
Extraordinary gain — Allied Riser merger	—	(8,443)	—
Gain — Cisco credit facility — troubled debt restructuring — related party	—	—	(215,432)
Gain — Allied Riser note exchange	—	—	(24,802)
Gain on settlement of vendor litigation	—	(5,721)	—
Changes in assets and liabilities:
Accounts receivable	(1,156)	(2,894)	712
Prepaid expenses and other current assets	1,107	1,189	744
Other assets	(2,660)	1,134	1,899
Accounts payable and accrued liabilities	5,977	19,104	(1,469)

Net cash used in operating activities	(46,786)	(41,567)	(27,357)

Cash flows from investing activities:
Purchases of property and equipment	(118,020)	(75,214)	(24,016)
Cash acquired in Allied Riser merger	—	70,431	—
Purchase of minority interests in Shared Technologies of Canada, Inc.	—	(3,617)	—
Purchases of short term investments, net	(1,746)	(1,769)	(600)
Purchases of intangible assets	(11,886)	(9,617)	(700)

Net cash used in investing activities	(131,652)	(19,786)	(25,316)

Cash flows from financing activities:
Borrowings under Cisco credit facility	107,632	54,395	8,005
Exchange agreement payment — Allied Riser notes	—	—	(4,997)
Exchange agreement payment — Cisco credit facility debt restructuring	—	—	(20,000)
Proceeds from option exercises	21	1	—
Repayment of capital lease obligations	(12,754)	(2,702)	(3,076)
Deferred equipment discount	5,618	—	—
Issuances of preferred stock, net of issuance costs	61,345	—	40,630

Net cash provided by financing activities	161,862	51,694	20,562

Effect of exchange rate changes on cash	—	(44)	672

Net decrease in cash and cash equivalents	(16,576)	(9,703)	(31,439)
Cash and cash equivalents, beginning of year	65,593	49,017	39,314

Cash and cash equivalents, end of year	$49,017	$39,314	$7,875

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,943	$12,440	$5,013
Cash paid for income taxes	—	—	—
Non-cash financing activities —
Capital lease obligations incurred	23,990	33,027	6,044
Warrants issued in connection with credit facility	8,248	—	—
Borrowing under credit facility for payment of loan costs and interest	6,441	14,820	4,502
Allied Riser Merger
Fair value of assets acquired		$74,791
Less: valuation of common stock, options & warrants issued		(10,967)
Less: extraordinary gain		(8,443)

Fair value of liabilities assumed		$55,381

NetRail Acquisition
Fair value of assets acquired	12,090
Less: cash paid	(11,740)

Fair value of liabilities assumed	350

PSINet Acquisition
Fair value of assets acquired		16,602	700
Less: cash paid		(9,450)	(700)

Fair value of liabilities assumed		7,152	—

FNSI Acquisition
Fair value of assets acquired			3,018
Less: valuation of options for common stock			(52)

Fair value of liabilities assumed			2,966

Exchange Agreement with Cisco Capital-related party (See Note 1)

Conversion of preferred stock under Purchase Agreement (See Note 1)

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2002, and 2003

1.     Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada and in 2004 expanded its operations into Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Wiltel Communications Group, Inc. ("Wiltel"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from approximately 20 providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In January 2004, Symposium Gamma, Inc. ("Gamma"), merged with the Company, as further discussed in Note 14. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. The Company plans to continue to support Firstmark's products including point-to-point transport and transit services in over 40 markets and almost 30 data centers across Western Europe. The Company also intends to introduce in Western Europe a new set of products and services based on the Company's current North American product set.

Asset Purchase Agreement- Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 6,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments and note obligations.

Asset Purchase Agreement—PSINet, Inc.

        In April 2002, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or at that time 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with in-building networks, pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides data services and is a reseller of voice services in Toronto, Canada.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Capital Account Adjustments Upon Offering

        All share and per share amounts have been retroactively adjusted to give effect to a one-for-twenty reverse stock to be adopted before the effectiveness of the offering contemplated by this prospectus. In addition, the convertible preferred stock will convert into shares of common stock upon the closing of the offering contemplated by this prospectus.

Troubled Debt Restructuring and Sale of Preferred Stock

        Prior to July 31, 2003, the Company was party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. The Company violated a financial debt covenant during the fourth quarter of 2002 and failed to subsequently cure the violation. Accordingly, the Company was in default on the credit facility and Cisco Capital was able to accelerate the loan payments and make the outstanding balance immediately due and payable.

        On June 12, 2003, the Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital while at the same time selling a new series of preferred stock to certain of the Company's existing stockholders. The sale of the new series of preferred stock was required to obtain the cash needed to complete the Cisco credit facility restructuring. On June 26, 2003, the Company's stockholders approved these transactions.

        In order to restructure the Company's credit facility the Company entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of $262.8 million of indebtedness plus $6.3 million of accrued interest and return warrants exercisable for the purchase of 40,000 shares of

Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note (the "Amended and Restated Cisco Note") with an aggregate principal amount of $17.0 million. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement.

        This transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  The Company issued 41,030 shares of Series G preferred stock in several sub-series for gross cash proceeds of $41.0 million;

  •
  The Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        Under the Exchange Agreement:

  •
  The Company paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of Series F participating convertible preferred stock;

  •
  The Company issued to Cisco Capital a $17.0 million promissory note payable;

  •
  The default under the Cisco credit facility was eliminated;

  •
  The amount outstanding under the Cisco credit facility including accrued interest was cancelled;

  •
  The service provider agreement with Cisco was amended;

  •
  The Cisco Warrants were cancelled.

        The conversion of the Company's existing preferred stock into a total of 0.5 million shares of $0.001 par value common stock is detailed below. The conversion resulted in the elimination of the book values of these series of preferred stock and a corresponding increase to common stock of $10,000 based upon the common stock's par value and an increase in additional paid in capital of $183.7 million.

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.00500	130,000
Series B	19,362,531	0.00649	125,653
Series C	49,773,402	0.00500	248,867
Series D	3,426,293	0.00500	17,131
Series E	3,426,293	0.00500	17,131

TOTAL	101,988,519		538,782

        The gain resulting from the retirement of the amounts outstanding under the credit facility under the Exchange Agreement was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, principal plus future interest payments	17,842
Transaction costs	1,167

Total consideration	50,009
Amount outstanding under the Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized Cisco credit facility loan costs	11,922

Gain — Cisco credit facility — troubled debt restructuring	$(215,432)

        On a basic income and diluted income per share basis the gain was $556.36 and $27.14, respectively, for the year ended December 31, 2003.

Management's Plans and Business Risk

        The Company has experienced losses since its inception in 1999 and as of December 31, 2003 has an accumulated deficit of approximately $54 million and a working capital deficit of $0.9 million. The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe into its operations and realize planned synergies, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors.

        On March 30, 2004, the Company merged with Symposium Omega, Inc ("Omega"). Prior to the merger, Omega had raised approximately $19.5 million in cash. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. Management believes that the Company's resources are adequate to meet its funding requirements until cash generated from its operations exceeds its funding requirements. Although management believes that the Company will successfully mitigate its risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition." The Company's service offerings consist of telecommunications services generally under month-to-month or annual contracts and billed monthly in advance. Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. The probability of collection is determined by an analysis of a new customer's credit history and an existing customer's historical payment patterns. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted. Fees billed in connection with customer installations and other non-refundable upfront charges are deferred and recognized ratably over the estimated customer life determined by a historical analysis of customer retention. The Company expenses direct costs associated with sales and new customer setup as incurred.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves on a monthly basis by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, changes in the credit worthiness of its customers and unprocessed customer cancellations. The Company believes that its established valuation allowances were adequate as of December 31, 2002 and 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

        The Company invoices certain customers for amounts contractually due for unfulfilled minimum contractual obligations and recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue at the time the customer is billed. The Company recognizes net revenue as these billings are collected in cash. The Company vigorously seeks payment of these amounts.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to December 31, 2002 and the year ended December 31, 2003 was approximately $4.3 million and $5.6 million, respectively. ARC Canada's total assets were approximately $7.5 million at December 31, 2002 and $11.8 million at December 31, 2003.

Foreign Currency Translation Adjustment

        The Company uses the U.S. dollar as its functional currency for operations in the U.S. and the Canadian dollar for STOC. The assets and liabilities of STOC are translated at the exchange rate prevailing at the balance sheet date. Related revenue and expense accounts for STOC are translated using the average exchange rate during the period. Cumulative foreign currency translation adjustments of $628,000 and ($44,000) at December 31, 2003 and 2002, respectively, are included in "Accumulated other comprehensive (loss) income" in the Consolidated Balance Sheets and in the Consolidated Statements of Changes in Shareholders' Equity.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2002 and 2003, the Company's marketable securities consisted of money market accounts, certificates of deposit and commercial paper.

        The Company is party to letters of credit totaling approximately $2.4 million as of December 31, 2003. These letters of credit are secured by certificates of deposit and commercial paper investments of approximately $2.4 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value of these instruments is zero since performance is not likely to be required.

        At December 31, 2002 and 2003, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $10.2 million. The notes were recorded at their fair value of approximately $2.9 million at the merger date. The resulting discount is being accreted to interest expense through the maturity date.

Short-Term Investments

        Short-term investments consist primarily of commercial paper with original maturities beyond three months, but less than 12 months. Such short-term investments are carried at cost, which approximates fair value due to the short period of time to maturity.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments, other assets and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario Canada. Revenues from the Company's wholesale customers and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its traditional retail service.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the year ended December 31, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all periods presented prior to 2002 (amounts in thousands).

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Useful lives are determined based on historical usage with consideration given to technological changes and trends in the industry that could impact the network architecture and asset utilization. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract related to a specific building prior to that building being ready for service (a "lit building"). System infrastructure includes capitalized interest, the capitalized salaries and benefits of employees directly involved with construction activities and costs incurred by third party contracts to construct and install the Company's long-haul backbone network. Expenditures for maintenance and repairs are expensed as incurred. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2002 or 2003. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003
Net (loss) income, as reported	$(66,913)	$(91,843)	$140,743
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	3,265	3,331	18,675
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(3,159)	(4,721)	(19,866)

Pro forma — net (loss) income	$(66,807)	$(93,233)	$139,552

(Loss) income per share as reported — basic	$(951.82)	$(564.45)	$363.47

Pro forma (loss) income per share — basic	$(950.31)	$(572.99)	$360.40

(Loss) income per share as reported — diluted	$(951.82)	$(564.45)	$17.73

Pro forma (loss) income per share — diluted	$(950.31)	$(572.99)	$17.58

        The weighted-average per share grant date fair value of options granted was $297 in 2001, $48.80 in 2002 and $11.20 in 2003. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for 2001—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 128%, for 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 162% and for 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 197%. The weighted-average per share grant date fair value of Series H convertible preferred shares granted to employees in 2003 was $861.28 and was determined using the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 38 shares of common stock.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation for 2001 and 2002 because their effect would be anti-dilutive.

        For the years ended December 31, 2001, and 2002, options to purchase 0.1 million and 0.1 million shares of common stock at weighted-average exercise prices of $106 and $88.20 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001, 2002 and 2003, 95.6 million and 95.1 million shares of preferred stock, which were convertible into 35,000 and 35,000 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2002 and 2003, approximately 12,250 and 877 shares, respectively, of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the years ended December 31, 2002 and 2003, warrants for approximately 5,200 and 2,500 shares, respectively, of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

        The following details the determination of the diluted weighted average shares for the year ended December 31, 2003.

Year Ended December 31, 2003
Weighted average common shares outstanding — basic	387,218
Dilutive effect of stock options	370
Dilutive effect of preferred stock	7,548,634
Dilutive effect of warrants	2,676

Weighted average shares — diluted	7,938,898

        There is no effect on net income for the year ended December 31, 2003, caused by the conversion of any of the above securities included in the diluted weighted average shares calculation.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The adoption of this statement on January 1, 2003 did not have a material impact on the Company's operations or financial position.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not recognized costs associated with exit or disposal activities and as a result the adoption of this statement did not have a material impact on the Company's operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. The Company has adopted SFAS No. 148 by including the required additional disclosures.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,"

("FIN 45") which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003, the Company provided an indemnification to certain selling former shareholders of LNG as discussed in Note 9. Pursuant to FIN 45, the Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on the Company's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003.The Company does not have any financial instruments that meet the provisions of SFAS No. 150; therefore, adopting the provisions of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No.00-21. "Accounting for Revenue arrangements with Multiple Deliverables" ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on the Company's consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition", which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on the Company's consolidated financial statements.

2.     Acquisitions:

        The acquisition of the assets of NetRail, PSINet and FNSI and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The FNSI purchase price allocation is preliminary and further refinements may be made if certain assumed accounts payable and accrued liabilities do not result in cash payments. The PSINet purchase price was increased by $700,000 during 2003 to reflect the settlement of the pre-existing contingency discussed in Note 9. The operating results related to the acquired assets of NetRail, PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of their acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the respective acquisition dates (in thousands).

	NetRail	Allied Riser	PSINet	FNSI
Current assets	$200	$71,502	$4,842	$291
Property, plant & equipment	150	—	294	—
Intangible assets	11,740	—	12,166	2,727
Other assets	—	3,289	—	—

Total assets acquired	$12,090	$74,791	$17,302	$3,018

Current liabilities	—	20,621	7,852	2,941
Long term debt	—	34,760	—	25

Total liabilities assumed	—	55,381	7,852	2,966

Net assets acquired	$12,090	$19,410	$9,450	$52

        The intangible assets acquired in the NetRail acquisition were allocated to customer contracts ($0.7 million) and peering rights ($11.0 million) and are being amortized over a weighted average useful life of 36 months. The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($4.7 million), peering rights ($5.4 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years. The intangible assets acquired in the FNSI acquisition were allocated to customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). These intangible assets are being amortized in periods ranging from one to two years.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock at the acquisition date, or approximately 100,000 shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $0.8 million and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers' common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain.

        If the Allied Riser, PSINet and FNSI acquisitions had taken place at the beginning of 2002 and 2003, the unaudited pro forma combined results of the Company for the years ended December 31, 2002 and 2003 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2002	Year Ended December 31, 2003
Revenue	$72,763	$61,172
Net (loss) income before extraordinary items	(108,739)	140,236
Net (loss) income	(100,296)	140,236
(Loss) income per share before extraordinary items — basic	$(668.29)	$362.20
(Loss) income per share before extraordinary items — diluted	$(668.29)	$17.60
(Loss) income per share — basic	$(616.40)	$362.20
(Loss) income per share — diluted	$(616.40)	$17.60

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Allied Riser, PSINet and FNSI acquisitions had been effective at the beginning of 2002 and 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2002	2003
Owned assets:
Network equipment	$173,126	$186,204
Software	6,998	7,482
Office and other equipment	2,600	4,120
Leasehold improvements	35,016	50,387
System infrastructure	29,996	32,643
Construction in progress	5,866	988

	253,602	281,824
Less — Accumulated depreciation and amortization	(36,114)	(72,762)
	217,488	209,062
Assets under capital leases:
IRUs	112,229	118,273
Less — Accumulated depreciation and amortization	(6,937)	(12,929)

	105,292	105,344

Property and equipment, net	$322,780	$314,406

        Depreciation and amortization expense related to property and equipment and capital leases was $12.2 million, $26.6 million and $38.4 million, for the years ended December 31, 2001, 2002 and 2003, respectively.

Capitalized interest, labor and related costs

        In 2001, 2002 and 2003, the Company capitalized interest of $4.4 million, $0.8 million and $0.1 million, respectively. In 2001, 2002 and 2003, the Company capitalized salaries and related benefits of $7.0 million, $4.8 million and $2.6 million, respectively.

4.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2002	2003
General operating expenditures	$8,315	$4,541
Litigation settlement accruals	5,168	400
Deferred revenue	1,250	486
Payroll and benefits	543	419
Taxes	1,937	1,584
Interest	1,329	455

Total	$18,542	$7,885

5.     Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2002	2003
Peering arrangements (weighted average life of 36 months)	$15,740	$16,440
Customer contracts (weighted average life of 25 months)	5,575	8,145
Trade name (weighted average life of 36 months)	1,764	1,764
Non-compete agreements (weighted average life of 45 months)	294	431
Total (weighted average life of 33 months)	$23,373	$26,780
Less — accumulated amortization	(8,718)	(18,671)

Intangible assets, net	$14,655	$8,109

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the years ended December 31, 2001, 2002 and 2003 was approximately $1.3 million, $7.4 million and $10.0 million respectively. Future amortization expense related to intangible assets is expected to be $7.0 million, $1.1 million, $59,000, and $15,000 for the years ending December 31, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2002	2003
Prepaid expenses	$500	$378
Deposits	5,335	3,419
Indemnification	—	167
Deferred financing costs	13,281	—

Total	$19,116	$3,964

        Deferred financing costs were costs related to the Cisco credit facility. In connection with the restructuring of the Cisco credit facility, these amounts were written-off in 2003 as discussed in Note 1.

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility. Borrowings under the credit facility were subject to Cogent's satisfaction of certain operational and financial covenants. Cogent was in violation of a 2002 financial covenant and failed to subsequently cure the violation. Accordingly, the payment of outstanding borrowings under the credit facility may have been accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation was recorded as a current liability on the accompanying December 31, 2002 balance sheet. Immediately prior to the closing of the Exchange Agreement on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest).

Restructuring and Amended and Restated Credit Agreement

        In connection with the Exchange Agreement as further described in Note 1, the Company entered into the Amended and Restated Credit Agreement with Cisco Capital which became effective on July 31, 2003. Under the Amended and Restated Credit Agreement the Company's indebtedness to Cisco was reduced to a $17.0 million note and Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets, however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender.

        The restructured debt is evidenced by the Amended and Restated Cisco Note for $17.0 million payable to Cisco Capital. The Amended and Restated Cisco Note was issued under the Amended and Restated Credit Agreement that is to be repaid in three installments. No interest is payable, nor does interest accrue on the Amended and Restated Cisco Note for the first 30 months, unless the Company defaults under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest accrued is due in 54 months. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million, each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending December 31,
2004	$—
2005	—
2006	7,515
2007	5,304
2008	5,023
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 0.01 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on these notes since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation discussed in Note 9. The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. This discount is accreted to interest expense through the maturity date.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

8.     Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2002	2003
Net operating loss carry-forwards	$179,151	$234,059
Depreciation	(6,097)	(23,627)
Start-up expenditures	3,912	3,724
Accrued liabilities	4,833	3,633
Deferred compensation	2,677	10,255
Other	40	28
Valuation allowance	(184,516)	(228,072)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of approximately $577 million expire in 2020 to 2023. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. The federal and state net operating loss carry-forwards of Allied Riser Communications Corporation as of February 4, 2002 of approximately $257 million are subject to certain limitations on annual utilization due to the change in ownership as a result of the merger as defined by federal and state tax laws.

        Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include amounts that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) the Company believes that its gains on the settlement of debt with certain Allied Riser note holders and its debt restructuring with Cisco Capital for financial reporting purposes will not result in taxable income. However, these transactions resulted in a reduction to the Company's net operating loss carry forwards of approximately $20 million in 2003 and will result in further reductions to the Company's net operating loss carry forwards of approximately $291 million in 2004.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	2001	2002	2003
Federal income tax (benefit) at statutory rates	34.0%	34.0%	34.0%
State income tax (benefit) at statutory rates, net of Federal benefit	6.6	7.6	(3.7)
Impact of permanent differences	—	5.3	(53.0)
Change in valuation allowance	(40.6)	(46.9)	22.7

Effective income tax rate	—%	—%	—%

9.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31,
2004	$8,334
2005	6,493
2006	5,999
2007	6,001
2008	6,001
Thereafter	77,647

Total minimum lease obligations	110,475
Less — amounts representing interest	(48,722)

Present value of minimum lease obligations	61,753
Current maturities	(3,646)

Capital lease obligations, net of current maturities	$58,107

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted product orders but not yet accepted the related fiber route or lateral construction. The future minimum commitments under these arrangements are approximately $0.3 million each of the years ending December 31, 2004 through December 31, 2008 and $2.7 million therafter.

Cisco equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco Systems minimum annual amounts of equipment, professional services, and software. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of July 31, 2003, the Company had purchased approximately $198.1 million towards this commitment and had met all of the minimum annual purchase commitment obligations. As part of the Company's restructuring of the Cisco credit facility this agreement was amended and Cisco Systems Capital became a significant shareholder. Consequently, Cisco became a related party. The amended agreement has no minimum purchase commitment but does have a requirement that the Company purchase Cisco equipment for its network equipment needs. No financing is provided and the Company is required to pay Cisco in advance for any purchases.

Legal Proceedings

        Vendor Claims and Disputes.    One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. The Company believes, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, the Company estimates, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $3.0 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs in dispute are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company has not reflected this disputed amount as a liability. The Company intends to vigorously defend its position related to these charges.

        PSINet Liquidating, LLC.    On March 19, 2003 PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing the Company to return certain equipment and to cease using certain equipment. The motion relates to the asset purchase agreement under which the Company purchased through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate alleged that the Company failed to make available for pick-up and failed to return all of the equipment that the Company was obligated to return under the terms of the asset purchase agreement and that the Company was in some cases making use of that equipment in violation of the agreement. On May 7, 2003 the Company agreed with the PSINet estate on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The bankruptcy court has approved the agreement and the Company has funded a $600,000 escrow account related to this matter to resolve the potential remaining obligations for unreturned equipment. The Company believes that all equipment to be returned to the PSINet estate has been returned, and the Company is in the process of determining what, if any, amount will need to be released from the escrow account to the PSINet estate, as well as finalizing the purchase, in lieu of return, of selected equipment from the PSINet estate, for which the Company has accrued an additional $75,000.

        Employment Litigation    In 2003, a claim was filed against the Company by a former employee asserting primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has filed a motion for reconsideration. The Company recorded a liability for the estimated net loss under this judgment. The matter is awaiting final adjudication.

        The Company has been made aware of several other companies in its own and in other industries that use the word "Cogent" in their corporate names. One company has informed the Company that it believes the Company's use of the name "Cogent" infringes on their intellectual property rights in that name. If such a challenge is successful, the Company could be required to change its name and lose the goodwill associated with the Cogent name in its markets. Management does not believe such a challenge, if successful, would have a material impact on the Company's financial condition.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

2004	$15,019
2005	13,054
2006	10,842
2007	8,869
2008	7,346
Thereafter	28,469

$83,599

        Rent expense relates to leased office space and was $3.3 million in 2001 $3.3 million in 2002 and $2.3 million in 2003. The Company has subleased certain office space and facilities. Future minimum payments under these sub lease agreements are approximately $1.1 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending December 31, 2004 through December 31, 2008.

Maintenance and connectivity agreements

        The Company pays a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments.

        Future minimum obligations as of December 31, 2003, related to these arrangements are as follows (in thousands):

Year ending December 31
2004	$3,461
2005	3,507
2006	3,577
2007	3,649
2008	3,721
Thereafter	47,348

$65,263

Shareholder Indemnification

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

10.   Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved the Company's fourth amended and restated certificate of incorporation. The amended and restated charter increased the number of authorized shares of the Company's common stock from 1,055,000 shares to 19,750,000 shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock.

        On July 31, 2003 and in connection with the Company's debt restructuring and the Purchase Agreement, all of the Company's Existing Preferred Stock was converted into approximately 10.8 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan.

        Each share of the Series G preferred stock, Series F preferred stock and Series H preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F preferred stock is convertible into 3.4 million shares of common stock. The Series G preferred stock is convertible into 12.7 million shares of common stock. The Series H preferred stock is convertible into 2.1 million shares of common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $11.0 million will be paid in cash to the holders of the Series F preferred stock, at least $123.0 million will be paid in cash to the holders of the Series G preferred stock and at least $9.1 million will be paid in cash to the holders of the Series H preferred stock before any payment is made to the holders of the Company's common stock.

Warrants and options

        Warrants to purchase 40,000 shares of the Company's common stock were issued to Cisco Capital in connection with working capital loans under the Company's credit facility. On July 31, 2003 these warrants were cancelled as part of the restructuring of the Company's debt to Cisco Capital.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 5,189 million shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $9,500 per share. These warrants were valued at approximately $0.8 million using the Black- Scholes method of valuation and are recorded as stock purchase warrants using the following assumptions—average risk free rates of 4.7 percent, an estimated fair value of the Company's common stock of $106.40, expected live of 8 years and expected volatility of 207.3%.

        In connection with the February 2003 purchase of certain assets of Fiber Network Solutions, Inc., options for 6,000 shares of common stock at $9 per share were issued to certain the former FNSI vendors. The fair value of these options was estimated at $52,000 at the date of grant with the following weighted-average assumptions—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 10.0 years, and expected volatility of 128%.

Offer to exchange—Series H Preferred Stock

        In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock. In order for an employee to participate in the exchange, the employee was required to forfeit any and all shares of common stock ("Subject Common Stock") and his or her stock options granted under the Company's Amended and Restated Cogent Communications Group 2000 Equity Incentive Plan. Subject Common Stock included common stock received as a result of a conversion of Series B and Series C preferred stock but excluded common stock purchased on public markets. In October 2003, pursuant to the offer, the Company exchanged options representing the right to purchase an aggregate of approximately 60,000 shares of the Company's common stock for approximately 53,500 shares of Series H restricted stock. In addition, all 60,000 shares of Subject Common Stock were surrendered. The Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003 related to these grants of restricted stock under this offer to exchange. The Company also granted approximately 350 shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $0.3 million. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27%

upon grant with the remaining shares vesting ratably over a three year period for grants to newly hired employees, the vesting period is generally 25% after one year with the remaining shares vesting over four years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

        A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the price per common share at which the Series F and Series G convertible preferred stock converted into at issuance were less than the quoted trading price of the Company's common stock on that date.

11.   Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 74,500 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2003, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 2000	30,407	$198.00
Granted	41,104	$80.80
Exercised	(456)	$45.00
Cancellations	(13,159)	$242.00

Outstanding at December 31, 2001	57,896	$106.00

Granted	7,694	$38.60
Exercised	(365)	$2.60
Cancellations	(13,561)	$138.80

Outstanding at December 31, 2002	51,664	$88.20

Granted	7,859	$9.80
Exercised	—	—
Cancellations	(53,443)	$85.60

Outstanding at December 31, 2003	6,080	$9.00

        Options exercisable as of December 31, 2001, were 11,176 with a weighted-average exercise price of $144.80. Options exercisable as of December 31, 2002, were 25,342 with a weighted-average exercise price of $95.60. Options exercisable as of December 31,2003, were 6,002 with a weighted-average exercise price of $9.00. The weighted-average remaining contractual life of the outstanding options at December 31, 2003, was approximately 9 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2003

Range of Exercise Prices	Number Outstanding 12/31/2003	Weighted Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable As of 12/31/2002	Weighted-Average Exercise Price
$9.00	6,075	9.16	$9.00	6,000	$9.00
$40.00	5	8.01	$40.00	2	$0.10

Deferred Compensation Charge—Stock Options

        The Company recorded a deferred compensation charge of approximately $14.3 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge was amortized over the vesting period of the related options which was generally four years. In connection with the October 2003 offer to exchange and granting of Series H preferred stock the remaining $3.2 million unamortized balance of deferred compensation is now amortized over the vesting period of the Series H preferred stock.

        Compensation expense related to stock options was approximately $3.3 million for the years ended December 31, 2001 and 2002 and $2.3 million for the year ended December 31, 2003.

12.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $453,000 in 2001, $410,000 in 2002 and $367,000 in 2003 in rent to this entity. In August 2003, the lease was amended to expire in August 2004. There are no amounts due to or from related parties at December 31, 2002 or 2003.

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco Systems minimum annual amounts of equipment, professional services, and software. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of July 31, 2003, the Company had purchased approximately $198.1 million towards this commitment and had met all of the minimum annual purchase commitment obligations. As part of the Company's restructuring of the Cisco credit facility, this agreement was amended and Cisco Systems Capital became a significant shareholder. Consequently, Cisco became a related party.

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business Europe. In connection with this transaction the Company provided an indemnification to certain former LNG shareholders.

13.   Quarterly financial information (unaudited):

	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Cost of network operations, including amortization of deferred compensation	6,908	16,007	14,243	12,166
Operating loss	(16,684)	(15,523)	(16,875)	(13,192)
Net loss	(17,959)	(24,562)	(25,409)	(23,914)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,914)
Net loss per common share	(136.20)	(143.60)	(146.80)	(137.20)
Weighted-average number of shares outstanding	131,898	170,979	173,200	174,192
	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands, except share and per share amounts)
Net service revenue	$14,233	$15,519	$15,148	$14,522
Cost of network operations, including amortization of deferred compensation	10,739	12,282	12,067	13,236
Operating loss	(14,880)	(16,568)	(15,901)	(33,878)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432	—
Gain — Allied Riser note exchange	24,802	—	—	—
Net (loss) income	1,914	(22,796)	196,462	(34,837)
Net (loss) income applicable to common stock	1,914	(22,796)	144,462	(34,837)
Net (loss) income per common share — basic	11.00	(130.80)	369.60	(52,80)
Net (loss) income per common share — diluted	2.80	(130.80)	17.20	(52.80)
Weighted-average number of shares outstanding — basic	174,192	174,192	531,431	660,229
Weighted-average number of shares outstanding — diluted	692,257	174,192	11,429,777	660,229

        The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser. The net loss applicable to common stock for the third quarter of 2003 includes a non-cash beneficial conversion charge of $52.0 million.

        See Note 2 for a discussion of our acquisitions, which have had a significant impact on the comparability of our quarterly financial information.

14.   Subsequent events:

        Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In November 2003, approximately 90% of the stock of LNG, the then parent company to Firstmark, was acquired by Symposium Inc. ("Symposium") a Delaware corporation. Symposium is wholly owned by the Company's Chief Executive Officer. In January 2004, LNG transferred its interest in Firstmark to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation in return for a commitment by Gamma to invest at least $2 million in the operations of LambdaNet France. Gamma

(and the Company after the merger) undertook to obtain the release of LNG from certain guarantee obligations. Prior to this transfer, Gamma had raised approximately $2.5 million in a private equity transaction with certain existing investors in the Company and a new investor.

        In January 2004, Gamma merged with the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and Firstmark's sole shareholder. The 2,575 shares of the Series I convertible participating preferred stock is convertible into approximately 0.8 million shares of the Company's common stock.

        The Company plans to continue to support the Firstmark's products including point-to-point transport and transit services. The Company also intends to introduce in Europe a new set of products and services based on the Company's current North American product set.

Short Term Loans to Firstmark

        In January 2004, Firstmark's subsidiary in France borrowed approximately $1.4 million from the Company. This amount was repaid in full in February 2004. In February 2004, Firstmark's subsidiaries in France and Spain each borrowed approximately $895,000 from the Company.

15.   Merger with Symposium Omega

        On March 30, 2004 the Company merged with Symposium Omega, Inc., ("Omega") a Delaware corporation. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million EUROS and includes monthly service fees of approximately 85,000 EUROS for co location and maintenance for the pair of single mode fibers.

        It is anticipated that the network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To FirstMark Communications Participations S.à r.l. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of FirstMark Communications Participations S.à r.l. and subsidiaries (the "Group") as of December 31, 2003 and 2002 and the consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Group. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FirstMark Communications Participations S.à r.l. and subsidiaries as of December 31, 2003 and 2002, the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 13 to the financial statements, the Group adopted Statement of Financial Accounting Standards 143 "Accounting for Asset Retirement Obligations" on January 1, 2003.

        The accompanying financial statements have been prepared assuming that the Group will continue as a going concern. As more fully described in note 1 to the financial statements, the Group has incurred recurring operating losses accumulating to EUR 164.2 million and has a working capital deficit of EUR 15.9 million as of December 31 2003. These factors raise substantial doubt about its ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets, including property plant and equipment amounting to EUR 105.1 million or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG Société Anonyme

Luxembourg, Grand Duchy of Luxembourg
March 17, 2004

FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND 2002
(EXPRESSED IN THOUSANDS OF EUROS)

	Notes	2003	2002
ASSETS
Current assets:
Cash and cash equivalents		1,720	2,294

		1,720	2,294

Accounts receivable:
From related parties	16	114	1,497
Trade, net of allowance of € 1,133 and € 845	5	5,403	6,276
Other	6	2,288	3,697

		7,805	11,470

Prepaid expenses and other current assets	15	2,380	1,173

Total current assets		11,905	14,937

Investments:
Marketable securities	7	2,090	—
Pledged deposits	4	1,212	2,218

		3,302	2,218

Property and equipment, at cost	8	139,051	182,948
Less accumulated depreciation		(33,925)	(45,384)

		105,126	137,564

Intangible assets, at cost:	9
Licenses		1,274	1,274
Other		395	395

		1,669	1,669

Less accumulated amortization		(945)	(558)

		724	1,111

Total assets		121,057	155,830

The accompanying notes are an integral part of these financial statements.

FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND 2002
(EXPRESSED IN THOUSANDS OF EUROS)

	Notes	2003	2002
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable:
Trade		11,985	19,144
To related parties	16	7,769	1,324
Other	11	1,384	895

		21,138	21,363
Accrued liabilities	12	2,469	8,283
Current portion of long-term debt	14	2,875	3,229
Current portion of asset retirement obligations	13	292	—
Deferred income	15	1,078	3,871

Total current liabilities		27,852	36,746

Long-term liabilities:
Asset retirement obligations	13	685	—
Long-term debt and financing	14	38,583	108,433
Loans from Stockholder	16	216,055	234,515
Other non-current liabilities	15	—	738

Total long-term liabilities		255,323	343,686

Total liabilities		283,175	380,432

Commitments and Contingencies	23	—	—
Stockholders' Equity:	10
Common stock, 125 shares authorized, issued and outstanding with a par value of EUR 100 each		13	13
Accumulated deficit		(164,222)	(224,615)
Accumulated other comprehensive income		2,091	—

Total stockholders' equity		(162,118)	(224,602)

Total liabilities and stockholders' equity		121,057	155,830

The accompanying notes are an integral part of these financial statements.

FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
(EXPRESSED IN THOUSANDS OF EUROS)

	Notes	2003	2002
Revenue		21,624	21,855
Revenue with affiliated companies	16	1,866	945
Cost of revenue (excluding depreciation and amortization)		(4,450)	(2,793)
Cost from affiliated companies	16	(6,965)	(4,838)
Selling, general and administrative expenses		(19,611)	(24,295)
Impairment of assets	18	(1,651)	(112,074)
Loss on disposal of assets	19	(1,252)	—
Depreciation and amortization	8,9	(14,843)	(27,360)

Operating loss		(25,282)	(148,560)

Interest expense and other		(7,357)	(21,437)
Interest income and other		4	99
Exchange gain (loss), net		66	(4)
Restructuring of Renfe	14	59,438	—
Gain on debt extinguishments		33,780	6,270

Profit/(loss) before income taxes		60,649	(163,632)

Taxation	20	—	—

Profit/(loss) before cumulative effect on prior years of applying SFAS 143		60,649	(163,632)

Cumulative effect on prior years (to December 31,2002) of applying SFAS 143	13	(256)	—

Net Income/(loss)		60,393	(163,632)

Proforma amounts assuming that SFAS 143 is applied retroactively
Net Income/(loss)		60,649	(163,812)

The accompanying notes are an integral part of these financial statements.

FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002
(EXPRESSED IN THOUSANDS OF EUROS EXCEPT NUMBER OF SHARES)

	Number of common shares outstanding	Common stock	Accumulated deficit	Accumulated other comprehensive income	Total
Balance as of January 1, 2002	125	13	(60,983)	—	(60,970)
Comprehensive gain/(loss):
Loss for the year			(163,632)		(163,632)

					(163,632)

Balance as of December 31, 2002		13	(224,615)	—	(224,602)

Balance as of January 1, 2003	125	13	(224,615)	—	(224,602)
Comprehensive gain/(loss):
Income for the year			60,393		60,393
Other comprehensive gain/(loss):
Unrealized gain on marketable securities				2,090	2,090
Currency translation adjustment				1	1

					62,484

Balance as of December 31, 2003		13	(164,222)	2,091	(162,118)

The accompanying notes are an integral part of these financial statements

FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
(EXPRESSED IN THOUSANDS OF EUROS)

	2003	2002
CASH FLOW FROM OPERATING ACTIVITIES
Net income / (loss)	60,393	(163,632)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Accretion expenses	44	—
Depreciation and amortization	14,843	27,360
Provision for doubtful accounts	288	618
Loss on disposal of assets	1,252	—
Restructuring of Renfe	(59,438)
Gain on extinguishment of debt	(33,780)	(6,270)
Non-cash interest charge	6,087	2,387
Impairment of assets	1,651	112,074
Cumulative effect on prior years applying SFAS 143	256	—
Changes in operating assets and liabilities:
• decrease in accounts receivable	1,993	5,066
• decrease in receivable from related parties	1,382	3,186
• (increase)/decrease in prepaid expenses and other current assets	(217)	1,348
• decrease in accounts payable	(1,214)	(3,667)
• (decrease)/increase in payable to related parties	6,095	(1,067)
• (decrease) in accrued liabilities	(5,312)	(3,034)
• decrease in other non-current liabilities	(738)	738
• (decrease)/increase in deferred income	(2,793)	2,862

Net cash used in operating activities	(9,208)	(22,031)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, net of disposals	(1,744)	(5,395)
Purchase of licenses and other intangible assets	—	(547)
Decrease/(increase) in pledged deposits	1,006	(569)

Net cash used in investing activities	(738)	(6,511)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt, long-term and short-term	(2,274)	(84,010)
Proceeds from shareholders (related parties)	11,646	100,279

Net cash provided by financing activities	9,372	16,269

Decrease in cash and cash equivalents	(574)	(12,273)
Cash and cash equivalents at beginning of the period	2,294	14,567

Cash and cash equivalents at end of the period	1,720	2,294

The accompanying notes are an integral part of these financial statements.

FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, NATURE OF OPERATIONS AND HISTORY

        FirstMark Communications Participations S.à r.l. (the "Company" or "Firstmark", and together with its subsidiaries, the "Group") was incorporated on March 31, 2000, under the laws of the Grand Duchy of Luxembourg as a "Société à responsabilité limitée," which is private limited liability company.

        The Company is registered in Luxembourg under the number R.C. B 75 672 and has its registered office at 5, rue Eugène Ruppert, L-2453 Luxembourg.

        The Company is a subsidiary of LNG Holdings S.A. (the "Parent Company"), a Luxembourg company having its registered address at 5, rue Eugène Ruppert, L-2453 Luxembourg. Subsequent to year-end (Note 24), Cogent Communications Group, Inc. acquired the Group from LNG Holdings S.A..

        The Group operates a carriers' carrier fiber optic transport business in France, Spain, Belgium, the Netherlands and the United Kingdom using technology such as dense wavelength division multiplexing (DWDM) in combination with synchronous digital hierarchy (SDH) providing transmission capacities of several terabit per second. The Group's Carrier Business optics network has a length of approximately 11,000 km and connects a total of 45 cities including Metropolitan Area Networks (MANs) in 9 European Business Centers within its Europe-wide network. These MANs directly connect telehouses, data-centers and major customer locations to the Company's backbone.

        In February 2003, the Company decided it was necessary to restructure the network operated by its Spanish subsidiary, LambdaNet España S.A. This network, connecting 54 cities with over 8,000 km of fiber, had been specifically designed and implemented based upon the needs of one of the Group's largest customers. As the business of this customer has not developed as expected, it had to substantially reduce its network requirements. Further, the customer was in default of its payment obligations. Consequently, LambdaNet España S.A. restructured its extensive network to a base of core national and international requirements. This triggered a situation whereby, in order to provide sufficient time to restructure the business and ensure that the current customer requirements continue uninterrupted, in February 2003, LambdaNet España S.A. filed a "Suspension of Payments" process with the Court in Madrid. This filing was preceded by a lawsuit against the above-mentioned major customer, which was subsequently resolved.

        In July 2003, LambdaNet España S.A. lifted the "Suspension of Payments" after reaching agreements with:

  •
  Red Nacional de los Ferrocarriles Españoles ("RENFE"), the company's principal fiber provider in Spain, by which, through a framework agreement, the company decreased its lease commitments by EUR 75.8 million (Note 22) resulting in a gain of EUR 59.4 million (Note 8). In addition RENFE converted existing current receivables from LambdaNet España S.A. of EUR 7.5 million into a long-term interest bearing loan to the company (Note 14). As of December 31, 2003, the executing contracts on this framework agreement signed in 2003 have not yet been finalized. However the parties are applying the new arrangements agreed in the framework agreement since it is in force effective April 1, 2003. Management believes that the executing agreements will not materially differ from the framework agreement.

  •
  LNG Holdings S.A. which forgave its loan receivable from LambdaNet España S.A. for an amount of EUR 33.5 million (Note 16).

  •
  A third party, which purchased from LambdaNet España S.A. certain network equipment in exchange for wavelength capacity (Note 15) to be provided by such third party to LambdaNet España S.A. for a period of 3 years.

        The business has experienced significant start-up losses and as of December 31, 2003 had an accumulated deficit of EUR 164.2 million and a working capital deficit of EUR 15.9 million. The Group operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The realization of the carrying amounts of the Group's assets and the classification of its liabilities is dependent on the success of future operations. The successful execution of the Group's business plan is dependent upon the Group's ability to increase the number of customers purchasing its services, its ability to increase its market share, the Group's ability to integrate its businesses into the operations of its new parent company (Note 24) and realize planned synergies, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Group's network equipment, the Group's ability to retain and attract key employees and the Group's ability to manage its growth, among other factors. Although management believes that the Group will successfully mitigate these risks, management cannot give assurance that it will be able to do so or that the Group will ever operate profitably. The Group has obtained a commitment from its new shareholder, Cogent Communications Group Inc, to implement a business plan which, if successful, will not require additional funding. The business plan is dependant on selling certain non core assets and significantly reducing operating expenditures. If these targets are achieved, the presently available funding, including the additional financing received subsequent to year-end (Note 24), will be sufficient to continue to operate as a going concern for the next twelve months. These financial statements have been prepared assuming the Company will continue as a going concern. As described above, the Company has incurred recurring operating losses and negative cash flows from operating activities and has a working capital deficit at December 31, 2003 which raise substantial doubt about its ability to continue as a going concern. Although management has developed a plan which significantly reduces operating expenses and results in the sale of noncore assets as described above, there can be no assurance that the implementation of this plan will be successful. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States ("US GAAP").

        The Group operates in one reportable industry segment, telecommunication services, throughout selected countries in Europe.

        The consolidated financial statements are prepared in accordance with the following significant consolidation and accounting policies:

a)
Use of estimates

        The preparation of the financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Specifically, management has used certain significant assumptions to determine the carrying amounts of impaired assets, recoverability of deferred tax assets and accounts receivable reserves. Actual results could differ from those estimates.

b)
Basis of consolidation

        The consolidated financial statements include the financial statements of the Company and its subsidiaries ("Group companies"). All significant intercompany transactions and balances have been eliminated in the consolidation. When cumulative losses applicable to minority interests exceed the minority's interest in the subsidiary's capital, the excess is charged against the majority interest and is not reflected as an asset except when the minority shareholders have a binding obligation to support such losses. Subsequent profits earned by the subsidiary under such circumstances that are applicable to the minority interests are allocated to the majority interest to the extent minority losses have been previously absorbed.

c)
Cash equivalents

        Highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. The Group also considers all highly liquid temporary cash investments that are readily convertible into cash to be cash equivalents.

d)
Property and equipment

        Property and equipment, which includes capitalized leases, are stated at cost, net of depreciation. All repairs and maintenance expenditures are expensed as incurred. Significant costs incurred prior to completion of an asset are reflected as construction in progress in the accompanying consolidated balance sheets and recorded as property and equipment at the date each segment of the applicable system becomes operational.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are as follows:

Buildings and improvements	40 years or life of lease, if less
Networks	5 to 10 years
Other	2 to 7 years

        Indefeasible right of use (IRU) assets, which qualify as capital leases, are amortized either over the term of the lease agreement or over a period of 15 years. If the IRU has qualified as a capital lease because the lease term is equal to 75% or more of the estimated economic life of the leased property or because the present value at the beginning of the lease term of the minimum lease payments equals or exceeds 90% of the fair value of the leased property the IRU is amortized over the term of the lease. If the IRU has qualified as a capital lease because the lease transfers ownership of the property to the Group by the end of the lease term or because the lease contains a bargain purchase option, the IRU is amortized over 15 years. Amortization on the capitalized IRU amounts is included in depreciation expense.

e)
Intangible assets

  Licenses

        The Group operates in an industry that is subject to changes in competition, regulation, technology and subscriber base evolution. In addition, the terms of the licenses are subject to periodic review for, among other things, rate making, frequency allocation and technical standards. Licenses held, subject to certain conditions, are renewable and are generally non-exclusive. The Group does not currently expect any of the Group's operations to be required to cease due to license reviews and renewals. Under the terms of the respective licenses, the Group companies are entitled to offer their products (e.g. Wavelength, Transport capacity, Ip-Services) to all other telecommunication operators.

        Licenses are obtained through acquisitions from third parties, by application to local telecommunications regulators and auctions. Licenses are recorded at cost and are amortized using the straight-line method over the life of the license. No account is taken of potential renewal periods. Amortization of the license starts generally when operations relating to that license have commenced.

  Other intangible assets

        Other intangible assets include software purchased from third party suppliers, which are amortized using the straight-line basis over periods of up to 5 years.

f)
Revenue recognition

        The Group records revenues for telecommunication services at the time of customer usage. Service discounts and incentives are accounted for as a reduction of revenues when granted.

        Up-front activation and connection fees are deferred and recognized over the expected subscriber life. Incremental direct costs related to a specific contract or arrangement are deferred and amortized over the expected subscriber life to the extent of deferred revenues; any excess costs, up to a maximum of the net future contractual revenues, are amortized over the minimum contract period.

        Exchanges of capacity under operating leases granted/received do not represent the culmination of an earnings process and therefore income from operating leases granted is netted against expenses incurred on operating lease received. The monetary component of the exchange, if any, is deferred and recognized through income ratably over the lease period.

g)
Advertising costs

        The Group has incurred no advertising costs for the years ended December 31, 2003 and 2002.

h)
Income taxes

        The Group companies are subject to taxation in the countries in which they operate. Corporate tax, including deferred taxation where appropriate, is applied at the applicable current rates on their taxable profits. Deferred income taxes are determined using the asset and liability method whereby the future expected consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements are recognized as deferred tax assets and liabilities. Deferred tax assets are recognized subject to a valuation allowance to reduce the balance to an amount, which is more likely than not to be realized.

i)
Foreign currency translation

        The functional currency of the Company and most of its subsidiaries is the euro ("EUR"). The functional currency of LambdaNet Communications Switzerland GmbH is the Swiss Franc.

        In the financial statements of Group companies, transactions denominated in foreign currencies are recorded in local currency at the actual exchange rate existing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at year-end are reported at the exchange rates prevailing at year-end. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the consolidated statements of operations.

        For the purpose of consolidating subsidiaries that report in currencies other than the euro, assets and liabilities are translated using exchange rates on the respective balance sheet dates. Income and expense items are translated using the average rates of exchange for the periods involved. The resulting translation adjustments are recorded in stockholders' equity. Cumulative translation adjustments are recognized as income or expense upon disposal of operations.

        The following is a table of the principal currency translation rates to the euro:

Country	Currency	2003 Average rate	2003 Period- end rate	2002 Average rate	2002 Period- end rate
Switzerland	Swiss Franc	0.66	0.64	0.68	0.69
United Kingdom	British Pound	1.45	1.42	1.59	1.53
USA	US Dollar	0.89	0.80	1.06	0.95
j)
Concentration of credit risk

        Financial instruments, which potentially subject the Group to concentrations of credit risk, are primarily cash and cash equivalents, restricted cash, and accounts receivable. The counter parties to the agreements relating to the Group's cash and cash equivalents and restricted cash are well established financial institutions. Accordingly, management does not believe there is a significant risk of non-performance by these counter parties. Accounts receivable are derived from the provision of telecom services to a large number of customers in Europe, including businesses as well as local telecommunications companies and management believes that the related concentration of credit risk is therefore limited. The Group maintains an allowance for doubtful accounts based upon the expected collectibility of all trade accounts receivable (note 5).

k)
Leases

        Operating lease payments are charged to earnings on a straight-line basis over the life of the lease. Assets held under capital leases are recorded on the balance sheet at the lower of the fair value of the leased asset or the present value of the guaranteed future minimum payments and depreciated over the shorter of the life of the lease or the life of the asset, except for IRUs (note 2d). The related liability is included in debt and the implied interest charge is allocated to the statement of operations in order to give a constant rate of charge on the capital obligation outstanding.

l)
Impairment of long-lived assets

        The recoverability of the Group's long-lived assets, including its intangible assets, is subject to the future performance of the Group's operations and the evolution of the business in accordance with its plans. In evaluating the recoverability of its assets, the value and future benefits of the Group's operations are periodically reviewed by management based on technological, regulatory and market conditions. In accordance with SFAS 144 long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value of an asset exceeds the undiscounted future cash flows expected to be generated by that asset, an impairment loss is measured based on the difference between the estimated fair value and the carrying amount of the asset. Management's estimates of fair value are based on market prices of similar assets to the extent available under the circumstances and the result of valuation techniques; these include net present values of estimated future cash flows and valuations based on market transactions in similar circumstances. For new product launches where no comparable market information is available, management bases its view on recoverability primarily on cash flow forecasts. In addition to evaluation of possible impairment to the long-lived assets' carrying value, the foregoing analysis also evaluates the appropriateness of the estimated useful lives of the long-lived assets.

m)
Deferred borrowing costs

        Deferred costs comprise direct costs incurred with securing bank financing. These costs are capitalized and amortized over the life of the related financing.

n)
Asset retirement obligations

        In accordance with SFAS 143 the fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Group measures changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change is the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount is recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of operations. The Group adopted SFAS 143 for its fiscal year ending December 31, 2003. Asset retirement obligations were previously accrued on a straight-line basis over the terms of the agreements.

  o)
  Financial instruments

        The fair value of financial instruments classified as current assets or liabilities, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate carrying value, principally because of the short maturity of these items. The carrying amounts of long-term debt and other financings approximate fair value due to their stated interest rates approximating market rates. Based upon the current borrowing rates available to the Group, estimated fair values of long-term debt approximate their recorded carrying amounts.

        The fair values of capital lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

p)
Recent accounting pronouncements

        In June 2001, the Financial Accounting Standards Board, ("FASB") issued SFAS 143, "Accounting for Asset Retirement Obligations," ("SFAS 143"). As disclosed under note 2n, the Group has adopted SFAS 143 effective January 1, 2003.

        Effective January 1, 2003, the Company adopted SFAS 145, "Rescission of the Financial Accounting Standards Board Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" ("SFAS 145"), which eliminates the requirement to report material gains or losses from debt extinguishments as an extraordinary item, net of any applicable income tax effect, in an entity's statement of operations. SFAS 145 instead requires that a gain or loss recognized from a debt extinguishment be classified as an extraordinary item only when the extinguishment meets the criteria of both "unusual in nature" and "infrequent in occurrence" as prescribed under APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB No. 30"). Upon adopting SFAS 145, the Group reclassified a 2002 EUR 6.3 million gain from debt repurchases from extraordinary to recurring.

        Effective January 1, 2003, the Company adopted SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"), which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under previous guidance, certain exit costs, including severance costs, were accrued upon managements' commitment to an exit plan, which is generally before an actual liability has been incurred. The adoption of SFAS 146 did not have a material effect on the Group's consolidated financial statements.

        In May 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," ("SFAS 149"), which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after

June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Group's consolidated financial statements.

        In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," ("SFAS 150"), which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective beginning with the second quarter of fiscal 2003 and is not effective to non US SEC registrants until January 1, 2004. The Group does not believe that the adoption of SFAS 150 will have any effect on the Group's consolidated financial statements.

        In January 2003, the FASB issued Interpretation 46, "Consolidation of Variable Interest Entities," an interpretation of Accounting Research Bulletin No.51, "Consolidated Financial Statements" ("FIN 46"). FIN 46 applies to any business enterprise that has a controlling interest, contractual relationship or other business relationship with a variable interest entity ("VIE") and establishes guidance for the consolidation of VIEs that function to support the activities of the primary beneficiary. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN 46 and issued Interpretation Number 46R, "Consolidation of Variable Interest Entities-an Interpretation of ARB No. 51" ("FIN 46R"). The decision reached included a deferral of the effective date and provisions for additional scope exception for certain type of variable interests. Application of FIN 46R is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for period ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. The Group does not believe that the adoption of FIN 46R will have any effect on the Group's consolidated financial statements.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No.00-21. "Accounting for Revenue arrangements with Multiple Deliverables" ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under the EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on the Group's consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition", which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on the Group's consolidated financial statements.

NOTE 3—GROUP COMPANIES

        The companies included in the consolidated financial statements are the following:

Name of the Company	Country	Holding as of Dec. 31, 2003	Holding as of Dec. 31, 2002
		%	%
LambdaNet Communications (UK) Ltd.	United Kingdom	100	100
LambdaNet Communications France SAS	France	100	100
LambdaNet España S.A.	Spain	100	100
LambdaNet Communications Belgium Sprl (f.k.a. FirstMark Carrier Services Belgium Sprl)	Belgium	99	99
LambdaNet Communications Switzerland GmbH (f.k.a. FirstMark Carrier Services Switzerland GmbH	Switzerland	95	95
LambdaNet Communications Netherlands B.V. (f.k.a. FirstMark Carrier Services Netherlands B.V.)	The Netherlands	100	100

        Below is a breakdown of revenues and long lived assets attributable to the Group's main regions:

	2003	2002
	EUR '000	EUR '000
French region:
(including United Kingdom, Belgium, and the Netherlands)
Revenues	15,324	9,540
Long lived assets	92,946	103,028
Spanish region:
Revenues	8,166	13,260
Long lived assets	12,904	35,647

NOTE 4—PLEDGED DEPOSITS

        The Group has pledged certain cash and cash equivalents for a total of EUR 1.2 million (2002: EUR 2.2 million) as guarantee deposits on certain rental properties.

NOTE 5—ACCOUNTS RECEIVABLE

        Allowance for doubtful accounts comprises:

	2003	2002
	EUR '000	EUR '000
Balance as of January 1	845	227
Bad debt expense (net of recoveries)	288	618

Allowance for doubtful accounts	1,133	845

        Management performs ongoing credit analyses of the accounts of its customers and provides allowances as deemed necessary. The Group's major customers for the years ended December 31, 2003 and 2002 are as follows:

	2003 % of Group revenues	2003 % of Group accounts receivable	2002 % of Group revenues	2002 % of Group accounts receivable
Customer A	11.64%	9.40%	0.00%	0.00%
Customer B	7.33%	0.27%	2.08%	0.00%
Customer C	7.31%	1.85%	3.49%	7.73%

        The contract with customer A will terminate during 2004.

NOTE 6—OTHER ACCOUNTS RECEIVABLE

        Other accounts receivable includes an amount of EUR 1.2 million (2002: EUR 3.5 million) representing value added taxes receivable and EUR 1.1 million (2002: EUR 0.2 million) representing other miscellaneous amounts receivable.

NOTE 7—MARKETABLE SECURITIES

        On March 15, 2000, the Company was granted at no cost warrants to purchase 506,600 ordinary shares (originally 5,066 shares which were subsequently split at a ratio of 1 to 100) of Floware Wireless Systems Ltd. a company listed on the US Nasdaq since September 2000. The warrants were exercisable through March 2005, at a price of US$ 3.89 per share. In 2001 Floware Wireless Systems Ltd. ("Floware") merged into Breezecom Ltd. ("Breezecom"). Breezecom subsequently changed its name to

Alvarion Ltd. The Company exercised these warrants and subsequently sold the related securities in January 2004 (Note 24).

        Marketable securities as of December 31, 2003 and 2002 are recorded at fair value which is based on quoted market prices and comprised the following:

	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
	EUR'000	EUR'000	EUR'000	EUR'000
2002
Alvarion Ltd. (warrants)	—	—	—	—
2003
Alvarion Ltd. (warrants)	—	2,090	—	2,090

NOTE 8—PROPERTY AND EQUIPMENT

        Property and equipment at December 31, 2003 and 2002 comprise the following:

	2003	2002
	EUR "000	EUR "000
Network	57,363	69,706
Indefeasible right of use in networks	53,118	84,664
Property & Leasehold investments	24,201	23,861
Furniture, fixtures and office equipment	1,181	1,208
Construction in progress	—	312
Other	3,188	3,197

	139,051	182,948

Less:
Accumulated depreciation	(33,925)	(45,384)

Property and equipment, net	105,126	137,564

Cost of leased assets included in the above	53,118	84,664

        The depreciation charge for the year ended December 31, 2003 was EUR 14.4 million (2002: EUR 27.0 million). As of December 31, 2003, and 2002 no interest has been capitalized.

        In 2002, following the under-performance of certain networks and network equipment and the deterioration of market conditions, the Group evaluated the recoverability of its assets and identified an impairment. To measure the impairment, the Group determined the fair value of the assets based on discounted future cash flows and recorded an impairment for a total amount of EUR 112.1 million (Note 18), as follows:

• Network:	47.9 million
• Indefeasible right of use in networks:	64.2 million

NOTE 9—INTANGIBLE ASSETS

        Intangible assets at December 31, 2003 and 2002 comprise the following:

	2003	2002
	EUR "000	EUR "000
Licenses	1,274	1,274
Other	395	395

	1,669	1,669

Less:
Accumulated amortization	(945)	(558)

Intangible, net	724	1,111

a) Licenses

        This caption includes telecommunication licenses obtained in France, Spain and the United Kingdom amounting to EUR 1.3 million (2002: EUR 1.3 million).

b) Amortization

        The amortization charge for intangible assets for the year ended December 31, 2003 amounts to EUR 0.4 million (2002: EUR 0.4 million). Intangible assets are being amortized over periods up to 25 years.

        Estimated amortization expense for the next five years is as follows:

EUR '000
For the year ending December 31, 2004	268
2005	112
2006	60
2007	28
2008	28

NOTE 10—STOCKHOLDERS' EQUITY

a) Share capital

        On March 31, 2000, the Company was incorporated with a share capital of EUR 12,500 represented by 125 shares of EUR 100 each.

b) Legal Reserve

        On an annual basis, if the Company reports a net profit for the year, Luxembourg Law requires appropriation of an amount equal to at least 5% of the annual net income to a legal reserve until such reserve equals 10% of the issued share capital. This reserve is not available for dividend distributions.

NOTE 11—OTHER ACCOUNTS PAYABLE

        Other accounts payable consist of the following as of December 31, 2003 and 2002:

	2003	2002
	EUR '000	EUR '000
Wages and bonuses payable	47	69
Value added taxes payable	1,337	775
Other tax payable	—	51

	1,384	895

NOTE 12—ACCRUED LIABILITIES

        Accrued liabilities consist of the following as of December 31, 2003 and 2002:

	2003	2002
	EUR '000	EUR '000
Accrued expenses	2,469	8,240
Accrued tenancy expenses	—	43

	2,469	8,283

        In 2002, accrued tenancy expenses include estimated costs for removing installations at points of presence under tenancy agreements. Following the adoption of SFAS 143 as of January 1, 2003, the amount for 2003 is disclosed under note 13.

NOTE 13—ASSET RETIREMENT OBLIGATIONS

        The Group is providing for asset retirement obligations for the points of presence of its networks. Such obligations have been determined using expected present value methods. The movements in the asset retirement obligations were as follows:

	2003	Pro-forma 2002
	EUR '000	EUR '000
Obligations as of January 1	933	890
Accretion expense	44	43

Obligations as of December 31	977	933

Represented by
Obligations due within one year	292	—

Obligations due after one year	685	933

NOTE 14—DEBT AND FINANCING

        As of December 31, 2003 and 2002, the Group had issued the following debt and financing instruments:

	2003	2002
	EUR '000	EUR '000
Due within one year:
Capitalized lease obligations due within one year	2,875	3,229

Total debt due within one year	2,875	3,229

Due after one year:
Notes payable to RENFE	7,870	—
Capitalized lease obligations due after one year	30,713	108,433

Total debt due after one year	38,583	108,433

a)
Significant debt and financing arrangements

        The main Group financing outstanding as of December 31, 2003 and 2002 consists of the following:

RENFE—Note payable

        In August 2000, LambdaNet España S.A. entered into a contract with Red Nacional de los Ferrocarriles Españoles (RENFE), pursuant to which RENFE agreed to lease to the company two fiber lines and lease space for equipment along approximately 7,500 km of its fiber optic network in Spain for a total commitment of EUR 160.5 million for an initial term of 12 years.

        As discussed under note 1, in 2003 LambdaNet España S.A. renegotiated the agreement with RENFE which decreased the lease obligations by EUR 75.8 million and the related IRU's were downsized from 7,500 km to 2,078 km. As such assets were partly impaired (Note 8) in 2002, a gain of EUR 59.4 million has been recorded in 2003.In addition, the parties renegotiated the terms of the outstanding debt existing as of March 31, 2003 amounting to EUR 10.8 million which was repaid in cash (EUR 3.3 million) with the remaining balance (EUR 7.5 million) which was converted into a long-term loan. The new loan has a term of 12 years and bears interest at a rate of 5% with a two year grace period and is repayable in 40 equal installments. The first installment is due in 2005.

Nortel Facility

        In January 2001, the Group entered into a Term Loan Facility ("Term Loan Facility") with Nortel Networks Inc. ("Nortel") for a total amount of EUR 130.0 million, repayable in full on June 30, 2002. LambdaNet Communications France SAS and LambdaNet España S.A. have used the Term Loan Facility exclusively for the purchase of network equipment. Advances under the Term Loan Facility bore interest at a floating interest rate at EURIBOR plus 3.50% increasing to 5.50% over the term of the Term Loan Facility. Interest payments are payable periodically from the date of the relevant advance.

        In 2002, LNG Holdings S.A., the Parent Company, signed a term sheet agreement with Nortel to settle the Term Loan Facility as follows:

  •
  All rights and obligations under the Term Loan Facility were transferred to LNG Holdings S.A.

  •
  LNG Holdings S.A. made a payment to Nortel of EUR 12.0 million to cover a portion of outstanding principal.

  •
  LNG Holdings S.A. issued to Nortel an Unsecured Loan Note (the "Loan Note") of EUR 5.0 million. The Loan Note has a maturity of 5 years. Interest accrues at 7.5% per annum.

  •
  LNG Holdings S.A. issued to Nortel 6,000 shares of Series F mandatorily redeemable convertible preferred stock having the same rights.

  •
  Nortel cancelled certain invoices issued to LambdaNet España S.A. and LambdaNet Communications France SAS for a total amount of EUR 6.3 million which have been recorded as gain on debt extinguishments during the year 2002.

        Deferred borrowing costs under the Nortel Facility comprise as follows:

	2003	2002
	EUR '000	EUR '000
Deferred borrowing costs	—	652
Less:
Accumulated amortization	—	(652)

	—	—

        The amortization is included in the caption interest expense and amounts to EUR 0.6 million for the year ended December 31, 2002. The deferred borrowing costs were fully amortized at the time the Nortel Facility was extinguished.

Capital lease obligations

        Capital lease obligations are disclosed in note 22.

b)
Analysis of debt and other financing by maturity:

        The total amounts contractually repayable at December 31, 2003 and 2002 are as follows:

	2003	2002
	EUR '000	EUR '000
Due within: 1 year	2,875	3,229
1—2 years	3,686	3,503
2—3 years	3,895	3,810
3—4 years	4,234	4,159
4—5 years	2,170	4,658

Due after 5 years	24,598	92,303

	41,458	111,662

Of which capital lease Obligations	33,588	111,662

        The total interest charge under these loans for the year is EUR 3.5 million (2002: EUR 16.6 million). No interest has been capitalized during 2002 or 2003.

        Interest is imputed on the Group's capital lease obligations using the lesser of the implicit rate of the lease as computed by the lessor, or the Group Company's incremental borrowing rate. For the capital leases already in place, an incremental borrowing rate in a range between 12% and 13% has been used to impute interest.

NOTE 15—NON MONETARY TRANSACTIONS

        In 2002, LambdaNet España S.A. entered into an exchange of capacity with a third party for an initial period of 10 years through separate agreements. Both agreements in the exchange transaction are operating leases. The minimum lease payments to be made by the company amounted to EUR 10.0 million and the minimum lease payments to be received amounted to EUR 11.0 million. Amounts payable and receivable under these agreements have been offset.

        As this exchange of capacity does not represent the culmination of an earnings process, the amount received from the lease has been netted against the amount paid for the lease and the difference of EUR 1.0 million is recorded as deferred income and amortized ratably over the lease period. LambdaNet España S.A. has recognized EUR 0.1 million though revenues for the year ended December 31, 2002 and the remaining deferred income of approximately EUR 0.9 million was recognized in 2003 when the customer cancelled the related contract.

        In 2003 (Note 1), LambdaNet España S.A. entered into a non-monetary agreement with a third party by which:

  •
  LambdaNet España S.A. sold to the third party network equipment, having a net book value of EUR 1 million, for a selling price of EUR 1.5 million.

  •
  The third party provides capacity to LambdaNet España S.A. over a period of 3 years, having a contractual value of EUR 2.1 million.

  •
  LambdaNet España S.A. provides capacity to the third party for 3 years for a contractual value of EUR 0.6 million.

        As the fair value of the assets and services transferred is not determinable, the accounting for the transaction has been based on the net book value of the network equipment disposed of by LambdaNet España S.A. such that no gain or loss has been recognised on the disposal of the assets. The services granted by the third party have been recorded net of the exchange of services provided by LambdaNet España S.A. for an amount corresponding to the net book value of the network equipment transferred, of EUR 1.0 million. Such amount is recorded as prepaid expense and released through the statement of operations over the 3 year period of the contract.

NOTE 16—RELATED PARTY TRANSACTIONS

Operating and administrative services with related parties

        Related party balances as of December 31, 2003 include trade accounts receivable amounting to EUR 0.1 million from affiliated companies with which the Group exchanges services (2002: EUR 1.5 million).

        As of December 31, 2003 related party trade payables amount to EUR 7.8 million (2002: EUR 1.3 million).

        During 2003, the Group recognized EUR 1.9 million as revenue from affiliated companies resulting from affiliated companies' use of the Group's network (2002: EUR 0.9 million). During 2003, the Group recognized EUR 3.8 million (2002: EUR 0.3 million) as cost of revenues for the utilization by its customers of networks operated by affiliated companies.

        During 2003, the Group incurred EUR 3.2 million for general and administrative services provided by affiliated companies (2002: EUR 4.5 million). In February 2004, LambdaNet Communications GmbH ("LambdaNet Germany"), a subsidiary of the Parent Company of the Group filed for insolvency with the Court of Hannover (Germany). Considering the situation of LambdaNet Germany, the Group does not believe it will recover its EUR 1.0 million due from LamdaNet Germany, and has recorded a full allowance for such receivable, under the caption "Costs from affiliated companies". Management does not believe that the filing for insolvency of LambdaNet Germany will significantly impact the Group's business.

Related party financing

        The Parent Company provided the following financing to the Group:

	2003	2002
	EUR '000	EUR '000
Interest free loan with no maturity	181,685	167,017
Interest bearing loan with no maturity (including accrued interest)	34,370	67,498

	216,055	234,515

        The interest charge on these loans amounted to EUR 3.7 million for the year ended December 31, 2003 (2002: EUR 3.6 million). The interest rate used for 2003: 7.83% (2002: between 6.79% and 9.77%).

        In June 2003, considering the financial situation of LambdaNet España S.A. ("the suspension of payments") and in order to facilitate the reorganization of its activities, LNG Holdings S.A. decided to cancel EUR 33.5 million of its loan outstanding towards LambdaNet España S.A. This resulted in a gain of EUR 33.5 million for the year 2003.

        In July 2003, LNG Holdings S.A. repurchased for EUR 0.3 million debts belonging to LambdaNet España S.A.. These debts had a face value of EUR 0.6 million. As a result of this transaction, LambdaNet España S.A. realized a gain of EUR 0.3 million as partial extinguishment of debt.

NOTE 17—PERSONNEL CHARGES

        Personnel charges consist of the following for the years ended December 31, 2003 and 2002:

	2003	2002
	EUR '000	EUR '000
Wages and salaries	5,960	7,457
Social charges	2,196	2,048
Other personnel charges	156	1

	8,312	9,506

        The average number of permanent employees during 2003 was 89 (2002: 115).

        The Group does not have any pension or post retirement plan arrangements.

NOTE 18—IMPAIRMENT OF ASSETS

2002

        As disclosed in note 8, the Group wrote down network assets for a total amount of EUR 112.1 million in 2002.

2003

        In 2003, the Group wrote down an additional EUR 1.7 million corresponding to network equipment amounting to EUR 1.5 million and assets under construction amounting to EUR 0.2 million.

NOTE 19—GAIN AND LOSS ON DISPOSAL OF ASSETS

        In 2003, LambdaNet España S.A. disposed of points of presence generating a loss of EUR 1.2 million.

NOTE 20—TAXES

        The tax effects of significant items comprising the Group's net deferred income tax asset/liability as of December 31, 2003 and 2002 are as follows:

	2003	2002
	EUR '000	EUR '000
Net operating and other loss carry forward	87,199	37,425
Difference between book and tax basis of assets and liabilities	—	39,200

Total deferred income tax assets	87,199	76,625
Valuation allowance	(57,922)	(76,476)

Deferred income tax assets, net of allowance	29,277	149
Deferred income tax liabilities:
Difference between book and tax basis of assets and liabilities	(29,277)	(149)

Net deferred income tax asset (liability)	—	—

        Losses (profits) before income taxes in the year consisted of:

	2003	2002
	EUR '000	EUR '000
Luxembourg	262	675
Other jurisdictions	(60,655)	162,957

	(60,393)	163,632

        Net operating and other loss carry forwards have expiration periods depending on their jurisdiction as follows:

	2003	2002
	EUR '000	EUR '000
Between one and five years	23,935	51,340
Between six and ten years	48	45
Unlimited period	251,384	56,590

Total	275,367	107,975

        For tax purposes, EUR 275.4 million (2002 : 108.0 million) of these net operating and other loss carry forwards are not anticipated to be used within expiry periods.

        Realization of the Company's deferred tax asset is dependent on the ability of the Company and its subsidiaries to generate sufficient taxable income to utilize reversing temporary differences and carry forwards within the carry forward periods or in the near future.

        The operations incurring losses operate in tax jurisdictions with rates ranging from 29% to 35%. There are no profitable operations and no undistributed earnings as of December 31, 2002 and 2003.

        A reconciliation between the statutory rate and the effective tax rate is as follows:

	2003	2002
	% %
Statutory tax rate	30.38	30.38
Effect of tax rates in foreign jurisdictions	1.29	4.28
Effect of valuation allowance	(31.67)	(34.66)

Effective tax rate	0.00	0.00

NOTE 21—SUPPLEMENTAL CASH FLOW INFORMATION

        The table below provides supplemental information to the consolidated statement of cash flows:

	2003	2002
	EUR '000	EUR '000
Cash paid for interest	2,888	3,631
Cash paid for income taxes	—	—

Supplemental schedule of non-cash investing and financing activities:
Capital lease obligations incurred for the purchase of new equipment	—	881
Unrealized gain on marketable securities	2,090	—
Non-cash debt extinguishment	33,500	—
Non-cash reduction of finance lease obligations	75,801	20,245
Non-cash disposal of fixed assets	18,605	—
Conversion of accounts payable to long-term debt	7,870	—
Asset retirement costs capitalized (net)	527	—

NOTE 22—LEASES

        The Group leases certain network capacity, office space, equipment, vehicles and operating facilities under non-cancelable operating leases. Certain leases contain renewal options and some leases for office space have contingent rental increases. IRUs accounted as capital leases are described below:

RENFE

        In August 2000, LambdaNet España S.A. entered into a contract with Red Nacional de los Ferrocarriles Españoles (RENFE), pursuant to which RENFE agreed to lease to the company two fiber lines and lease space for equipment along approximately 7,500 km of its fiber optic network in Spain for a total commitment of EUR 160.5 million. The initial term of the lease was for 12 years from the date on which the last section of fiber is delivered, which may be extended for two successive terms of 3 and 5 years, respectively. This agreement is accounted for as a capital lease.

        In 2002, LambdaNet España S.A. modified its agreement with RENFE, which among other things decreased its total remaining commitment to EUR 123.8 million as of January 1, 2002. This agreement has been accounted for as a capital lease.

        In 2003 (note 1), LambdaNet España S.A. renegociated the agreement with RENFE as follows:

  •
  The MAN network was transferred back to RENFE without penalty. This resulted in a downsizing of the existing fiber network from 7,500 kilometres to 2,078 kilometres.

  •
  LambdaNet España S.A. sold some related infrastructure assets to a third party.

  •
  The terms of the related outstanding debt existing as of March 31, 2003 was renegotiated. The new agreement includes an annual repayment of EUR 2.4 million and is valid for 14 years starting March 31, 2003.

Louis Dreyfus Communications S.A.

        In April 2000, LambdaNet Communications France SAS entered into an agreement with Louis Dreyfus Communications S.A. to lease two pairs of dark optical fibers over 4,827 km for a period of 20 years from the date of delivery for a total commitment of EUR 42.1 million. This agreement is accounted for as a capital lease.

        In April and July 2001, LambdaNet Communications France SAS and Louis Dreyfus Communications S.A. entered into amendments to the original IRU contract relating to the development of LambdaNet Communications France SAS' dark fiber network. Pursuant to the amendments, among other things, the aggregate contract price was amended to EUR 46.0 million and the payment schedule has been postponed. However, the present value of the future minimum lease payments did not change.

Telia International Carrier

        In October 2000, the Company entered into a framework agreement with Telia International Carrier GmbH ("Telia"). Under this agreement, the Company obtained the right to use Telia's light wave conductors based on respective individual agreements with the Group companies. The agreement is for an indefinite period and can be cancelled at each year-end starting from December 31, 2012.

        Following the framework agreement the Company entered into individual agreements, which are accounted for as capital leases.

        Future minimum lease payments under scheduled capital and operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

	Capital leases	Operating leases
2004	6,900	3,051
2005	6,696	2,999
2006	6,496	2,931
2007	6,300	2,730
2008 and thereafter	36,597	10,415

Total minimum lease payments	62,989	22,126
Less:
Amount representing interest	(29,401)

Lease obligations	33,588

Represented by:
Obligations under capital leases due within one year	2,875
Obligations under capital leases due after one year	30,713

	33,588

Gross amount of assets recorded under capital leases	53,118
Accumulated amortization of capital lease amounts	(8,006)

        Operating lease expense of EUR 4.7 million was recorded in 2003 (2002: EUR 6.3 million).

NOTE 23—COMMITMENTS AND CONTINGENCIES

        The Company and its subsidiaries are contingently liable with respect to lawsuits and other matters that arise in the normal course of business. Management is of the opinion that while it is impossible to ascertain the ultimate legal and financial liability with respect to these contingencies, the ultimate outcome of these contingencies is not anticipated to have a material effect on the Group's financial position and operations.

        The Group has contracted service and maintenance agreements with Nortel. Under these agreements, the Group has total commitment to Nortel of EUR 3.5 million for rendering services over the next 2 years. The Group has commitments under other service agreement totaling EUR 0.6 million over the next twelve months.

NOTE 24—SUBSEQUENT EVENTS

Merger with Cogent Communications Group, Inc.

        In November 2003, Symposium Inc. ("Symposium") a Delaware corporation became the new major stockholder of LNG Holdings S.A., the Company's then parent company.

        In January 2004, LNG Holdings, S.A. transferred its interest (including debt) in the Company and its subsidiaries to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation. Prior to the transfer, Gamma had raised approximately EUR 2.1 million (USD 2.6 million) in a private equity transaction.

        In January 2004, Gamma merged with a subsidiary of Cogent Communications Group, Inc. ("Cogent"). Cogent is headquartered in Washington, DC. and is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of Cogent's Series I convertible participating preferred stock and Cogent became the Company's sole shareholder. Cogent plans to continue to support the Company's product suite including point-to-point transport and transit services in over 40 markets and almost 30 data centers across Europe. Cogent also intends to introduce in Europe a new set of products and services based on Cogent's current North American product set.

Loan from Symposium Gamma

        After LNG Holdings S.A. ("the Parent Company") transferred its interest in the Company and its subsidiaries to Symposium Gamma, Inc ("Gamma"), Gamma loaned approximately EUR 2.1 million (USD 2.6 million) to the Company's subsidiary in France.

Sale of Loans from Stockholders and Amounts due from Related Parties

        In January 2004, the Company's total debt of EUR 194.5 million owed to its previous parent LNG Holdings S.A., was assigned to Symposium Gamma, Inc. ("Gamma") at its fair market value of EUR 1. In order to stabilize the financial condition of the Company, Cogent will not require the repayment of this obligation before March 31, 2005. Such obligation will not bear interest. Additionally, at December 31, 2003, the Company's subsidiaries in France and Spain had obligations due to LNG Holdings S.A. and LambdaNet Communications AG totaling EUR 15.8 million and EUR 13.5 million respectively. These amounts were also assigned to Symposium Gamma, Inc. ("Gamma") at their fair market values of EUR 1. In order to stabilize the financial condition of these companies, Cogent will not require the repayment of these obligations before March 31, 2005. Such obligations will not bear interest.

Sale of Alvarion Ltd.

        In January 2004, the Group exercised its Alvarion warrants (Note 7) and sold the related securities generating a total gain of EUR 2.8 million.

Short-term loan from Cogent

        In the beginning of 2004, the Company's subsidiaries in France and Spain borrowed approximately EUR 2.5 million from Cogent. Part of this amount (EUR 1.1 million) was repaid in February 2004.

Filing for insolvency—LambdaNet Germany

        In February 2004, LambdaNet Communications AG ("LambdaNet Germany), a subsidiary of LNG Holdings S.A., the Parent Company of the Group, filed for insolvency with the Court of Hannover (Germany) (Note 16). Management does not believe that the filing for insolvency of LambdaNet Germany will impact significantly the Group's business.

        This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the company's filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this Annual Report on Form 10-K, nor has Arthur Andersen LLP provided a consent to include its report in this registration statement. The registrant hereby discloses that the lack of a consent by Arthur Andersen LLP may impose limitations on recovery by investors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Director and Stockholder of
Allied Riser Communications Corporation:

        We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries (the "Company") (Note 1) as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Dallas, Texas,
February 22, 2002 (except with respect
to the matters discussed in Notes 15 and 16,
as to which the dates are March 27, 2002
and April 30, 2002, respectively)

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS—DECEMBER 31, 2001 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,361	$29,455
Short-term investments	42,711	212,107
Accounts receivable, net of reserve of $1,452 and $196 in 2001 and 2000, respectively	859	3,912
Prepaid expenses and other current assets	1,765	5,606
Total current assets	80,696	251,080
PROPERTY AND EQUIPMENT, net	25,916	182,442
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $491 and $16,003 in 2001 and 2000, respectively	8,286	133,003
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $0 and $2,592 in 2001 and 2000, respectively	—	12,118
OTHER ASSETS, net	8,069	11,060

Total assets	$122,967	$589,703

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,613	$17,904
Accrued liabilities	12,946	21,037
Current maturities of capital lease obligations	1,193	32,229
Current maturities of debt	614	713
Total current liabilities	18,366	71,883
CAPITAL LEASE OBLIGATIONS, net of current maturities	1,506	41,290
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	564	—
Convertible notes (7.5% interest payable in stock or cash)	116,980	150,000

Total liabilities	137,416	263,173

COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 61,994,000 and 58,561,000 outstanding as of December 31, 2001 and 2000, respectively (net of 1,899,000 and 675,000 treasury shares, respectively)	6	6
Additional paid-in capital	508,963	460,137
Warrants, authorizing the issuance of 4,246,000 and 7,377,000 shares as of December 31, 2001 and 2000, respectively	71,127	127,846
Deferred compensation	(274)	(13,501)
Accumulated other comprehensive income (loss)	(893)	(547)
Accumulated deficit	(593,378)	(247,411)
Total stockholders' (deficit) equity	(14,449)	326,530

Total liabilities and stockholders' equity	$122,967	$589,703

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000	1999
REVENUE:
Network services	$19,998	$10,969	$1,422
Value added services	5,754	3,363	448

Total revenue	25,752	14,332	1,870
OPERATING EXPENSES:
Network operations (including $513, $576, and $1,071 amortization of deferred compensation, respectively)	62,194	43,965	8,625
Cost of value added services	4,126	2,356	128
Selling expenses (including $1,486, $2,432, and $1,021 amortization of deferred compensation, respectively)	19,264	46,967	10,317
General and administrative expenses (including $2,073, $6,410, and $12,589 amortization of deferred compensation, respectively)	47,895	67,173	38,570
Depreciation and amortization	39,527	36,155	5,007
Asset write-down (Note 3)	262,336	—	—
Gain on settlement of capital lease obligations (Note 8)	(47,752)	—	—

Total operating expenses	387,590	196,616	62,647

OPERATING LOSS	(361,838)	(182,284)	(60,777)

OTHER INCOME (EXPENSE):
Interest expense	(13,935)	(9,348)	(1,275)
Interest and other income	7,518	18,224	4,564

Total other income (expense)	(6,417)	8,876	3,289
LOSS BEFORE INCOME TAXES	(368,255)	(173,408)	(57,488)
INCOME TAX BENEFIT	7,578	—	—

NET LOSS BEFORE EXTRAORDINARY ITEM	(360,677)	(173,408)	(57,488)
EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net of $7,578 provision for income taxes	14,710	—	—

NET LOSS	(345,967)	(173,408)	(57,488)
ACCRUED DIVIDENDS ON PREFERRED STOCK	—	—	(6,452)

NET LOSS APPLICABLE TO COMMON STOCK	$(345,967)	$(173,408)	$(63,940)

NET LOSS PER COMMON SHARE (basis and diluted):
Loss before extraordinary item	$(6.04)	$(3.18)	$(2.15)
Extraordinary gain, net	0.25	—	—

NET LOSS PER COMMON SHARE (basis and diluted)	$(5.79)	$(3.18)	$(2.15)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (basic and diluted)	59,704,000	54,472,000	29,736,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common Stock			Warrants
								Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Deferred Compensation	Accumulated Deficit			Comprehensive Income (Loss)
BALANCE, December 31, 1998	25,716,000	$3	$375	—	$—	$—	$(16,515)	$—	$(16,137)	$—
Net loss	—	—	—	—	—	—	(57,488)	—	(57,488)	(57,488)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—

Comprehensive income (loss)										$(57,488)
Issuance of common stock, net of stock repurchases and issuance costs	24,353,000	2	284,768	—	—	—	—	—	284,770
Conversion of preferred stock	6,500,000	1	123,904	—	—	—	—	—	123,905
Issuance of warrants	—	—	—	6,336,000	109,135	—	—	—	109,135
Accrued cumulative dividends on preferred stock	—	—	(6,452)	—	—	—	—	—	(6,452)
Deferred compensation	—	—	32,335	—	—	(32,335)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	14,681	—	—	14,681

BALANCE, December 31, 1999	56,569,000	6	434,930	6,336,000	109,135	(17,654)	(74,003)	—	452,414
Net loss	—	—	—	—	—	—	(173,408)	—	(173,408)	$(173,408)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	(547)	(547)	(547)

Comprehensive income (loss)										$(173,955)
Issuance of common stock, net of stock repurchases and issuance costs	1,280,000	—	5,278	—	—	—	—	—	5,278
Issuance of warrants, net	—	—	—	1,753,000	33,375	—	—	—	33,375
Exercise of warrants	712,000	—	14,664	(712,000)	(14,664)	—	—	—	—
Deferred compensation	—	—	5,265	—	—	(5,265)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	9,418	—	—	9,418

BALANCE, December 31, 2000	58,561,000	6	460,137	7,377,000	127,846	(13,501)	(247,411)	(547)	326,530
Net loss	—	—	—	—	—	—	(345,967)	—	(345,967)	$(345,967)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	(346)	(346)	(346)

Comprehensive income (loss)										$(346,313)

Issuance of common stock, net of stock repurchases and issuance costs	424,000	—	1,168	—	—	—	—	—	1,168
Forfeiture of warrants, net	—	—	—	(122,000)	94	—	—	—	94
Exercise of warrants	3,009,000	—	56,813	(3,009,000)	(56,813)	—	—	—	—
Deferred compensation	—	—	(9,155)	—	—	9,155	—	—	—
Amortization of deferred compensation	—	—	—	—	—	4,072	—	—	4,072

BALANCE, December 31, 2001	61,994,000	$6	$508,963	4,246,000	$71,127	$(274)	$(593,378)	$(893)	$(14,449)

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(345,967)	$(173,408)	$(57,488)
Adjustments to reconcile net loss to net cash used in operating activities —
Depreciation and amortization	43,599	45,573	19,688
Extraordinary gain from extinguishment of debt, net	(14,710)	—	—
Deferred income taxes	(7,578)	—	—
Write-down of assets	262,336	—	—
Gain on settlement of capital lease obligations	(47,752)	—	—
Loss on sale of assets	2,166	—	—
Other noncash expenses	1,799	—	—
Changes in assets and liabilities, net of the effect of acquisitions —
Decrease (increase) in accounts receivable, net	60	(2,260)	(239)
Decrease (increase) in prepaid expenses	3,175	515	(5,316)
Decrease (increase) in other assets	1,715	(4,673)	1,299
(Decrease) increase in accounts payable, accrued liabilities, and deferred revenue	(16,278)	15,718	11,799

Net cash used in operating activities	(117,435)	(118,535)	(30,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,254)	(79,815)	(28,790)
Proceeds from sale of short-term investments	169,396	—	—
Proceeds from sale of assets	301	—	—
Purchases of short-term investments, net	—	(50,094)	(162,013)
Acquisition of businesses, net of cash acquired	(164)	(14,745)	—

Net cash provided by (used in) investing activities	162,279	(144,654)	(190,803)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	—	145,003	—
Payments on capital lease obligations	(28,803)	(6,023)	(2,167)
Payments of debt	(1,281)	(391)	—
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	547	1,728	284,770
Payments on principal for convertible notes	(9,301)	—	—
Proceeds from issuance of preferred stock	—	—	51,000
Credit facility origination fee	—	—	(1,350)

Net cash (used in) provided by financing activities	(38,838)	140,317	332,253
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(100)	(237)	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,906	(123,109)	111,193
CASH AND CASH EQUIVALENTS, beginning of period	29,455	152,564	41,371

CASH AND CASH EQUIVALENTS, end of period	$35,361	$29,455	$152,564

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$14,125	$6,836	$569
Noncash investing and financing activities	—	—	—
Equipment acquired under capital leases	$2,198	$67,501	$7,754
Accrued interest and dividends on convertible notes and preferred stock	$256	$500	$6,452
Warrants issued	$94	$33,375	$109,135
Deferred compensation	$(9,155)	$5,265	$32,335
Conversion of preferred stock	$—	$—	$123,904
Common stock issued for business acquisition (129,000 shares)	$—	$4,011	$—
Treasury shares issued for bonus payments (425,000 shares)	$1,138	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Nature of Operations:

        Allied Riser Communications Corporation (the "Company") is a facilities-based provider of broadband data, video, and voice communications services to small-and medium-sized businesses. The Company also provides professional services including web design, consulting, and hosting.

        These financial statements have been prepared using the historical basis of accounting and are based on the provisioning of in-building wholesale services by the Company and do not reflect any adjustments related to the merger of the Company with Cogent Communications Group, Inc. ("Cogent"), as discussed below.

        On July 24, 2001, the Company announced a number of initiatives to reduce its operating costs and refocus its business plan. These initiatives included the suspension of retail sales of broadband data applications and services in most markets in the United States, the transition of its retail customers to other service providers, the closure of its sales offices, and further reductions in the Company's workforce.

        On August 28, 2001, Cogent and the Company entered into a definitive agreement, which was subsequently amended on October 13, 2001, for the merger of the Company with Cogent. Cogent, headquartered in Washington, DC, is a privately held high-speed Internet service provider providing end-to-end Optical Ethernet connectivity to the Internet for businesses. Under the agreement, each share of the Company's common stock would be exchanged for Cogent common stock. The merger was conditioned upon, among other things, approval by the Company's stockholders, the approval for listing or quotation of the shares of Cogent common stock issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

        On September 21, 2001, the Company suspended its retail services in most of its markets in the United States and began pursuing the provision of in-building wholesale services of its broadband data network.

        On January 31, 2002, the Company's shareholders approved the merger with Cogent. On February 4, 2002, the merger with Cogent was consummated. As a result of this transaction, the Company became a wholly owned subsidiary of Cogent, and the Company's common stock was removed from listing on the NASDAQ Stock Market's National Market System. Pursuant to the terms of the merger agreement, Allied Riser shareholders received approximately .032 shares of Cogent common stock for each share of the Company's common stock held (the "Conversion Rate"). Cogent's common stock trades on the American Stock Exchange under the symbol COI. In addition to the exchange of the Company's common stock for common stock of Cogent, all warrants, stock options, and restricted stock of the Company outstanding as of the consummation of the merger were converted to warrants, stock options, and restricted stock of Cogent based on the Conversion Rate. Cogent also became a co-obligor of the Company's 7.5% convertible subordinated notes due in 2007 (Note 7) as a result of the merger.

        Additionally, during the third and fourth quarters of 2001, the Company sold four of the five data and communication service providers acquired by it in 2000 (Note 11).

2.     Summary of Significant Accounting Policies:

Consolidation

        The accompanying financial statements include all wholly owned subsidiaries and an approximately 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All intercompany accounts and activity have been eliminated. Minority interest in STOC, is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100% of the losses of STOC. All results are reported in United States dollars.

        Pursuant to a shareholders agreement dated July 26, 2000, between the Company and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause the Company to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. During January 2002, the minority shareholders of STOC exercised their right to require the Company to acquire the minority interest of STOC. The total consideration due to such selling shareholders is approximately $3,500,000.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

Short-Term Investments

        Short-term investments consist primarily of U.S. government and corporate fixed income securities with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value as the Company intends to hold these securities to maturity. Also included in short-term investments are corporate fixed income securities with original maturities beyond 12 months for which management will exercise its redemption provision within the next 12 months. Unrealized gains and losses on these securities are not significant. As of December 31, 2001 and 2000, investments are carried at their original cost, which approximates fair market value.

Realization of Long-Lived Assets

        The Company periodically evaluates its long-lived assets, including property and equipment, real estate access rights, and goodwill and other intangible assets, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. During the second quarter of 2001, the Company recorded a write-down of $262,336,000 to reduce the carrying amount of long-lived assets to fair market value (Note 3). No such impairment was recorded during the years ended December 31, 2000 and 1999.

Property and Equipment

        Property and equipment are stated at cost and depreciated when placed in service using the straight-line method (Note 4). Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the shorter of the lease term or estimated useful life of the asset. Repair and maintenance costs are expensed as incurred.

Real Estate Access Rights

        The Company has entered into agreements to issue warrants to its real estate partners in conjunction with acquiring real estate access rights. The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the final measurement date for the warrants is the date on which the telecommunication license agreements are signed and the real estate partners effectively complete their performance element of the agreement. At the measurement date, the Company measures the fair market value of the warrants based on an acceptable pricing model. This asset is amortized over the term of the related telecommunication license agreement which is generally ten years (Note 3).

Goodwill and Other Intangible Assets

        The excess of the purchase price of the acquired businesses over the fair market value of the identifiable net assets of acquired businesses has been recorded as identifiable intangible assets, including customer lists and assembled workforce, with the remainder recorded as goodwill. Until the second quarter of 2001, the Company amortized goodwill and intangible assets over a three-year period. During the second quarter of 2001, the Company recorded a write-down of long- lived assets, including goodwill and other intangible assets, to reduce such assets to their fair market value (Note 3).

Self-insurance Reserves

        The Company is 100% or partially self-insured for certain employee medical claims. The Company has accrued for costs related to medical claims. At the time of an incident, the Company records a reserve for the incident's estimated outcome, which may be adjusted, as additional information becomes available. Total accrued claims liabilities represent all such reserves and the Company's estimate for incidents which may have been incurred but not reported as of the balance sheet date. Management believes that any additional cost incurred over amounts accrued will not have a material adverse effect on the Company's financial position or results of operations.

Treasury Stock

        Pursuant to a stockholders' agreement, the Company periodically repurchased shares of the Company's common stock. Shares repurchased are accounted for under the cost method.

Revenue Recognition

        Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription-based services generally provided to customers under month-to-month contracts. Voice communications and installation services are usage-based services. Installation service fees are non-recurring, non-refundable fees for access to the Company's network. Service revenues are recognized in the month in which the services are provided, except for installation service fees which are deferred and recognized over the estimated customer life. Upon termination of services, any remaining deferred service fees are recognized. Deferred service fees were approximately $135,000 and $1,166,000 at December 31, 2001 and 2000, respectively, and are included in accrued liabilities in the accompanying financial statements.

        Value added service revenue includes web design and consulting, professional services, and web hosting. Such services are recognized upon completion of services.

        During 2000, the Company adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally recognized and earned. The adoption of SAB No. 101 did not have a material effect on the Company's results of operation for the year ended December 31, 2001 and 2000.

Network Operations

        Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to real estate owners, property taxes, and content licensing costs. All expenses related to network services are recognized as incurred.

Cost of Value Added Services

        Cost of value added services includes direct costs and internal labor associated with web design and consulting, professional services, and web hosting. All expenses related to value added services are recognized as incurred.

Selling Expense

        Selling expense includes employee salaries, commissions, taxes, benefits, advertising, marketing, and promotional expenses and costs associated with leasing and operating sales demonstration centers.

Income Taxes

        Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities. Management periodically evaluates whether it is more likely than not that some or all of the deferred tax assets will be realized. Adjustments are made to the related assets carrying values based on this periodic evaluation of realizability (Note 12).

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.

Net Income (Loss) Per Share

        Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

        Restricted stock issued to employees is subject to repurchase by the Company until vested, and such unvested shares are not included in the weighted average number of common shares outstanding for the period. Shares of restricted stock outstanding were 88,000, 818,000, and 2,315,000 and as of December 31, 2001, 2000, and 1999, respectively.

        Options to purchase approximately 2,969,000, 8,738,000, and 1,504,000 shares of common stock, were outstanding as of December 31, 2001, 2000, and 1999, respectively. Warrants to purchase 4,246,000, 7,377,000, and 6,336,000 shares of common stock were outstanding as of December 31, 2001,

2000, and 1999, respectively. In addition, certain equity instruments are contingently issuable and would be potentially dilutive securities upon issuance (Note 9).

        Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the years ended December 31, 2001, 2000, and 1999.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

International Operations

        The Company recognized a total of $5,232,000, $1,992,000, and $0 of revenue from operations in Canada through its wholly owned subsidiary, ARC Canada, for the years ended December 31, 2001, 2000, and 1999, respectively. Long-lived assets of ARC Canada were $4,802,000 and $18,676,000 as of December 31, 2001 and 2000, respectively.

Use of Estimates in Financial Statements

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management may be required to make significant estimates of, among other things, the fair value of long-lived assets, allowance for doubtful accounts, and amounts recorded for acquisition contingencies. Actual results may differ from those estimates.

Reclassifications

        Certain 2000 and 1999 balances have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        For the Company's Canadian subsidiary, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity.

New Accounting Pronouncements

        In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment approach. The Company believes the adoption of SFAS Nos. 141 and 142 will not have a material effect on its financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for the impairment and disposal of long-lived assets. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company believes the adoption of SFAS Nos. 143 and 144 will not have a material effect on its financial position and results of operations.

3.     Asset Write-Down:

        During the second quarter of 2001, numerous adverse changes in the Company's industry and the economic environment as a whole, including significant declines in valuation of competitive telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to the Company's caused the Company to conclude that its prospects for future cash flows had weakened and operating risks had increased. Additionally, during the second quarter of 2001, the Company made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill and other intangible assets. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. The Company calculated the present value of estimated cash flows to determine management's estimate of fair market value for the building and system infrastructure and real estate access rights. To determine the value of other assets, including system equipment, furniture, fixtures, software, and equipment, the Company used the lower of the historical cost or management's estimate of fair market value. Based on the Company's evaluation of the present value of expected cash flows of its subsidiaries acquired in 2000, the Company concluded that related long-lived assets and goodwill should be written down. The total amount of write down by category is as follows:

Amount of Asset Write-Down
Property and equipment —
System infrastructure	$58,108,000
Other assets	78,051,000
Total property and equipment	136,159,000
Real estate access rights	116,449,000
Goodwill	9,728,000

Total	$262,336,000

        During 2001 and in connection with cost-cutting measures, the Company discontinued the use of certain software, thus reducing its useful life, which resulted in the recognition of $9,522,000 in accelerated depreciation expense. The Company will continue to evaluate its long-lived assets, including property and equipment and real estate access rights, to determine whether changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized.

4.     Property and Equipment, net:

        Property and equipment as of December 31 consist of the following:

	Average Estimated Useful Lives (Years)	2001	2000
Office equipment and information systems	4	$27,982,000	$38,526,000
Furniture and fixtures	7	2,011,000	4,292,000
Leasehold improvements	5	4,009,000	3,419,000
System infrastructure	10	7,695,000	30,573,000
System equipment	5	6,813,000	43,468,000
Construction-in-progress		1,777,000	82,783,000

		50,287,000	203,061,000
Less — Accumulated depreciation and amortization		(24,371,000)	(20,619,000)

Property and equipment, net		$25,916,000	$182,442,000

        Capitalized interest for the years ended December 31, 2001, 2000, and 1999, was approximately $1,143,000, $1,150,000, and $0, respectively.

5.     Other Assets, net:

        Other assets primarily include deferred debt issuance costs and long-term deposits as required by lease agreements. Deferred debt issuance was recorded upon issuance of $150,000,000 convertible notes and is being amortized over the life of the related agreement. Unamortized deferred debt issuance costs as of December 31, 2001 and 2000, were approximately $3,072,000 and $4,639,000, respectively, net of accumulated amortization of $837,000 and $358,000, respectively. Deposits required by lease agreements were approximately $4,166,000 and $5,202,000 as of December 31, 2001 and 2000, respectively, and are refundable upon expiration of the related agreements.

6.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following:

	2001	2000
Property and equipment additions	$258,000	$334,000
General operating expenses	12,297,000	15,707,000
Due to former stockholders of an acquired company	—	1,168,000
Deferred revenue	135,000	1,166,000
Interest	256,000	2,662,000

Accrued liabilities	$12,946,000	$21,037,000

7.     Debt:

        In March 1999, the Company entered into a credit facility under which the Company could borrow up to $45,000,000 subject to certain conditions. The Company paid an origination fee of $1,350,000, which was fully amortized to interest expense during 2000 and 1999. During June 2000, the Company terminated this facility. No amounts had been drawn under this facility at the date of termination.

        On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15,

2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions in the indenture related to the Notes (the "Indenture"). Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering the Notes for resale, registering the shares of common stock issuable upon conversion of the Notes, and registering shares of common stock as payment-in kind interest on the Notes.

        On May 11, 2001, the Company commenced a tender offer to purchase any and all of the Notes for a purchase price of $280 in cash per $1,000 of principal amount of Notes, plus accrued but unpaid interest on the Notes up to but excluding the date on which the Company deposited the funds with the depositary to purchase the accepted Notes. On June 12, 2001, the Company announced the completion of the tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the Notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the Notes outstanding prior to the tender offer. The Company paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of the Notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs.

        The Company announced on December 12, 2001, that it had initiated the repurchase of certain of its Notes at a discount rate from the face value of the notes in limited open market or negotiated transactions. The Company accepted for purchase $6,620,000 aggregate in principal amount of the Notes. The Company paid $2,076,000 in cash, including $167,000 for accrued but unpaid interest, to complete the repurchase. An extraordinary gain of $2,992,000, net of $1,541,000 in income taxes, was recognized. The extraordinary gain also includes a $178,000 write-off of associated debt issuance costs.

        Total interest expense incurred during 2001 and 2000 related to the Notes was approximately $9,505,000 and $5,719,000, respectively.

        The Indenture includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the merger (Notes 1 and 15) is deemed a change in control as defined in the Indenture.

8.     Commitments and Contingencies:

        Outlined below are commitments and contingencies for the Company's operating leases, capital leases, connectivity contracts, legal proceedings, acquisition commitments, and employee retention plan. From time to time, the Company may decide to use cash for early retirement of such commitments and contingencies. As a result of the Company's suspension of retail operations, the Company is continuing its efforts to terminate contractual obligations that are not required in connection with the Company's ongoing business. As a result, certain contractual obligations without future benefit may be terminated which may result in contractual commitments being paid in periods prior to those outlined below, which may accelerate the recognition of these expenses.

Operating Leases

        The Company has entered into various operating lease agreements, with expirations through 2008, for leased space and equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's operating leases are as follows:

2002	$10,656,000
2003	11,089,000
2004	9,348,000
2005	5,375,000
2006	2,576,000
Thereafter	1,570,000

Total minimum lease obligations	$40,614,000

        During 2001, the Company paid $1,175,000 to settle certain operating leases prior to their expiration, which terminated $9,223,000 in future obligations. Total operating lease expenses for the years ended December 31, 2001, 2000, and 1999, was approximately $8,061,000 (including $1,175,000 of termination fees), $9,321,000, and $1,946,000, respectively.

Capital Leases

        The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's capital leases are as follows:

2002	$1,014,000
2003	1,011,000
2004	875,000
2005	88,000

Total minimum lease obligations	2,988,000
Less — Amounts representing interest	(289,000)

Present value of minimum lease obligations	2,699,000
Current maturities	(1,193,000)

Capital lease obligations, net of current maturities	$1,506,000

        On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by the Company to the lessor, the lessor released the Company and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and amounts payable under various maintenance agreements with respect to equipment leased by the Company or its subsidiaries from the lessor. The Company recognized a gain of $47,752,000 as a result of this settlement. The title to the equipment subject to the capital lease agreements was transferred to the Company pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

Connectivity Contracts

        In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national intercity transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

        Future minimum obligations as of December 31, 2001, related to the Company's connectivity contracts are as follows:

2002	$2,856,000
2003	1,476,000
2004	517,000
2005	452,000
2006	16,000

Total minimum lease obligations	$5,317,000

        During 2001, the Company paid $1,486,000 to settle certain connectivity contracts prior to their expiration, which terminated $4,506,000 in future obligations. Subsequent to December 31, 2001, the Company paid $350,000 to settle additional connectivity contracts prior to their expiration, which terminated $429,000 in future obligations included in the above table.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against the Company's subsidiary, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas seeking damages of $18,775,000, attorneys' fees, interest and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. The Company believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. The Company intends to vigorously contest this lawsuit, and no financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On January 16, 2002, the Company received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10,000,000. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001, lawsuit. The Company, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On December 6, 2001, certain holders of the Notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed a suit against the Company and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit the Company's merger with Cogent, and alleging default by the Company under the indenture related to the Notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on the Company. On January 28, 2002 the Delaware Chancery Court (the "Court") held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. The Company continues to believe that these claims are without merit, and intends to continue to vigorously contest this lawsuit. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation (Note 15).

        On February 21, 2002, the Division of Enforcement of the SEC requested that Cogent voluntarily provide it certain documents related to the fairness opinion delivered to the Company's board of directors by the Company's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and Cogent's Series C preferred stock financing. Cogent and the Company have complied with the request. The SEC has not informed Cogent or the Company as to the reason for its request. However, management believes that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to plaintiffs in the Court case described above questioning the disclosure in the registration statement and prospectus filed in conjunction with the merger of the Company into a subsidiary of Cogent (Note 1).

Acquisition Commitments

        During 2000, the Company completed five acquisitions (Note 11). In connection with these acquisitions, additional amounts were potentially payable to the former owners and employees of the acquired companies and were contingent upon the achievement of certain performance levels. During 2001 and in connection with the disposition of four of the acquired companies (Note 11), the Company paid $780,000 in cash and released from restriction 346,000 shares of common stock as a result of the termination of certain of the employment agreements that provided for such additional contingent payments. Warrants underlying 250,000 shares of common stock, issued during 2000 in connection with acquisitions, were forfeited as a result of the termination of certain employment agreements (Note 9). Additionally, 1,179,000 shares of restricted stock were forfeited by terminated employees which resulted in the reversal of related deferred compensation (Note 10). As of December 31, 2001, the Company had settled all performance-based acquisition commitments.

Employee Retention Plan

        During the third quarter of 2001, the board of directors established an employee retention plan and as part of such plan directed that a pool of up to approximately $5,200,000 be set aside for bonus, severance, and retention payments for remaining employees. All such amounts were expensed during 2001. As of December 31, 2001, the Company had accrued $2,449,000, included in accrued liabilities, for payments to be made after December 31, 2001.

9.     Equity:

Common Stock

        Pursuant to an investment agreement dated November 23, 1998, and in connection with a preferred investment (see below), the Company issued to a group of investors approximately 13,270,000 shares of common stock for $.0015 per share and approximately 7,291,000 shares of common stock for $.0015 per share to a second group of investors in December 1998.

        During 1998, accrued interest totaling $980,000 was contributed by an investor and a real estate owner. As both are related parties of the Company, the contribution was accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' equity.

        In April 1999, the Company issued 125,000 shares of common stock for consulting services previously received.

        In August 1999, the Company issued 6,059,000 shares of common stock to a group of financial sponsors and to real estate partners in connections with a preferred stock investment (see Preferred Stock).

        On October 29, 1999, the Company raised gross proceeds of approximately $305,470,000 in its initial public offering. The Company sold 16,970,550 shares of common stock at a price of $18 per share.

        During the years ended December 31, 2001 and 2000, the Company repurchased 1,649,000 and 579,000 shares of unvested restricted common stock, and warrants underlying 3,009,000 and 712,000 shares of stock were exercised (see Warrants). During the year ended December 31, 2001, the Company issued 425,000 shares of common stock from treasury in lieu of cash bonus payments for services rendered in 2000. During the year ended December 31, 2001, the Company issued 32,000 shares of common stock in connection with obligations related to prior acquisitions. During the years ended December 31, 2001 and 2000, 409,000 and 236,000 shares of common stock, respectively, were issued in connection with the Company's employee stock purchase plan. Stock options underlying 1,207,000 and 16,000 shares of common stock of the Company were exercised by employees during the year ended December 31, 2001 and 2000, respectively.

Preferred Stock

        In November and December 1998, the Company issued to groups of investors, 41 and 25 shares of Series A convertible redeemable preferred stock, for $41,000,000 and $25,000,000 in cash, respectively.

        In August 1999, the Company issued 17 shares of Series B preferred stock to a group of financial sponsors and 34 shares of Series B preferred stock to real estate partners and their affiliates for approximately $51,000,000 in cash.

        The holders of the preferred stock were entitled to certain rights including: redemption, conversion, dividends, and liquidation preference, as defined in the investment agreement. As a result of the redemption provision, the preferred stock was classified outside of stockholders' equity (deficit).

        Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred stockholders, all of the outstanding shares of preferred stock were converted into 6,500,000 shares of common stock. Upon the conversion, accrued dividends of $6,904,000 on the preferred stock were waived and recorded as a contribution to capital.

Warrants

        The Company has issued to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements.

        The number of warrants the Company is obligated to issue may be adjusted if certain telecommunication license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunication license agreements are signed and delivered, as defined, and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company measured the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as outlined in the warrant acquisition agreement.

        During the years ended December 31, 2001 and 2000, the Company entered into warrant agreements for the issuance of 40,000 and 1,085,000 shares of common stock, net of adjustments for certain telecommunication license agreements that were not executed and delivered in accordance with parameters outlined in the warrant acquisition agreements, respectively. Warrants underlying 3,009,000 and 712,000 shares of common stock, valued at $56,813,000 and $14,664,000, were exercised during the years ended December 31, 2001 and 2000, respectively.

        During the years ended December 31, 2001 and 2000, the Company issued warrants underlying 85,000 and 150,000 shares of common stock, respectively, in exchange for services which resulted in an expense of $88,000 and 2,396,000, respectively.

        During the year ended December 31, 2000, the Company issued warrants underlying up to 250,000 shares of common stock in connection with acquisitions. The exercise of these warrants was contingent upon future events and were forfeited during 2001 as a result of the termination of certain employment agreements (Note 8).

        As of December 31, 2001, the Company has entered into warrant acquisition agreements for the issuance of 7,967,000 shares of common stock. As of December 31, 2001, warrants underlying 3,721,000 shares of common stock had been exercised.

10.   Stock Compensation:

Restricted Stock Awards

        During 1998 and early 1999, the Company issued approximately 5,753,000 shares of common stock to management, current and former employees and non-employee stockholders for $.0015 per share. With respect to the stockholders who are employees of the Company, subscription agreements provide that the shares shall be restricted, non-transferable, and subject to repurchase by the Company until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position with the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee for any reason, all unvested shares will be subject to repurchase by the Company at the price paid by the employee.

        The following table presents the activity related to restricted stock for the years presented:

	Granted	Vested	Repurchased	Outstanding and Unvested
1999	1,143,000	1,122,000	153,000	2,315,000
2000	—	942,000	555,000	818,000
2001	—	179,000	551,000	88,000

        On February 4, 2002, all outstanding restricted stock was released from restriction and converted to common stock of Cogent as a result of the merger with Cogent (Note 1).

Equity Based Compensation Plans

        Effective June 1, 1999, the Company adopted the 1999 Amended and Restated Stock Option and Equity Incentive Plan (the "1999 Plan") under which 5,000,000 shares of common stock are authorized for issuance. Effective June 15, 2000, the Company adopted the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "2000 Plan") under which 8,500,000 shares of common stock are authorized for issuance (the 1999 Plan and the 2000 Plan, together the "Plans"). The shares authorized under the Plans, subject to adjustments, are available for award to employees, officers, directors, or consultants. Pursuant to the Plans, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board. The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value on the grant date. The right to purchase shares under the stock options agreements typically vest over a four-year period. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options. As of December 31, 2001, there were 9,255,000 shares available for future grants. No options were granted outside of the Plans.

        The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plans been determined based on the fair market value of the options as of the grant dates, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss applicable to common stock and net loss per common share would have resulted in the pro forma amounts indicated below (dollars in thousands, exception per share data):

	2001	2000	1999
Net loss:
As reported	$(345,967)	$(173,408)	$(63,940)
Pro forma	(353,198)	(195,244)	(66,167)
Net loss per common share:
As reported	$(5.79)	$(3.18)	$(2.15)
Pro forma	(5.92)	(3.58)	(2.23)

        No diluted earnings per share are presented as the Company has generated net losses and all potentially dilutive securities would be antidilutive.

        The weighted average fair market value of options granted during each of the years ended December 31, 2001, 2000, and 1999, were $2.14, $6.81, and $13.25, respectively. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2001	2000	1999
Expected dividend yield	—	—	—
Expected stock price volatility	193%	106%	107%
Average risk-free interest rate	4.80%	6.02%	5.30%
Expected life of options (years)	6	6	6

        The following table summarizes stock option activity for the year ended December 31, 2001 and 2000:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 1999	1,504,417	$9.0532
Granted —
Option price equal to fair market value	6,146,769	$9.3198
Option price greater than fair market value	1,151,414	5.4631
Option price less than fair market value	1,388,000	1.6250
Total granted	8,686,183	7.5745
Exercised	(45,805)	0.3336
Canceled	(1,407,258)	13.1782

Balance at December 31, 2000	8,737,537	$6.9645
Granted —
Option price equal to fair market value	204,566	$0.8851
Option price greater than fair market value	377,884	2.8142
Option price less than fair market value	—	—
Total granted	582,450	2.1367
Exercised	(1,207,519)	0.0117
Canceled	(5,143,014)	9.2918

Balance at December 31, 2001	2,969,454	$5.0824

        As of December 31, 2001 and 2000, 878,208 and 735,601 of options outstanding, respectively, were exercisable. On February 4, 2002, all outstanding options became vested and exercisable as a result of the merger with Cogent (Note 1).

        The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of December 31, 2001	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Exercisable as of December 31, 2001	Weighted- Average Exercise Price
$0.0000 — 4.9688	2,596,059	8.88	$3.5142	735,599	$3.4727
$4.9688 — 9.9375	78,300	8.69	7.4925	25,701	7.5049
$9.9375 — 14.9063	9,500	8.42	12.5000	3,760	12.5000
$14.9063 — 19.8750	271,728	8.45	17.8326	106,935	17.8344
$19.8750 — 24.8438	1,767	8.15	23.2806	772	23.2808
$24.8438 — 29.8125	7,600	8.13	27.3421	3,474	27.3481
$29.8125 — 34.7813	2,000	8.33	34.7500	874	34.7500
$34.7813 — 39.7500	2,500	8.25	39.7500	1,093	39.7500

	2,969,454	8.83	$5.0824	878,208	$5.5662

2000 Employee Stock Purchase Plan

        Beginning July 2000, the Company established an employee stock purchase plan, the Allied Riser Communications Corporation 2000 Employee Stock Purchase Plan (the "ESPP"), the terms of which allow qualified employees (as defined) to participate in the purchase of designated shares of the

Company's common stock at a price equal to the lower of 85% of the closing price on the first or last day of the offering period. Offering periods begin on the first day of each fiscal quarter and end on the last day of each fiscal quarter. Under the ESPP, the Company issued 409,000 and 236,000 shares of common stock during 2001 and 2000 at an average price per share of $1.30 and $2.60, respectively. Effective October 2001, the Company suspended the ESPP.

Compensation Charge

        The Company completed an initial public offering ("IPO") of its common stock on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. As of December 31, 2000, $3,650,000 of stock compensation recorded upon completion of the IPO was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced if and when employees terminate prior to vesting.

        During the years ending December 31, 2001, 2000, and 1999, certain employees were terminated, resulting in a reduction of $7,041,000, $7,982,000, and $0, respectively, of the deferred compensation recorded upon completion of the IPO. Net amortization expense (reversal of previously recognized amortization expense) related to this deferred compensation was $(3,665,000), $6,022,000, and $14,681,000, for the years ended December 31, 2001, 2000, and 1999, respectively. As of December 31, 2001, the balance of unamortized deferred compensation recorded upon completion of the IPO was $274,000 and is being deferred and amortized over the remaining estimated employee service period.

        In connection with acquisitions of businesses during 2000, the Company entered into various employment agreements with former owners and employees of the acquired companies pursuant to which the Company issued restricted shares of common stock to such persons. As of December 31, 2000, $6,082,000 was being deferred and amortized over the remaining estimated employee service period. During the year ended December 31, 2001, the deferred compensation recorded upon consummation of the acquisitions was reduced by $1,834,000 to reflect the termination of certain of the employment agreements and the stock price as of December 31, 2001. During the year ended December 31, 2001, amortization expense related to this deferred compensation was $4,248,000.

        During 2000, the Company issued approximately 1,388,000 nonstatutory stock options with an exercise price less than fair market value on the date of grant in connection with the employment of senior management. As of December 31, 2000, $3,769,000 was being deferred and amortized over the remaining vesting period. During the year ended December 31, 2001, deferred compensation recorded upon the issuance of the stock options was reduced by $280,000 to reflect the termination of certain employees, and amortization expense related to this deferred compensation was $3,489,000. As of December 31, 2001, all of the related stock options had been exercised.

11.   Acquisitions and Dispositions:

        During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada (the "acquired companies"). The purchase of each acquired company was accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include the results of operations related to the acquired companies prior to each of their respective acquisition dates.

        The Company purchased the acquired companies for an initial aggregate purchase price of $16,021,000 in cash, of which $1,168,000 was payable at December 31, 2000, and 129,000 shares of common stock of the Company valued at approximately $4,011,000. The purchase price may be adjusted if certain performance targets are achieved (Note 8). The aggregate fair market value of tangible assets acquired was $8,337,000 and liabilities assumed were $12,651,000. The total excess of the purchase price over the fair market value of the net tangible assets for the acquired companies has been allocated to real estate access rights (approximately $8,892,000) with the remainder allocated to goodwill and other intangible assets (approximately $13,652,000). The Company was amortizing goodwill and other intangible assets over a three-year period (Note 3). Real estate access rights are being amortized over the life of the related telecommunication license agreements. The five acquisitions accounted for $12,747,000 and $6,733,000 of the total revenues generated by the Company in 2001 and 2000, respectively.

        The following table presents the unaudited pro forma results of operations of the Company for the years ending December 31, 2000 and 1999, as if these acquisitions had been consummated at the beginning of each period presented. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future:

	Year Ended December 31,
	2000	1999
	(Unaudited)
Revenues	$23,034,000	$13,018,000
Net loss before extraordinary items	(178,207,000)	(64,840,000)
Net loss applicable to common stock	(178,207,000)	(71,292,000)
Net loss per share, basic and diluted	(3.27)	(2.40)

        On August 7, 2001, the Company sold its subsidiary, Winterlink, Inc. On September 14, 2001, the Company sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc. On October 3, 2001, the Company sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, the Company sold all of the membership interests of its subsidiary, Netrox, L.L.C. The Company recorded a $1,979,000 loss (included in general and administrative expenses) in connection with the disposition of these data and communication service providers acquired in 2000. The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

12.   Income Taxes:

        The differences between the statutory federal income tax rates and the Company's effective income tax rate for the years ended December 31, are as follows:

	2001	2000	1999
Computed statutory tax expense	(34.0)%	(34.0)%	(34.0)%
Deferred compensation	0.4%	1.9%	8.7%
Other nondeductible expense	0.4%	0.4%	0.1%

Valuation allowance	33.2%	31.7%	25.2%

        Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

        The following table discloses the components of the deferred tax amounts at December 31:

	2001	2000
Deferred tax assets-
Temporary difference for basis in and depreciation of property and equipment	$92,228,000	$1,682,000
Start-up costs	1,536,000	2,329,000
Real estate access rights	7,653,000	5,832,000
Net operating loss	84,317,000	63,240,000
Other	3,358,000	1,270,000

Total deferred tax assets	189,092,000	74,353,000
Deferred tax liability	—	—
Net deferred tax asset	189,092,000	74,353,000
Less — Valuation allowance	(189,092,000)	(74,353,000)

Net deferred tax amount	$—	$—

        The Company had approximately $248,000,000 of net operating loss carry forward for federal income tax purposes at December 31, 2001. The net operating loss carry forward will expire in the years 2018 through 2021, if not previously utilized. As a result of the merger with Cogent (Note 1), the utilization of net operating loss carry forward will be significantly limited under the Internal Revenue Code Section 382.

        Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

        A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109, "Accounting for Income Taxes."

13.   Related Parties:

        The Company has entered into telecommunication license agreements with numerous real estate owners, managers, and certain minority interest owners of STOC ("minority interest owners") to acquire access to and the right to install and operate its broadband data network in their buildings. Most of these real estate owners, managers, and minority interest owners received warrants in connection with this access and nine of these entities purchased equity in the Company (Note 9). In accordance with the telecommunication license agreements, the Company pays fees which vary proportionally (above a fixed minimum) with gross revenues generated in the respective buildings to these owners. In addition, the Company leases office space from numerous real estate owners. Pursuant to these obligations, the Company paid $10,874,000, $4,216,000, and $1,047,000, for rent and fees during the years ended December 31, 2001, 2000, and 1999, respectively. The Company also provides broadband data, video, and voice communication services to certain real estate owners, managers, and minority interest owners.

        One of the Company's initial investors has interests in entities from which the Company periodically purchases fiber-optic cable and other materials and, prior to 2000, purchased insurance and legal services. For the years ended December 31, 2001, 2000, and 1999, the Company had purchases of approximately $767,000, $8,809,000, and $2,451,000, respectively, for fiber-optic cable and $192,000 in 1999 for insurance and legal services.

        One of the underwriters for the initial public offering described in Note 10 provides financial advisory and consulting services to the Company. Affiliates of this entity own common stock and warrants of the Company.

14.   Quarterly Financial Information (Unaudited):

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except per share data)
Total revenue	$7,929	$8,573	$7,725	$1,525
Asset write-down	—	(262,336)	—	—
Gain on settlement of capital lease obligations	—	—	—	47,752
Operating income (loss)	(42,689)	(307,104)	(37,323)	25,278
Net income (loss) before extraordinary item	(43,310)	(302,872)	(39,649)	25,154
Extraordinary gain from extinguishment of debt, net	—	11,718	—	2,992
Net income (loss)	$(43,310)	$(291,154)	$(39,649)	$28,146
Net income (loss) per common share —
Income (loss) before extraordinary item	$(0.75)	$(5.02)	$(0.66)	$0.42
Extraordinary gain, net	—	0.20	—	0.05
Net income (loss) per common share	$(0.75)	$(4.82)	$(0.66)	$0.47
Weighted average number of shares outstanding	58,121	60,372	59,978	60,329
	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(in thousands, except per share data)
Total revenue	$1,358	$1,972	$4,403	$6,599
Operating loss	(41,194)	(46,933)	(49,347)	(44,809)
Net loss	(37,025)	(44,068)	(47,217)	(45,098)
Net loss applicable to common stock	$(37,025)	$(44,068)	$(47,217)	$(45,098)
Net loss per common share	$(.69)	$(.81)	$(.87)	$(.81)
Weighted average number of shares outstanding	53,318	54,272	54,565	55,644

15.   Subsequent Events:

        On March 25, 2002, certain of the holders of the Company's 7.50% convertible subordinated Notes asserted that the merger with Cogent (Note 1) constituted a change of control, and as a result, an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified Cogent that the principal amount of the Notes and accrued interest is immediately due and payable. Management, after consultation with its legal advisors, does not believe that the merger qualifies as a change in control as defined in the indenture and is vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, the Company could be required by the noteholders to repurchase the $116,980,000 in aggregate principal amount of the Notes plus accrued interest. If the Company were required to repurchase the Notes, such event would have a material adverse impact on the financial position of the Company.

        On March 27, 2002, certain holders of the Company's Notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States

Bankruptcy Court for the Northern District of Texas, Dallas Division. Management, after consultation with its legal advisors, believes that the claim is without merit and intends to vigorously contest it.

16.   Additional Subsequent Event:

        The Company is involved in a dispute with its former landlord in Dallas, Texas. The Company terminated the lease in March 2002, and the dispute is over whether the Company had the right to do so. The landlord has alleged that a default under the lease has occurred. The Company has informed the landlord that the lease was terminated as provided by its terms.

                 Shares

Common Stock

PROSPECTUS

Jefferies & Company, Inc.
CIBC World Markets
Friedman Billings Ramsey

             , 2004

                    Shares

Common Stock

PROSPECTUS

             , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the American Stock Exchange and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

SEC registration fee	$9,500
NASD filing fee	25,000
American Stock Exchange additional listing fee	25,000
Printing and engraving expenses	100,000
Legal fees and expenses	500,000
Accounting fees and expenses	350,000
Transfer agent and registrar fees	25,000
Miscellaneous	15,500

Total	$1,050,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for, among other things:

          a.     permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

          b.     permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

          c.     mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

          d.     that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

        Our Fourth Amended and Restated Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and advance expenses to its directors and officers. In addition, we shall indemnify any person who is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all of the expenses, liabilities, or other matters covered by Section 145, for actions taken in such person's capacity as a director, officer, employee or agent, and then only to the extend such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise. Our bylaws may provide that, except with respect to proceedings to enforce indemnification rights, it shall indemnify any director, officer or person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with a proceeding (or part thereof) initiated by such director, officer or person, only if such proceeding (or part thereof) was authorized by our board of directors.

        Our board of directors may provide indemnification or advance expenses to its employees and agents or other persons only on such terms to only to the extend determined by the board of directors in its sole and absolute discretion.

Item 15.

        Recent Sales of Unregistered Securities Information regarding sales of securities by us during the past three years that were not registered under the Securities Act is set forth below. None of these sales involved the use of an underwriter and no commissions were paid in connection with any of these sales.

1.
On September 14, 2004, we issued 185.4 shares of our Series L Participating Convertible Preferred Stock to the stockholders of General Access Telecommunications, Inc. in connection with, and consideration of, the merger of General Access Telecommunications with and into on of our subsidiaries. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

2.
On August 12, 2004, we issued 2,600 shares of our Series K Participating Convertible Preferred Stock to the stockholders of UFO Group, Inc. in connection with, and consideration of, the merger of UFO Group with and into on of our subsidiaries. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

3.
On March 30, 2004, we issued 3,891 shares of our Series J Participating Convertible Preferred Stock to the stockholders of Symposium Omega, Inc. in connection with, and consideration of, the merger of Symposium Omega with and into one of our subsidiaries. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

4.
On January 5, 2004, we issued 2,575 shares of our Series I Participating Convertible Preferred Stock to the stockholders of Symposium Gamma, Inc. in connection with, and consideration of, the merger of Symposium Gamma with and into one of our subsidiaries. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

5.
On October 10, 2003, pursuant to a tender offer on Schedule TO made to certain of our employees, we issued 53,529 shares of the Series H Participating Convertible Preferred Stock to eligible employees that elected exchange all of the rights that they held to purchase our common stock (including, but not limited to, incentive stock options and/or non-qualified stock options) that were granted under our Amended and Restated 2000 Equity Incentive Plan. The issuances were made in reliance on Section 3(a)(9) of the Securities Act. Each recipient of securities received securities in exchange for other securities of ours, or debt securities of one of our subsidiaries on which we were a co-obliger, and did not provide us with any other consideration.

6.
On July 31, 2003, we issued shares of our Series F Participating Convertible Preferred Stock to Cisco Systems Capital Corporation. In return, Cisco Capital reduced the amount of our indebtedness to them from approximately $263 million to $17 million and returned warrants to purchase approximately 35,000 shares of the our common stock. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

7.
On July 31, 2003, we sold 41,000 shares of our Series G Participating Convertible Preferred Stock for an aggregate of $41 million to certain holders of our Series A, Series B and Series C Convertible Preferred Stock including our Chief Executive Officer, David Schaeffer who purchased 200 shares. The purchase price for such shares was paid in cash at the time of the issuance of the delivery of the Series G Preferred Stock to these investors. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

8.
On March 6, 2003, we issued an aggregate 3,426,293 shares of our Series D Participating Convertible Preferred Stock and 3,426,293 shares of our Series E Participating Convertible Preferred Stock to the holders of approximately $106.8 million in face value of the notes of our subsidiary, Allied Riser notes. In exchange for this issuance of Series D and E Preferred Stock, an aggregate cash payment of approximately $9.9 million, and certain other agreements between the parties, these noteholders surrendered all of the notes that they held, including accrued and unpaid interest thereon, and dismissed with prejudice certain litigation that these noteholders had previously instituted against us. The issuances were made in reliance on Section 3(a)(9) of the Securities Act. Each recipient of securities received securities in exchange for other securities of the Cogent, or debt securities of a Cogent Subsidiary on which Cogent was a co-obliger, and did not provide Cogent with any other consideration.

9.
On October 15, 2001, we issued 49,773,402 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $62.0 million to certain holders of our Series A and Series B Convertible Preferred Stock and a certain new investors including our Chief Executive Officer, David Schaeffer who purchased 1,604,235 shares. The purchase price for such shares was paid in cash at the time of the issuance of the Series C preferred stock. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

10.
On October 24, 2001, we entered into a Credit Facility with Cisco Systems Capital Corporation. The facility included the issuance of warrants to Cisco Capital to purchase five percent of our common stock, on a fully-diluted basis. The exercise price of the warrants to purchase 35,511 shares of our common stock was based upon the most recent significant equity transaction, as defined in the facility, and ranged from $249.40 to $608.80 per share. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Each of the purchasers represented that they were accredited investors experienced in making such investments and the sales were made in privately negotiated transactions without any public solicitation or offering.

Item 16.    Exhibits and Financial Statement Schedule

                (a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (1)
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (incorporated by reference to Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (incorporated by reference to Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001)
2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (incorporated by reference to Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed on November 21, 2001)
2.4	Asset Purchase Agreement, dated February 26, 2002, by and among Cogent Communications Group, Inc., PSINet, Inc. et al. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on February 26, 2002)
2.5	Agreement and Plan of Merger, dated as of January 2, 2004, among Cogent Communications Group, Inc., Lux Merger Sub, Inc. and Symposium Gamma, Inc., (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on January 8, 2004)
2.6	Agreement and Plan of Merger, dated as of March 30, 2004, among Cogent Communications Group, Inc., DE Merger Sub, Inc. and Symposium Omega, Inc. (incorporated by reference to Exhibits 2.6 of our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004)
2.7	Agreement and Plan of Merger, dated as of August 12, 2004, among Cogent Communications Group, Inc., Marvin Internet, Inc., and UFO Group, Inc. (filed herewith)
2.8	Agreement and Plan of Merger, dated as of August 12, 2004, among Cogent Communications Group, Inc., General Atomic Technologies Corporation, General Atomics, Global Access Telecommunications, Inc. and TJ Kong, Inc. (filed herewith)
3.1	Form of Fifth Amended and Restated Certificate of Incorporation (filed herewith)
3.2	Amendment No. 1 to the Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Appendix A of our Preliminary Information Statement Schedule 14C, filed on September 22, 2004)
3.3	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003)
3.4	Certificate of Designations relating to the Company's Series F Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibit 3.21 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003)
3.5	Certificate of Designations relating to the Company's Series G-1 though G-18 Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibits 3.3 through 3.20 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003)

3.6	Certificate of Designations relating to the Company's Series H Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibit 3.21 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003)
3.7	Certificate of Designations relating to the Company's Series I Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibits 3.5 of our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004)
3.8	Amended Bylaws of Cogent Communications Group, Inc. (incorporated by reference to Exhibits 3.6 of our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004)
3.9	Corrected Certificate of Designations relating to the Company's Series J Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibits 3.7 of our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004)
3.10	Certificate of Designations relating to the Company's Series K Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Appendix B of our Preliminary Information Statement on Schedule 14C, filed on September 22, 2004)
3.11	Certificate of Designations relating to the Company's Series L Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Appendix C of our Preliminary Information Statement on Schedule 14C, filed on September 22, 2004)
4.1	First Supplemental Indenture, among Allied Riser Communications Corporation, as issuer, Cogent Communications Group, Inc., as co-obligor, and Wilmington Trust Company, as trustee. (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 2), Commission File No. 333-71684, filed February 4, 2002)
4.2	Indenture, dated as of July 28, 2000 by and between Allied Riser Communications Corporation and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible Subordinated Notes due 2007. (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Form of Opinion of Latham & Watkins LLP (filed herewith)
10.1	Fourth Amended and Restated Stockholders Agreement of Cogent Communications Group, Inc., as of August 12, 2004 (1)
10.2	Sixth Amended and Restated Registration Rights Agreement of Cogent Communications Group, Inc., dated March 30, 2004 (1)
10.3	Exchange Agreement, dated as of June 26, 2003, by and among Cogent Communications Group, Inc., Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems, Inc. and Cisco Systems Capital Corporation, (incorporated by reference to 10.3 to our Current Report on Form 8-K filed on August 7, 2003)
10.4	Third Amended and Restated Credit Agreement, dated as of July 31, 2003, by and among Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems Capital Corporation, and the other Lenders party thereto (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003)
10.5	Settlement Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (incorporated by reference to 10.7 to our Annual Report on Form 10-K filed on March 31, 2003)

10.6	Exchange Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (incorporated by reference to 10.8 to our Annual Report on Form 10-K filed on March 31, 2003)
10.7	Closing Date Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (incorporated by reference to 10.17 to our Annual Report on Form 10-K filed on March 31, 2003)
10.8	General Release, dated as of March 6, 2003, Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (incorporated by reference to 10.18 to our Annual Report on Form 10-K filed on March 31, 2003)
10.9	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001) (2)
10.10	Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001) (2)
10.11	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001)
10.12	Form of Restricted Stock Agreement relating to Series H Participating Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-8, Commission File No. 333-108702, filed on September 11, 2003)
10.13	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001)
10.14	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 5, 2003 (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on November 14, 2003)
10.15	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed on October 16, 2001)
10.16	2003 Incentive Award Plan of Cogent Communications Group, Inc. (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-8, Commission File No. 333-108702, filed on September 11, 2003)
10.17	2004 Incentive Award Plan of Cogent Communications Group, Inc. (incorporated by reference to Appendix A to our Definitive Information Statement on Schedule 14C, filed on September 22, 2004)
10.18	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed on December 7, 2001) (2)

10.19	Robert N. Beury, Jr. Employment Agreement with Cogent Communications Group, Inc., dated June 15, 2000 (incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K, filed on March 31, 2003)
10.20	Mark Schleifer Employment Agreement with Cogent Communications Group, Inc., dated September 18, 2000 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K, filed on March 31, 2003)
10.21	Participating Convertible Preferred Stock Purchase Agreement, dated as of June 26, 2003, by and among Cogent Communications Group, Inc. and each of the several Investors signatory thereto (incorporated by reference to 10.3 to our Report on Form 8-K filed on August 7, 2003)
21.1	Subsidiaries (filed herewith)
23.1	N/A (3)
23.2	Consent of Ernst & Young LLP (McLean, VA) (filed herewith)
23.3	Consent of Ernst & Young S.A. (Luxembourg, Grand Duchy of Luxembourg) (filed herewith)
23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page of initial filing)

(1)
To be filed by amendment.

(2)
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.

(3)
In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen LLP to the inclusion in this annual report of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.

                (b) Financial Statement Schedules:

        Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or accompanying notes.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

        We hereby undertake that:

        (1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        We hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, District of Columbia on October 4, 2004.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVE SCHAEFFER Dave Schaeffer President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVE SCHAEFFER Dave Schaeffer	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 4, 2004
/s/ THADDEUS G. WEED Thaddeus G. Weed	Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2004
* Edward Glassmeyer	Director	October 4, 2004
* Erel Margalit	Director	October 4, 2004
* Jean-Jacques Bertrand	Director	October 4, 2004
* Timothy Weingarten	Director	October 4, 2004
* Steven Brooks	Director	October 4, 2004
* Michael Carus	Director	October 4, 2004
By:	/s/ DAVE SCHAEFFER Dave Schaeffer Attorney-in-fact

Report of Independent Registered Public Accounting Firm

Cogent Communications Group, Inc. Board of Directors:

        We have audited the consolidated financial statements of Cogent Communications Group, Inc. (the "Company") as of December 31, 2003 and 2002, and for each of the years then ended, and have issued our report thereon dated March 2, 2004, except for the second paragraph under "Management's Plans and Business Risk" in Note 1 and Note 15, as to which the date is March 30, 2004 and the paragraph under "Capital Account Adjustments Upon Offering" in Note 1 as to which the date is July     , 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                      Ernst & Young LLP

McLean, VA
March 2, 2004 (except for the second paragraph under "Management's Plans and Business Risk" in Note 1 and Note 15, as to which the date is March 30, 2004 and the paragraph under "Capital Account Adjustments Upon Offering" in Note 1 as to which the date is October    , 2004)

         The foregoing report is in the form that will be signed upon completion of the restatement of the capital accounts described in the paragraph under "Capital Account Adjustments Upon Offering" in Note 1 to the financial statements

                      /s/ Ernst & Young LLP

McLean, VA
September 27, 2004

        This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with the company's filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this registration statement, nor has Arthur Andersen LLP provided a consent to include its report in this registration statement. The registrant hereby discloses that the lack of a consent by Arthur Andersen LLP may impose limitations on recovery by investors.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries included in this Form 10-K and have issued our report thereon dated March 1, 2002. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in item 14(a) are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                      ARTHUR ANDERSEN LLP

Vienna, VA
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

Schedule I

Cogent Communications Group, Inc.
Condensed Financial Information of Registrant
(Parent Company Only)
Condensed Balance Sheet
As of December 31, 2002 and December 31, 2003
(in thousands, except share data)

	2002	2003
ASSETS
Current Assets:
Due from Cogent Communications, Inc.	$17	$17

Total current assets	17	17
Other Assets:
Due from Cogent Communications, Inc.	—	60,286
Investment in Allied Riser, Inc.	20,746	20,746
Investment in Cogent Communications, Inc.	178,147	178,147

Total assets	$198,910	$259,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Due to Cogent Communications, Inc.	$2,239	$2,239

Total liabilities	2,239	2,239

Stockholders Equity:
Convertible preferred stock, Series A, $0.001 par value: 26,000,000 shares authorized, issued and outstanding; none at December 31, 2003	25,892	—
Convertible preferred stock, Series B, $0.001 par value: 20,000,000 shares authorized, 19,370,223 shares issued and outstanding; none at December 31, 2003	88,009	—
Convertible preferred stock, Series C, $0.001 par value: 52,137,643 shares authorized, 49,773,402 shares issued and outstanding; none at December 31, 2003	61,345	—
Convertible preferred stock, Series F, $0.001 par value; none and 11,000 shares authorized issued and outstanding at December 31, 2003; liquidation preference of $11,000	—	10,904
Convertible preferred stock, Series G, $0.001 par value; none and 41,030 shares authorized issued and outstanding at December 31, 2003; liquidation preference of $123,000	—	40,787
Convertible preferred stock, Series H, $0.001 par value; none and 54,001 shares authorized, 53,372 shares issued and outstanding at December 31, 2003; liquidation preference of $9,110	—	45,990
Common stock, $0.001 par value, 21,100,000 and 395,000,000 shares authorized, respectively; 174,191 and 653,567 shares issued and outstanding, respectively	1	1
Treasury stock, none and 61,461 shares at December 31, 2003	—	(90)
Additional paid in capital	49,202	232,474
Deferred compensation	(6,024)	(32,680)
Stock purchase warrants	764	764
Accumulated deficit	(22,518)	(41,193)

Total stockholders' equity	196,671	256,957

Total liabilities & stockholders equity	$198,910	$259,196

The accompanying notes are an integral part of these balance sheets

Schedule I continued

Cogent Communications Group, Inc.
Condensed Financial Information of Registrant
(Parent Company Only)
Condensed Statement of Operations
For the Years Ended December 31, 2002 and 2003
(in thousands)

	2002	2003
Operating expenses:
Selling, general and administrative	$48	$—
Amortization of deferred compensation	3,331	18,675

Total operating expenses	3,379	18,675

Operating loss	(3,379)	(18,675)

Loss before extraordinary item	(3,379)	(18,675)
Extraordinary gain — Allied Riser merger	8,443	—

Beneficial conversion charge related to preferred stock	—	(52,000)

Net (loss) income applicable to common stock	$5,064	$(70,675)

The accompanying notes are an integral part of these statements

Schedule I continued

Cogent Communications Group, Inc.
Condensed Financial Information of Registrant
(Parent Company Only)
Condensed Statement of Cash Flows
For the Years Ended December 31, 2002 and 2003
(in thousands)

	2002	2003
Cash flows from operating activities:
Net income (loss)	$5,064	$(18,675)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Extraordinary gain — Allied Riser merger	(8,443)	—
Amortization of deferred compensation	3,331	18,675
Changes in Assets and Liabilities:
Prepaid and other	30	—
Due from Cogent Communications, Inc.	18	—

Net cash used in operating activities	—	—

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents — beginning of period	—	—

Cash and cash equivalents — end of period	$—	$—

Supplemental cash flow disclosures:
Non-cash financing & investing activities:
Professional fees paid by Cogent Communications, Inc. on behalf of the Parent	$1,353	$—
Investment in Allied Riser	$20,746	$—
Investment in Cogent Communications, Inc.	$—	$60,286

Exchange Agreement with Cisco Capital (See Note 1 to Consolidated Financial Statements)

Conversion of preferred stock under Purchase Agreement (See Note 1 to Consolidated Financial Statements)

The accompanying notes are an integral part of these statements

COGENT COMMUNICATIONS GROUP, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
(Parent Company Only)
AS OF DECEMBER 31, 2002 AND DECEMBER 31, 2003

Note A: Background and Basis for Presentation

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

Note B: Troubled Debt Restructuring and Sale of Preferred Stock

        Prior to July 31, 2003, Cogent was party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The Cisco credit facility required compliance with certain financial and operational covenants. Cogent violated a financial debt covenant for the fourth quarter of 2002. Accordingly, Cogent was in default and Cisco Capital was able to accelerate the loan payments and make the outstanding balance immediately due and payable.

        On June 12, 2003, the Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured Cogent's indebtedness to Cisco Capital and approved an offer to sell a new series of preferred stock to certain of the Company's existing stockholders. The sale of the new series of preferred stock was required to obtain the cash needed to complete the restructuring. On June 26, 2003, the Company's stockholders approved these transactions.

        In order to restructure the Cogent's credit facility the Company entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of $262.8 million of Cogent's indebtedness plus $6.3 million of accrued interest and return warrants exercisable for the purchase of 40,000 shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note (the "Amended and Restated Cisco Note") for an aggregate principal amount of $17.0 million. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the payment received under the Exchange Agreement.

        In order to restructure Cogent's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company agreed to issue and sell to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, the Company, Cogent, Cisco Capital, Cisco and the Investors closed the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  The Company issued 41,030 shares of Series G preferred stock in several sub-series for gross cash proceeds of $41.0 million;

  •
  The Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        Under the Exchange Agreement:

  •
  Cogent paid Cisco Capital $20.0 million in cash and the Company issued to Cisco Capital 11,000 shares of Series F participating convertible preferred stock;

  •
  Cogent issued to Cisco Capital a $17.0 million promissory note payable;

  •
  Cogent's default under the Cisco credit facility was eliminated;

  •
  Cogent's amount outstanding under the Cisco credit facility including accrued interest was cancelled;

  •
  Cogent's service provider agreement with Cisco was amended;

  •
  Cogent's Cisco Warrants were cancelled.

        The conversion of the Company's existing preferred stock into a total of 0.5 million shares of $0.001 par value common stock. The conversion resulted in the elimination of the book values of these series of preferred stock and a corresponding increase to common stock of $10,000 and an increase to additional paid in capital of $183.7 million.

  Beneficial conversion charge

        A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the conversion prices on the Series F and Series G convertible preferred stock at issuance were less than the trading price of the Company's common stock on that date.

        Please see the attached Notes to Consolidated Financial Statements for additional information related to this transaction.

Note C: Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser, one of the Company's wholly owned subsidiaries, completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 0.1 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable by Allied Riser semiannually on June 15 and December 15, and is payable, at the election of Allied Riser, in either cash or registered shares of the Company's common stock. The Notes are redeemable at Allied Riser's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest, in exchange for a cash payment by Allied Riser of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation against Allied Riser with prejudice in exchange for a cash payment by Allied Riser of approximately $4.9 million. These transactions closed in March 2003 when the agreed amounts were paid by Allied Riser and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated Allied Riser's $106.7 million principal payment obligation due in June 2007, interest accrued since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation.

        As of December 31, 2002, Allied Riser had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded by Allied Riser in 2002. The $4.9 million payment required under the settlement agreement was paid by Allied Riser in March 2003. Allied Riser received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain recorded by Allied Riser of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Company's Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

        The terms of Allied Riser's remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded by Allied Riser at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense by Allied Riser through the maturity date.

        Please see the attached Notes to Consolidated Financial Statements for additional information related to this transaction.

Schedule II

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses(a)	Acquisitions	Deductions	Balance at End of Period
Allowance for doubtful accounts (deducted from accounts receivable), (in thousands)
Year ended December 31, 2001	$—	$263	$945	$1,096	$112
Year ended December 31, 2002	$112	$3,887	$2,863	$4,839	$2,023
Year ended December 31, 2003	$2,023	$5,165	$125	$4,445	$2,868
Allowance for Credits (deducted from accounts receivable), (in thousands)
Year ended December 31, 2001	$—	$—	$—	$—	$—
Year ended December 31, 2002	$—	$200	$—	$—	$200
Year ended December 31, 2003	$200	$—	$—	$50	$150
Allowance for Unfulfilled Purchase Obligations (deducted from accounts receivable), (in thousands)
Year ended December 31, 2001	$—	$—	$—	$—	$—
Year ended December 31, 2002	$—	$2,038	$—	$2,023	$15
Year ended December 31, 2003	$15	$1,317	$—	$1,015	$317

(a)
Bad debt expense, net of recoveries, was approximately $3.2 million for the year ended December 31, 2002 and $3.9 million for the year ended December 31, 2003.

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EXPLANATORY NOTE
TABLE OF CONTENTS
NOTICE TO RESIDENTS OF THE UNITED KINGDOM
PROSPECTUS SUMMARY
The Offering
Risk Factors
Summary Consolidated Financial and Other Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SPECIAL NOTE REGARDING ARTHUR ANDERSEN LLP
USE OF PROCEEDS
COMMON STOCK PRICE RANGE
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS
Unaudited Condensed Pro Forma As Adjusted Balance Sheet As of June 30, 2004 (dollars in thousands)
Unaudited Condensed Pro Forma Statement of Operations For the Year Ended December 31, 2003 (in thousands, except share and per share data)
Notes to the Unaudited Condensed Pro Forma Financial Statements
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to Consolidated Financial Statements
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND JUNE 30, 2004 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2004 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2004 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND JUNE 30, 2004 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2003 and 2004 (unaudited)
Report of Independent Registered Public Accounting Firm
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2003 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002, and 2003
OUTSTANDING AND EXERCISABLE BY PRICE RANGE As of December 31, 2003
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002 (EXPRESSED IN THOUSANDS OF EUROS)
FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002 (EXPRESSED IN THOUSANDS OF EUROS)
FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002 (EXPRESSED IN THOUSANDS OF EUROS)
FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002 (EXPRESSED IN THOUSANDS OF EUROS EXCEPT NUMBER OF SHARES)
FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002 (EXPRESSED IN THOUSANDS OF EUROS)
FIRSTMARK COMMUNICATIONS PARTICIPATIONS S.À R.L. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ALLIED RISER COMMUNICATIONS CORPORATION FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS—DECEMBER 31, 2001 AND 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 15.
  Item 16. Exhibits and Financial Statement Schedule
  Item 17. Undertakings
Signatures
Report of Independent Registered Public Accounting Firm
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
  Schedule I
Cogent Communications Group, Inc. Condensed Financial Information of Registrant (Parent Company Only) Condensed Balance Sheet As of December 31, 2002 and December 31, 2003 (in thousands, except share data)
Cogent Communications Group, Inc. Condensed Financial Information of Registrant (Parent Company Only) Condensed Statement of Operations For the Years Ended December 31, 2002 and 2003 (in thousands)
Cogent Communications Group, Inc. Condensed Financial Information of Registrant (Parent Company Only) Condensed Statement of Cash Flows For the Years Ended December 31, 2002 and 2003 (in thousands)
COGENT COMMUNICATIONS GROUP, INC. CONDENSED FINANCIAL INFORMATION OF REGISTRANT (Parent Company Only) AS OF DECEMBER 31, 2002 AND DECEMBER 31, 2003
  Schedule II
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS